Exhibit 10(i)
$1,800,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
among
ARROW ELECTRONICS, INC.,
THE SUBSIDIARY BORROWERS
The Several Banks
from Time to Time Parties Hereto,
BNP PARIBAS,
BANK OF AMERICA, N.A.,
THE BANK OF NOVA SCOTIA,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
ING BANK N.V., DUBLIN BRANCH,
MIZUHO BANK, LTD. AND
SUMITOMO MITSUI BANKING CORPORATION,
as Syndication Agents

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, and
JPMORGAN CHASE BANK, N.A., acting through its Hong Kong Branch, as HK Administrative Agent,
__________
JPMORGAN CHASE BANK, N.A.,
BNP PARIBAS SECURITIES CORP.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
THE BANK OF NOVA SCOTIA,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
ING CAPITAL LLC,
MIZUHO BANK, LTD. AND
SUMITOMO MITSUI BANKING CORPORATION
as Joint Lead Arrangers and Joint Bookrunners
Dated as of December 23, 2016

Table of Contents
Page

SECTION 1. DEFINITIONS	[1]

1.1 Defined Terms	[1]
1.2 Other Definitional Provisions                                  24

1.3 Accounting Determinations.	[25]

SECTION 2. THE COMMITTED RATE LOANS	[25]

2.1 Committed Rate Loans	[25]

2.2 Procedure for Committed Rate Loan Borrowing	[26]

2.3 Repayment of Committed Rate Loans; Evidence of Debt	[26]

2.4 Termination or Reduction of Revolving Commitments	[27]

2.5 [reserved].	[27]

2.6 [reserved].	[27]

2.7 [reserved].	[27]

2.8 [reserved].	[27]

2.9 [reserved].	[27]

2.10 Revolving Commitment Increases	[27]

2.11 Refunding of Committed Rate Loans Denominated in Available Foreign Currencies	[29]

2.12 Certain Borrowings of Committed Rate Loans and Refunding of Loans	[30]

2.13 Extension of Termination Date	[31]

SECTION 3. THE COMPETITIVE ADVANCE LOANS	[32]

3.1 Competitive Advance Loans	[32]

3.2 Procedure for Competitive Advance Loan Borrowing	[33]

3.3 Repayment of Competitive Advance Loans; Evidence of Debt	[34]

SECTION 4. THE SWING LINE LOANS	[35]

4.1 Swing Line Loans	[35]

4.2 Procedure for Swing Line Borrowing	[35]

4.3 Repayment of Swing Line Loans; Evidence of Debt	[35]

4.4 Allocating Swing Line Loans; Swing Line Loan Participations	[36]

4.5 Replacement of Swing Line Banks	[37]

SECTION 5. THE LETTERS OF CREDIT	[38]

5.1 L/C Commitment.	[38]

5.2 Procedure for Issuance of Letters of Credit under this Agreement	[39]

5.3 Fees, Commissions and Other Charges	[40]

5.4 L/C Participations	[40]

5.5 Reimbursement Obligation of the Specified Borrowers	[41]

5.6 Obligations Absolute	[41]

5.7 Letter of Credit Payments	[42]

5.8 Application	[42]

5.9 Replacement of Issuing Banks	[42]

SECTION 6. LOCAL CURRENCY FACILITIES	[43]

6.1 Terms of Local Currency Facilities	[43]

6.2 Reporting of Local Currency Outstandings	[44]

6.3 Refunding of Local Currency Loans	[44]

SECTION 7. [RESERVED]	[46]

SECTION 8. CERTAIN PROVISIONS APPLICABLE TO THE LOANS AND LETTERS OF CREDIT	[46]

8.1 Facility Fee; Other Fees; Other Payments	[46]

8.2 Computation of Interest and Fees	[46]

8.3 Pro Rata Treatment and Payments	[47]

8.4 Illegality	[48]

8.5 Requirements of Law	[48]

8.6 Taxes	[50]

8.7 Company’s Options upon Claims for Increased Costs and Taxes	[53]

8.8 Break Funding Payments	[54]

8.9 Determinations	[55]

8.10 Change of Lending Office	[55]

8.11 Company Controls on Exposure; Calculation of Exposure; Prepayment if Exposure exceeds Revolving Commitments.	[55]

8.12 Conversion and Continuation Options	[56]

8.13 Minimum Amounts of Tranches	[57]

8.14 Interest Rates and Interest Payment Dates	[57]

8.15 Inability to Determine Interest Rate	[57]

8.16 Optional Prepayments	[58]

8.17 Defaulting Banks	[58]

SECTION 9. REPRESENTATIONS AND WARRANTIES	[61]

9.1 Financial Condition	[61]

9.2 No Change	[61]

9.3 Corporate Existence; Compliance with Law	[61]

9.4 Corporate Power; Authorization; Enforceable Obligations	[62]

9.5 No Legal Bar	[62]

9.6 No Material Litigation	[62]

9.7 No Default	[62]

9.8 Ownership of Property; Liens	[62]

9.9 Intellectual Property	[62]

9.10 Local Currency Facilities	[63]

9.11 Taxes	[63]

9.12 Federal Regulations	[63]

9.13 ERISA	[63]

9.14 Investment Company Act; Other Regulations	[64]

9.15 Subsidiaries	[64]

9.16 Accuracy and Completeness of Information	[64]

9.17 Purpose of Loans	[64]

9.18 Environmental Matters.	[65]

9.19 Anti-Corruption Laws and Sanctions.	[65]

9.20 EEA Financial Institutions	[66]

SECTION 10. CONDITIONS PRECEDENT	[66]

10.1 Conditions to Closing Date	[66]

10.2 Conditions to Each Extension of Credit	[67]

SECTION 11. AFFIRMATIVE COVENANTS	[68]

11.1 Financial Statements	[68]

11.2 Certificates; Other Information	[69]

11.3 Payment of Obligations	[70]

11.4 Conduct of Business and Maintenance of Existence	[71]

11.5 Maintenance of Property; Insurance	[71]

11.6 Inspection of Property; Books and Records; Discussions	[71]

11.7 Notices	[71]

11.8 Environmental Laws	[72]

11.9 Additional Subsidiary Guarantees	[72]

11.10 Foreign Subsidiary Borrowers	[72]

SECTION 12. NEGATIVE COVENANTS	[73]

12.1 Financial Condition Covenants	[73]

12.2 Limitation on Indebtedness of Subsidiaries	[73]

12.3 Limitation on Liens	[74]

12.4 Limitation on Fundamental Changes	[75]

12.5 [Reserved]	[75]

12.6 Limitations on Acquisitions	[75]

12.7 Limitation on Negative Pledge Clauses	[76]

12.8 Limitation on Restrictions on Subsidiary Distributions	[76]

SECTION 13. EVENTS OF DEFAULT	[76]

SECTION 14. THE ADMINISTRATIVE AGENT; THE SYNDICATION AGENTS; THE ARRANGERS	[79]

14.1 Appointment	[79]

14.2 Delegation of Duties	[79]

14.3 Exculpatory Provisions	[80]

14.4 Reliance by Administrative Agent	[80]

14.5 Notice of Default	[80]

14.6 Non-Reliance on Administrative Agent and Other Banks	[80]

14.7 Indemnification	[81]

14.8 Administrative Agent in Its Individual Capacity	[81]

14.9 Successor Administrative Agent	[82]

14.10 The Arrangers and Syndication Agents	[82]

SECTION 15. MISCELLANEOUS	[82]

15.1 Amendments and Waivers	[82]

15.2 Notices	[86]

15.3 No Waiver; Cumulative Remedies	[87]

15.4 Survival of Representations and Warranties	[87]

15.5 Payment of Expenses	[87]

15.6 Successors and Assigns; Participations and Assignments	[88]

15.7 Adjustments; Set-off	[91]

15.8 Power of Attorney	[92]

15.9 Judgment	[92]

15.10 Counterparts	[93]

15.11 Severability	[93]

15.12 Integration	[93]

15.13 GOVERNING LAW	[93]

15.14 Submission To Jurisdiction; Waivers	[93]

15.15 Acknowledgements	[94]

15.16 WAIVERS OF JURY TRIAL	[94]

15.17 USA Patriot Act	[94]

15.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	[95]

15.19 Confidentiality	[95]

SCHEDULES
I            - Banks and Commitments
II        - Subsidiary Borrowers
III        - Certain Information Concerning Swing Line Loans and Letters of Credit
IV        - Administrative Schedule
1.1        - Existing Joint Ventures
9.10        - Outstanding Local Currency Loans
9.13        - Excluded ERISA Arrangements
9.15        - Subsidiary Guarantors as of the Closing Date
9.18        - Environmental Matters
12.2        - Existing Indebtedness
13(i)        - Disclosed Litigation

EXHIBITS
Exhibit A    -    - Form of Joinder Agreement
Exhibit B    -    - Form of Schedule Amendment
Exhibit C    -    - Form of Local Currency Facility Addendum
Exhibit D    -    - [Reserved]
Exhibit E     -     - Form of Borrowing Certificate
Exhibit F-1    - Form of Company Guarantee
Exhibit F-2    - Form of Subsidiary Guarantee
Exhibit G-1     - Form of Opinion of Sherman & Howard L.L.C.
Exhibit G-2     - Form of Opinion of General Counsel
Exhibit G-3    - Form of Opinions Relating to Foreign Subsidiary Borrowers
Exhibit H     -     - Form of Certificate Pursuant to Subsection 11.2
Exhibit I     -    - Form of Assignment and Assumption
Exhibit J-1     - Form of Extension Request
Exhibit J-2    -     - Form of Continuation Notice
Exhibit K    -    - Form of New Bank Supplement
Exhibit L    -    - Form of Revolving Commitment Increase Supplement
Exhibit M    -     - Form of Tax Certificates

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 23, 2016, among:
(i) ARROW ELECTRONICS, INC., a New York corporation (the “Company”);
(ii) the SUBSIDIARY BORROWERS (as hereinafter defined);
(iii) the several banks and other financial institutions from time to time parties to this Agreement (the “Banks”);

(iv) JPMORGAN CHASE BANK, N.A., as administrative agent for the Banks hereunder (in such capacity, the “Administrative Agent”); and
(v) JPMORGAN CHASE BANK, N.A., acting through its Hong Kong Branch, as administrative agent to any Foreign Subsidiary Borrower organized under the laws of Hong Kong (in such capacity, the “HK Administrative Agent”).
W I T N E S S E T H :
WHEREAS, the Company has requested the Banks to make available a revolving credit facility by amending and restating the Amended and Restated Five-Year Credit Agreement of the Company, dated as of December 13, 2013, among the Company, certain of its subsidiaries, certain financial institutions, JPMorgan Chase Bank, N.A., as administrative agent, and others (as in effect on the date hereof, the “Existing Credit Agreement”); and
WHEREAS, the Banks are willing to make such credit facility available upon and subject to the terms and conditions hereafter set forth;
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree that, effective as of the Closing Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as follows:
SECTION 1. DEFINITIONS
1.1 Defined Terms
. As used in this Agreement, the following terms shall have the following meanings:
“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Eurocurrency Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Loan with a one-month interest period plus 1% and (c) the NYFRB Rate in effect on such day plus ½ of 1%; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).
“ABR Loans”: Loans denominated in Dollars the rate of interest applicable to which is based upon the ABR.
“Acceleration Date”: any date on which the Commitments shall have been terminated and/or the Loans shall have been declared immediately due and payable pursuant to Section 13.
“Additional Local Currencies”: Australian Dollars, Singapore Dollars, New Taiwan Dollars, South Korean Won, Chinese Yuan, Brazilian Real, Malaysian Ringgit and any other available and freely convertible non-Dollar currency selected by the Company and approved by the Administrative Agent in the manner described in subsection 15.1(b).
“Adjusted Consolidated EBITDA”: for any fiscal period, without duplication (a) the Consolidated Net Income for such period, plus (b) to the extent deducted from earnings in determining Consolidated Net Income for such period, the sum, in each case for such period, of income taxes, interest expense, depreciation expense, amortization expense, including amortization of any goodwill or other intangibles, minus (c) to the extent included in determining Consolidated Net Income for such period, non-cash equity earnings of unconsolidated Affiliates, plus (d) to the extent excluded in determining Consolidated Net Income for such period, cash distributions received by the Company from unconsolidated Affiliates plus (e) to the extent deducted from earnings in determining Consolidated Net Income for such period, the aggregate amount of all non-cash compensation expense paid to directors, officers and employees plus (f) to the extent deducted from earnings in determining Consolidated Net Income for such period, non-cash charges due to impairments recorded in such period in accordance with Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 142, all as determined on a consolidated basis in accordance with GAAP plus (or minus) (g) losses (or gains) related to the early extinguishment of notes, bonds or other fixed income obligations plus (or minus) (h) losses (or gains) due to integration or restructuring charges to the extent disclosed in public filings; provided that in determining Adjusted Consolidated EBITDA for any period of four consecutive fiscal quarters during which any business is acquired by the Company, such Adjusted Consolidated EBITDA shall be measured on a pro forma basis to include the consolidated EBITDA of the acquired business (determined for such business in the manner Adjusted Consolidated EBITDA is determined for the Company, as described above in this definition), plus identifiable, board-approved and publicly announced acquisition-related synergies which are expected to be realized over a twelve-month period following such acquisition.
“Administrative Agent”: as defined in the preamble hereto.
“Administrative Schedule”: Schedule IV to this Agreement, which contains interest rate definitions and administrative information in respect of each Currency and each Type of Loan.
“Affected Bank”: any Bank affected by the events described in subsection 8.4, 8.5 or 8.6, as the case may be, but only for the period during which such Bank shall be affected by such events.
“Affiliate”: as to any Person, (a) any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director or officer of the Company or any of its Subsidiaries. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agreement”: Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.
“Agreement Currency”: as defined in subsection 15.9.
“Allocable Share”: as to any Assenting Bank at any time, a fraction, (a) with respect to Revolving Commitments, the numerator of which shall be the Revolving Commitment of such Assenting Bank then in effect and the denominator of which shall be the aggregate of the Revolving Commitments of all Assenting Banks then in effect and (b) with respect to Swing Line Commitments, the numerator of which shall be the Swing Line Commitment of such Assenting Bank then in effect and the denominator of which shall be the aggregate of the Swing Line Commitments of all Assenting Banks then in effect.
“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Company, any Person that is an Affiliate of the Company under clause (ii) of the definition of Affiliate, or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Administrative Agent”: (i) with respect to any Loan to any Foreign Subsidiary Borrower organized under the laws of Hong Kong, the HK Administrative Agent and (ii) otherwise, the Administrative Agent.
“Applicable Margin”: for each Type of Loan for any day, the rate per annum determined based upon the Rating in effect on such date by both S&P and Moody’s set forth under the relevant column heading below opposite such Rating:

Level	Rating (S&P/Moody’s)	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans
I	Greater than or equal to BBB+/Baa1	1.000%	0.000%
II	BBB/Baa2	1.100%	0.100%
III	BBB-/Baa3	1.175%	0.175%
IV	BB+/Ba1	1.375%	0.375%
V	Less than BB+/Ba1	1.700%	0.700%

; provided that, in the event that the Ratings of S&P and Moody’s do not coincide, (i) the Applicable Margin set forth above opposite (A) the higher of such Ratings if at least one Rating is within Level I - III or (B) the lower of such Ratings if no Rating is within Level I - III, will apply if the Ratings differ by only one level, (ii) the Applicable Margin consistent with the Rating one level above the lower Rating will apply if the Ratings differ by two or more levels, and (iii), if there is no Rating in effect, the Applicable Margin will be based on the Rating of less than BB+/Ba1.
“Application”: an application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to issue a Letter of Credit.
“Approved Fund”: as defined in subsection 15.6.
“Arrangers”: JPMorgan Chase Bank, N.A., BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith, Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date hereof), The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, Ltd. ING Capital LLC, Mizuho Bank, Ltd. and Sumitomo Mitsui Banking Corporation, as joint lead arrangers and joint bookrunners.
“Arrow Note Documents”: the collective reference to the Indenture dated as of January 15, 1997 between the Company and The Bank of New York Mellon (as successor to Bank of Montreal Trust Company), as Trustee, all supplemental indentures in respect thereof, and all notes issued thereunder and under any such supplemental indenture, as any such document may be amended, restated, supplemented or otherwise modified and in effect from time to time.
“Assenting Bank”: as defined in subsection 8.7(a).
“Assignee”: as defined in subsection 15.6(b).
“Assignment and Assumption”: each Assignment and Assumption, substantially in the form of Exhibit I, executed and delivered pursuant to subsection 15.6(b).

“Available Foreign Currencies”: (i) with respect to Committed Rate Loans, Pounds Sterling, euro, Hong Kong Dollars and Swedish Kroner, and any other currency agreed upon by the Company, the Administrative Agent and all of the Banks, (ii) with respect to Competitive Advance Loans, any currency agreed upon by the Borrower of such Competitive Advance Loan and the Bank that makes such Competitive Advance Loan and (iii) with respect to Letters of Credit, Pounds Sterling and euro.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Parent”: with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a Subsidiary.
“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue (i) of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case, where such ownership interest or action, does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Banks”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Banks shall be deemed to include any Conduit Bank.
“Board”: the Board of Governors of the Federal Reserve System or any successor.
“Borrowers”: the collective reference to the Company, the Subsidiary Borrowers and the Local Currency Borrowers.
“Borrowing Date”: any Business Day on which the Company or any Subsidiary Borrower requests the Banks to make Loans hereunder.
“Business”: as defined in subsection 9.18(b).
“Business Day”: (a) when such term is used in respect of any amount denominated or to be denominated in (i) any Available Foreign Currency, a London Banking Day which is also a day other than a Saturday or Sunday on which banks are open for general banking business in (x) the city which is the principal financial center of the country of issuance of such Available Foreign Currency, (y) in the case of euros only, Frankfurt, Germany (or such other principal financial center as the Administrative Agent may from time to time nominate for this purpose) and (z) New York City and (ii) Dollars, a London Banking Day which is also a day other than a Saturday or Sunday on which banks are open for general banking business in New York City and (b) when such term is used for the purpose of determining the date on which the Eurocurrency Rate is determined under this Agreement for any Loan denominated in euro for any Interest Period therefor and for purposes of determining the first and last day of any Interest Period, references in this Agreement to Business Days shall be deemed to be references to Target Operating Days.
“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, options or rights to purchase any of the foregoing.
“Change in Control”: one or more of the following events:
(a) less than a majority of the members of the Company’s board of directors shall be persons who either (i) were serving as directors on the Closing Date or (ii) were nominated as directors and/or approved by the vote of the majority of the directors who are directors referred to in clause (i) above or this clause (ii); or
(b) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or
(c) a Person or group of Persons acting in concert (other than the direct or indirect beneficial owners of the Capital Stock of the Company as of the Closing Date) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of securities of the Company representing 40% or more of the combined voting power of the outstanding voting securities for the election of directors or shall have the right to elect a majority of the board of directors of the Company.
“Closing Date”: the date on which the conditions precedent set forth in subsection 10.1 shall be satisfied.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Commercial Letter of Credit”: as defined in subsection 5.1(b).
“Committed Exposure”: as to any Bank, the sum of (a) the aggregate Dollar Equivalent Amount of the principal amount of all outstanding Committed Rate Loans and Local Currency Loans made by such Bank or its Local Currency Bank affiliates, agencies or branches plus (b) such Bank’s Swing Line Exposure and L/C Exposure.
“Committed Rate Loan”: as defined in subsection 2.1; a Committed Rate Loan bearing interest based upon the ABR shall be a “Committed Rate ABR Loan”, and a Committed Rate Loan bearing interest based upon a Eurocurrency Rate shall be a “Committed Rate Eurocurrency Loan”.
“Commitment Period”: the period from and including the Closing Date to and including the earlier of (i) the Termination Date and, (ii) such other date on which the Commitments shall terminate as provided herein.

“Commitments”: the Revolving Commitments and the Swing Line Commitments.
“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.
“Company”: as defined in the preamble hereto.
“Company Guarantee”: the guarantee of the Company, substantially in the form of Exhibit F-1, as amended, supplemented or otherwise modified from time to time.
“Competitive Advance Loan”: as defined in subsection 3.1.
“Competitive Advance Loan Offer”: with respect to any Competitive Advance Loan Request in any Currency, an offer from a Bank in respect of such Competitive Advance Loan Request, containing the information in respect of such Competitive Advance Loan Offer and delivered to the Person, in the manner and by the time specified for a Competitive Advance Loan Offer in respect of such Currency in the Administrative Schedule.
“Competitive Advance Loan Request”: with respect to any Competitive Advance Loan in any Currency, a request from the Specified Borrower in respect of such Loan, containing the information in respect of such Competitive Advance Loan and delivered to the Person, in the manner and by the time specified for a Competitive Advance Loan Request in respect of such Currency in the Administrative Schedule.
“Conduit Bank”: any special purpose corporation organized and administered by any Bank for the purpose of making Loans and funding L/C Participant obligations otherwise required to be made or funded by such Bank and designated to the Administrative Agent and the Company by such Bank in a written instrument; provided, that the designation by any Bank of a Conduit Bank shall not relieve the designating Bank of any of its obligations to fund a Loan or an L/C Participant obligation under this Agreement if, for any reason, its Conduit Bank fails to fund any such Loan or L/C Participant obligation, and the designating Bank (and not the Conduit Bank) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Bank, and provided, further, that no Conduit Bank shall (a) be entitled to receive any greater amount pursuant to subsection 8.5, 8.6, 8.8, or 15.5 than the designating Bank would have been entitled to receive in respect of the extensions of credit made by such Conduit Bank or (b) be deemed to have any Commitment.
“Consolidated Cash Interest Expense”: for any period, (a) the amount which would, in conformity with GAAP, be set forth opposite the caption “interest expense” or any like caption on a consolidated income statement of the Company and its Subsidiaries minus (b) the amount of non-cash interest (including interest paid by the issuance of additional securities) included in such amount; provided that in the case of any Permitted Receivables Securitization, “Consolidated Cash Interest Expense” shall be adjusted to include (without duplication) an amount equal to the interest (or other fees in the nature of interest or discount) accrued and paid or payable in cash for such period by the special purpose entity to the Receivable Financiers under such Permitted Receivables Securitization.
“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Cash Interest Expense for such period.

“Consolidated Leverage Ratio”: on any date, the ratio of (a) Consolidated Total Debt on such date to (b) Adjusted Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.
“Consolidated Net Income”: for any fiscal period, the consolidated net income (or loss) of the Company and its Subsidiaries after excluding all unusual, extraordinary and non-recurring gains and after adding all unusual, extraordinary and non-recurring losses, in all cases of the Company and its Subsidiaries determined on a consolidated basis during the relevant period in accordance with GAAP.
“Consolidated Total Debt”: at the date of determination thereof, (i) all Indebtedness of the Company and its Subsidiaries (excluding Indebtedness of the Company owing to any of its Subsidiaries or Indebtedness of any Subsidiary of the Company owing to the Company or any other Subsidiary of the Company), as determined on a consolidated basis in accordance with GAAP plus (ii) without duplication of amounts included in clause (i) above, an amount equal to the aggregate unpaid amount of cash proceeds advanced by the Receivables Financiers to the special purpose entity under any Permitted Receivables Securitization at the date of determination.
“Continuation Notice”: as defined in subsection 2.13(a).
“Continuing Bank”: as defined in subsection 2.13(a).
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Converted Local Currency Loan”: as defined in subsection 6.3(b).
“Converted Specified Loan”: as defined in subsection 2.11(b).
“Credit Documents”: this Agreement, the Applications, the Subsidiary Guarantees, the Company Guarantee and the Local Currency Facilities.
“Currencies”: the collective reference to Dollars and Foreign Currencies.
“Default”: any of the events specified in Section 13, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Defaulting Bank”: any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit, Swing Line Loans or Local Currency Loans or (iii) pay over to the Administrative Agent or any Bank any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular condition precedent, if any) has not been satisfied, (b) has notified the Company, any other Borrower, any other Bank or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular condition precedent, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any other Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt by such Bank or the Administrative Agent, as applicable, of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.
“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
“Dollar Equivalent Amount”: with respect to (i) the amount of any Foreign Currency on any date, the equivalent amount in Dollars of such amount of Foreign Currency, as determined by the Administrative Agent using the Exchange Rate and (ii) any amount in Dollars, such amount.
“Dollars” and “$”: dollars in lawful currency of the United States of America.
“Domestic Subsidiary”: as to any Person, a Subsidiary of such Person organized under the laws of a State of the United States or the District of Columbia.
“Domestic Subsidiary Borrower”: each Subsidiary of the Company listed as a Domestic Subsidiary Borrower in Schedule II as amended from time to time in accordance with subsection 15.1(b)(i).
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including, without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“euro”: the single currency of participating member states of the European Union.
“Eurocurrency Loan”: any Loan bearing interest based upon a Eurocurrency Rate.

“Eurocurrency Rate”: in respect of Dollars and each Available Foreign Currency, the rate determined as the Eurocurrency Rate for Dollars or such Available Foreign Currency in the manner set forth in the Administrative Schedule; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Event of Default”: any of the events specified in Section 13, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Exchange Rate”: with respect to any Foreign Currency on any date, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth on such date on the Reuters WRLD page at or about 11:00 a.m. London time on such date. In the event that such rate does not appear on the Reuters WRLD page, the “Exchange Rate” with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m., local time, at such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error (without prejudice to the determination of the reasonableness of such method).
“Existing Credit Agreement”: as defined in the recitals hereof.
“Existing Joint Ventures”: the Persons specified on Schedule 1.1.
“Exposure”: at any date, (a) as to all the Banks, the aggregate Dollar Equivalent Amount of (i) the outstanding principal amount of all Loans then outstanding and (ii) all L/C Obligations then outstanding, (b) as to any Bank, the aggregate Dollar Equivalent Amount of (i) the outstanding principal amount of all Committed Rate Loans, Local Currency Loans and Competitive Advance Loans made by such Bank or its Local Bank affiliates, branches or agencies and (ii) such Bank’s Swing Line Exposure and L/C Exposure and (c) as to any Borrower, the aggregate Dollar Equivalent Amount of the outstanding principal amount of all Loans to such Borrower then outstanding.
“Extensions of Credit”: the collective reference to the making of any Loans (including, without limitation, participating in any Swing Line Loans) and the issuance of, or participation in, any Letters of Credit but excluding the continuation or conversion of any Loan pursuant to a Notice of Conversion or a Notice of Continuation.
“Extension Request”: as defined in subsection 2.13(a).
“Facility Fee Rate”: a rate per annum determined based upon the Rating in effect on such date by both S&P and Moody’s set forth under the relevant column heading below opposite such Rating:

Level	Rating (S&P/Moody’s)	Facility Fee Rate
I	Greater than or equal to BBB+/Baa1	0.125%
II	BBB/Baa2	0.150%
III	BBB-/Baa3	0.200%
IV	BB+/Ba1	0.250%
V	Less than BB+/Ba1	0.300%

; provided that, in the event that the Ratings of S&P and Moody’s do not coincide, (i) the Facility Fee Rate set forth above opposite (A) the higher of such Ratings if at least one Rating is within Level I - III or (B) the lower of such Ratings if no Rating is within Level I - III, will apply if the Ratings differ by only one level, (ii) the Facility Fee Rate consistent with the Rating one level above the lower Rating will apply if the Ratings differ by two or more levels, and (iii), if there is no Rating in effect, the Facility Fee Rate will be based on the Rating of less than BB+/Ba1.
“FATCA”: sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor versions thereof that are substantially comparable and are not materially more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.
“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.
“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.
“Foreign Currencies”: the collective reference to the Available Foreign Currencies and the Additional Local Currencies.
“Foreign Currency Revolving Commitment”: as to any Bank and any Available Foreign Currency, the obligation of such Bank to make Committed Rate Loans hereunder denominated in such Available Foreign Currency in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule I under the caption “[Name of applicable Available Foreign Currency] Revolving Commitment Amount”, as such amount may be changed from time to time in accordance with the provisions of this Agreement.
“Foreign Currency Revolving Commitment Percentage”: as to any Bank and any Available Foreign Currency at any time, the percentage which such Bank’s Foreign Currency Revolving Commitment in such Available Foreign Currency then constitutes of the aggregate Foreign Currency Revolving Commitments of all Banks in such Available Foreign Currency.
“Foreign Currency Exposure”: at any date, the aggregate Dollar Equivalent Amount of (a) the outstanding principal amount of all Loans then outstanding which are denominated in a currency other than Dollars and (b) all L/C Obligations then outstanding which are denominated in a currency other than Dollars.

“Foreign Currency Exposure Sublimit”: at any date, (a) with respect to euros, a Dollar Equivalent Amount equal to $300,000,000, (b) with respect to Pounds Sterling, a Dollar Equivalent Amount equal to $200,000,000, (c) with respect to Hong Kong Dollars, a Dollar Equivalent Amount equal to $100,000,000, and (d) with respect to Swedish Kroner, a Dollar Equivalent Amount equal to $100,000,000.
“Foreign Subsidiary”: any Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Borrower”: each Subsidiary of the Company listed as a Foreign Subsidiary Borrower in Schedule II as amended from time to time in accordance with subsection 15.1(b)(i); provided that with respect to any Subsidiary for which a Foreign Subsidiary Opinion has not previously been delivered, if the aggregate Exposure of such Subsidiary owing to all Banks exceeds $20,000,000 for a period of 30 consecutive days, then, unless a Foreign Subsidiary Opinion is delivered within 30 days after the end of such period, such Subsidiary shall cease to be a Foreign Subsidiary Borrower 30 days after the end of such period with respect to all Exposure of such Subsidiary owing to the Banks in excess of $20,000,000.
“Foreign Subsidiary Opinion”: with respect to any Foreign Subsidiary Borrower, a legal opinion of counsel to such Foreign Subsidiary Borrower addressed to the Administrative Agent (and, if applicable, the HK Administrative Agent) and the Banks concluding that such Foreign Subsidiary Borrower and the Credit Documents to which it is a party substantially comply with the matters listed on Exhibit G-3 hereto, with such deviations therefrom as the Administrative Agent (and, if applicable, the HK Administrative Agent) shall consent (such consent not to be unreasonably withheld).
“Fronting Exposure” means, at any time there is a Defaulting Bank, such Defaulting Bank’s Revolving Commitment Percentage of the outstanding L/C Obligations (other than L/C Obligations as to which such Defaulting Bank’s participation obligation has been reallocated to other non-Defaulting Banks or cash collateralized in accordance with the terms hereof).
“Funding Office”: (i) for each Type of Committed Rate Loan and each Currency, the Funding Office set forth in respect thereof in the Administrative Schedule or such other office or offices as a Bank may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Bank or any domestic or foreign branch of such Bank or such Affiliate and (ii) for each Competitive Advance Loan, as agreed by the Borrower that borrows such Competitive Advance Loan, the Bank that makes such Competitive Advance Loan and the Administrative Agent.
“Funding Time”: (i) for each Swing Line Loan, Type of Committed Rate Loan and each Currency, the Funding Time set forth in respect thereof in the Administrative Schedule and (ii) for each Competitive Advance Loan, as agreed by the Borrower that borrows such Competitive Advance Loan, the Bank that makes such Competitive Advance Loan and the Administrative Agent.
“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.
“Governing Documents”: as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, taxing, central banking, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other monetary obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
“Guarantor”: the Company or any Subsidiary in its capacity as a party to the Company Guarantee or a Subsidiary Guarantee, as the case may be.
“Hedging Agreements”: (a) Interest Rate Agreements and (b) any swap, futures, forward or option agreements or other agreements or arrangements designed to limit or eliminate the risk and/or exposure of a Person to fluctuations in currency exchange rates between the Company or any of its Subsidiaries and Hedging Banks.
“Hedging Banks”: any Bank or any of its subsidiaries or affiliates which from time to time enter into Hedging Agreements with the Company or any of its Subsidiaries.
“HK Administrative Agent”: JPMorgan Chase Bank, N.A. acting through its Hong Kong Branch.
“Hong Kong Dollars”: the lawful currency of Hong Kong.
“Increasing Bank”: as defined in subsection 2.10(c).
“Indebtedness”: of any Person at any date, without duplication, (a) the principal amount of all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) the principal amount of any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) the portion of all obligations of such Person under Financing Leases which must be capitalized in accordance with GAAP, (d) the principal or stated amount of all obligations of such Person in respect of letters of credit, banker’s acceptances or similar obligations issued or created for the account of such Person, (e) all liabilities arising under Hedging Agreements of such Person, (f) the amount of all Guarantee Obligations of such Person (other than guarantees by the Company or any Subsidiary in respect of current trade liabilities of the Company or any Subsidiary incurred in the ordinary course of business and payable in accordance with customary terms), and (g)

the principal amount of all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.
“Insolvent”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property”: as defined in subsection 9.9.
“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December and on the Termination Date, (b) as to any Committed Rate Loan that is a Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Committed Rate Loan that is a Eurocurrency Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Swing Line Loan that is an ABR Loan, the last Business Day of each calendar month during which such Swing Line Loan is outstanding, (e) as to any Swing Line Loan that is a Eurocurrency Loan, the last date of the Interest Period applicable thereto, and (f) as to any Competitive Advance Loan, the date or dates set forth in the applicable Competitive Advance Loan Request or otherwise agreed upon by the relevant Borrower and Bank at the time the terms of such Competitive Advance Loan are determined as provided in subsection 3.2.
“Interest Period”: (a) with respect to any Committed Rate Loan that is a Eurocurrency Loan:
(i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one week or one, two, three or six months thereafter, as selected by the relevant Borrower in its Notice of Borrowing or Notice of Conversion, as the case may be, given with respect thereto; and
(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one week or one, two, three or six months thereafter, as selected by the relevant Borrower by a Notice of Continuation with respect thereto; and
(b) with respect to any Swing Line Loan that is a Eurocurrency Loan, the period commencing on the borrowing date with respect to such Eurocurrency Loan and ending on the earlier of (i) the date which is 30 days after the making of such Swing Line Loan, (ii) the date on which such Swing Line Loan is required to be repaid pursuant to subsection 4.3 and (iii) the date on which such Swing Line Loan is repaid in full;
provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(2) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date; and

(3) solely with respect to Committed Rate Loans, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Interest Rate Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement under which the Company is a party or a beneficiary.
“IRS”: as defined in subsection 8.6.
“Issuing Bank”: in respect of any Currency, each Bank listed as an Issuing Bank in Schedule III in respect of such Currency.
“Issuing Office”: in respect of each Issuing Bank, the Issuing Office set forth for such Issuing Bank in Schedule III or such other office or offices as a Bank may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Bank or any domestic or foreign branch of such Bank or such Affiliate.
“Joinder Agreement”: each Joinder Agreement, substantially in the form of Exhibit A, from time to time executed and delivered hereunder pursuant to subsection 15.1 (b).
“Judgment Currency”: as defined in subsection 15.9.
“L/C Commitment”: as to any Issuing Bank, the obligation of such Issuing Bank to provide Letters of Credit hereunder in an amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule III under the caption “L/C Commitment Amount”, as such amount may be changed from time to time in accordance with the provisions of this Agreement.
“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Bank at any time shall be its Revolving Commitment Percentage of the total L/C Exposure at such time.
“L/C Obligations”: at any time, an amount equal to the sum of the Dollar Equivalent Amount of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 5.5(a).
“L/C Participant”: in respect of each Letter of Credit, each Bank (other than the Issuing Bank in respect of such Letter of Credit) in its capacity as the holder of a participating interest in such Letter of Credit.
“Letters of Credit”: as defined in subsection 5.1(b).
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).
“Liquidity”: the sum of (a) cash and cash equivalents and short-term investments convertible into cash within sixty (60) days held by the Company and its Subsidiaries, plus (b) so long as the Company is able to satisfy the conditions to borrowing set forth in subsection 10.2 (including, but not limited to, compliance with the financial covenants pursuant to subsection 12.1), the aggregate amount of Undrawn Revolving Commitments, plus (c) any amount then available to the Company or its Subsidiaries under any Permitted Receivables Securitization or other legally committed credit facilities (provided that, in the case of this clause (c), the Company or the applicable Subsidiary is able to satisfy all conditions to the availability of such financing).
“Loan”: any Committed Rate Loan, Competitive Advance Loan, Swing Line Loan or Local Currency Loan.
“Loan Party”: the Company and each Subsidiary of the Company which is a party to a Credit Document.
“Local Currency Bank”: any Bank (or, if applicable, any affiliate, branch or agency thereof) party to a Local Currency Facility.
“Local Currency Bank Maximum Borrowing Amount”: as defined in subsection 6.1(b).
“Local Currency Borrower”: each Subsidiary of the Company organized under the laws of a jurisdiction outside the United States that the Company designates as a “Local Currency Borrower” in a Local Currency Facility Addendum.
“Local Currency Facility”: any Qualified Credit Facility that the Company designates as a “Local Currency Facility” pursuant to a Local Currency Facility Addendum or that is set forth on Schedule 9.10.
“Local Currency Facility Addendum”: a Local Currency Facility Addendum received by the Administrative Agent, substantially in the form of Exhibit C and conforming to the requirements of Section 6.
“Local Currency Facility Agent”: with respect to each Local Currency Facility, the Local Currency Bank acting as agent for the Local Currency Banks party thereto.
“Local Currency Facility Maximum Borrowing Amount”: as defined in subsection 6.1(b).
“Local Currency Loan”: any loan made pursuant to a Local Currency Facility.
“London Banking Day”: any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.
“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or other Credit Documents or (c) the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Banks hereunder or thereunder.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
“Moody’s”: Moody’s Investors Service, Inc.
“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New Bank”: as defined in subsection 2.10(b).

“New Bank Supplement”: as defined in subsection 2.10(b).
“Non-Excluded Taxes”: as defined in subsection 8.6.
“Non-Extending Bank”: as defined in subsection 2.13(a).
“Non-U.S. Bank”: as defined in subsection 8.6.
“Notice of Borrowing”: with respect to any Committed Rate Loan of any Type in any Currency, a notice from the Specified Borrower in respect of such Loan, containing the information in respect of such Loan and delivered to the Person, in the manner and by the time specified for a Notice of Borrowing in respect of such Currency and such Type of Loan in the Administrative Schedule.
“Notice of Continuation”: with respect to a Committed Rate Eurocurrency Loan in any Currency, a notice from the Specified Borrower in respect of such Loan, containing the information in respect of such Loan and delivered to the Person, in the manner and by the time specified for a Notice of Continuation in respect of such Currency in the Administrative Schedule.
“Notice of Conversion”: with respect to a Committed Rate Loan in Dollars which a Specified Borrower wishes to convert from a Eurocurrency Loan to an ABR Loan, or from an ABR Loan to a Eurocurrency Loan, as the case may be, a notice from such Borrower setting forth the amount of such Loan to be converted, the date of such conversion and, in the case of conversions of ABR Loans to Eurocurrency Loans, the length of the initial Interest Period applicable thereto. Each Notice of Conversion shall be delivered to (i) the Administrative Agent at its address set forth in subsection 15.2 and shall be delivered before 12:00 Noon, New York City time, on the Business Day of the requested conversion in the case of conversions to ABR Loans, and before 12:00 Noon, New York City time, three Business Days before the requested conversion in the case of conversions to Eurocurrency Loans or (ii) the HK Administrative Agent, if applicable, at its address set forth in subsection 15.2 and shall be delivered before 11:00 Noon, Hong Kong time, four Business Days before the requested conversion.
“Notice of Local Currency Outstandings”: with respect to each Local Currency Facility Agent, a notice from such Local Currency Facility Agent containing the information, delivered to the Person, in the manner and by the time specified for a Notice of Local Currency Outstandings in the Administrative Schedule.
“Notice of Prepayment”: with respect to prepayment of any Swing Line Loan or Committed Rate Loan of any Type in any Currency, a notice from the Specified Borrower in respect of such Loan, containing the information in respect of such prepayment and delivered to the Person, in the manner and by the time specified for a Notice of Prepayment in respect of such Swing Line Loan, Committed Rate Loan or Currency and such Type of Loan in the Administrative Schedule.
“Notice of Swing Line Borrowing”: with respect to a Swing Line Loan of any Type, a notice from the Specified Borrower in respect of such Swing Line Loan, containing the information in respect of such Swing Line Loan specified for a Notice of Swing Line Borrowings in the Administrative Schedule and delivered to the applicable Swing Line Bank.
“Notice of Swing Line Outstandings”: with respect to each Swing Line Bank, a notice from such Swing Line Bank containing the information, delivered to the Person, in the manner and by the time, specified for a Notice of Swing Line Outstandings in the Administrative Schedule.

“Notice of Swing Line Refunding”: with respect to each Swing Line Bank, a notice from such Swing Line Bank containing the information, delivered to the Person, in the manner and by the time specified for a Notice of Swing Line Refunding in the Administrative Schedule.
“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Objecting Bank”: as defined in subsection 15.1(e).
“Offered Increase Amount”: as defined in subsection 2.10(a).
“Other Connection Taxes”: with respect to any recipient, taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, including any interest, additions to tax or penalties applicable thereto, except for any such taxes that are (i) taxes excluded under subsection 8.6(a) or (ii) Other Connection Taxes imposed with respect to an assignment (other than an assignment under subsection 8.7(b)).
“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant”: as defined in subsection 15.6(c).
“Participant Register”: as defined in subsection 15.6(c).
“Patriot Act”: as defined in subsection 15.17.
“Payment Office”: (i) for each Type of Committed Rate Loan and each Currency, the Payment Office set forth in respect thereof in the Administrative Schedule or such other office or offices as a Bank may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Bank or any domestic or foreign branch of such Bank or such Affiliate and (ii) for each Competitive Advance Loan, as agreed by the Specified Borrower that borrows such Competitive Advance Loan, the Bank that makes such Competitive Advance Loan and the Administrative Agent.

“Payment Time”: (i) for each Swing Line Loan, Type of Committed Rate Loan and each Currency, the Payment Time set forth in respect thereof in the Administrative Schedule and (ii) for each Competitive Advance Loan, as agreed by the Specified Borrower that borrows such Competitive Advance Loan, the Bank that makes such Competitive Advance Loan and the Administrative Agent.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor entity.
“Permitted Acquisition”: on any date of determination, the acquisition of all or part of any Person or business unit in any transaction or series of transactions by the Company or any Subsidiary.
“Permitted Joint Venture”: on any date of determination, a limited-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity, but excluding any Subsidiary) now or hereafter formed or invested in by the Company or any of its Subsidiaries with another Person or Persons in order to conduct a common venture or enterprise with such Person or Persons.
“Permitted Receivables Agreement”: the Transfer and Administration Agreement, dated as of March 21, 2001, by and among the Company, Arrow Electronics Funding Corporation, Bank of America, National Association, as the administrative agent for the conduit investors and the alternate investors, and the other parties party thereto, as the same may be amended from time to time.
“Permitted Receivables Securitization”: any transaction involving one or more sales, contributions or other conveyances by the Company or any Subsidiary of any Receivables to a special purpose entity (which may be a Subsidiary or Affiliate of the Company), which special purpose entity finances such sales, contributions or other conveyances by in turn conveying an interest in such Receivables to one or more Receivable Financiers, provided that such transaction shall not involve any recourse to the Company or any Subsidiary (other than such special purpose entity) for any reason other than (i) repurchases of non-eligible Receivables, (ii) indemnification for losses (including any adjustments for dilutions), other than credit losses related to the Receivables conveyed in such transaction and (iii) payment of costs, fees, expenses and indemnities relating to such transaction.
“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan (within the meaning of Section 3(3) of ERISA) which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” (as defined in Section 3(5) of ERISA).
“Pounds”, “Pounds Sterling” and “Sterling”: the lawful currency of the United Kingdom.
“Properties”: as defined in subsection 9.18(a).
“Protesting Bank”: as defined in subsection 15.1(b).
“Qualified Credit Facility”: a credit facility (a) providing for one or more Local Currency Banks to make loans denominated in an Additional Local Currency to a Local Currency Borrower, (b) providing for such loans to bear interest at a rate or rates determined by the Company and such Local Currency Bank or Local Currency Banks and (c) otherwise conforming to the requirements of Section 6.
“Ratings”: the actual or implied senior unsecured non-credit enhanced debt ratings of the Company in effect from time to time by Moody’s or S&P, as the case may be, the bank debt rating of the Company in effect from time to time by Moody’s or the corporate credit rating of the Company in effect from time to time by S&P.
“Re-Allocation Date”: as defined in subsection 2.10(e).
“Receivables”: all accounts receivable of the Company or any of its Subsidiaries, and all proceeds thereof and rights (contractual and other) and collateral related thereto.
“Receivable Financier”: any Person (other than a Subsidiary or Affiliate of the Company) that finances the acquisition by a special purpose entity of Receivables from the Company or any Subsidiary.
“Register”: as defined in subsection 15.6(b).
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Reimbursement Obligation”: in respect of each Letter of Credit, the obligation of the account party thereunder to reimburse the Issuing Bank for all drawings made thereunder in accordance with Section 5 and the Application related to such Letter of Credit.
“Replacement Bank”: a bank or financial institution that assumes certain Commitments and obligations and purchases certain Loans and rights pursuant to subsection 8.7(b), 8.17(e) or 15.1(e).
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under DOL Reg. § 4043.
“Requested Specified Loan”: as defined in subsection 2.12(a).
“Required Banks”: at any time, Banks holding more than 50% of the aggregate amount of the Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, Banks holding more than 50% of the aggregate amount of the Exposure of all Banks at such time).
“Requirement of Law”: as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer”: as to any Person, the chief executive officer, the chairman of the board, the president, the chief financial officer, the chief accounting officer, any executive or senior vice president or the treasurer of such Person.
“Restricted Payments”: any payment on account of, or assets set apart for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock, whether now or hereafter outstanding, or any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations.

“Revolving Borrowing Percentage”: (a) with respect to Committed Rate Loans denominated in Dollars to be made by any Bank at any time, the ratio (expressed as a percentage) of the amount of such Bank’s Undrawn Revolving Commitment at such time to the aggregate amount of the Undrawn Revolving Commitments of all the Banks at such time; provided, that in determining any Bank’s Undrawn Revolving Commitment for the purpose of determining such Bank’s Revolving Borrowing Percentage of any such Committed Rate Loans whose proceeds will be simultaneously applied to repay Swing Line Loans or Local Currency Loans or to pay Reimbursement Obligations, such Bank’s Revolving Commitment Percentage of the amount of such Swing Line Loans and Reimbursement Obligations, and the amount of such Local Currency Loans owing to such Bank, will not be considered Committed Exposure of such Bank (such Revolving Borrowing Percentage of each Bank at any time to be calculated by the Administrative Agent on the basis of its most recent calculations of the Undrawn Revolving Commitments of the Banks) and (b) with respect to Committed Rate Loans denominated in any Available Foreign Currency to be made by any Bank at any time, a percentage equal to such Bank’s Foreign Currency Revolving Commitment Percentage in the Currency of such Committed Rate Loans.
“Revolving Commitment”: as to any Bank, the obligation of such Bank to make Committed Rate Loans and/or acquire participating interests in Swing Line Loans hereunder and/or in Local Currency Facilities and issue and/or acquire participating interests in Letters of Credit hereunder in an aggregate Dollar Equivalent Amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule I under the caption “Dollar Revolving Commitment Amount”, as such amount may be changed from time to time in accordance with the provisions of this Agreement.
“Revolving Commitment Increase Notice”: as defined in subsection 2.10(a).
“Revolving Commitment Increase Supplement”: as defined in subsection 2.10(c).
“Revolving Commitment Percentage”: as to any Bank at any time, the percentage which such Bank’s Revolving Commitment then constitutes of the aggregate amount of the Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the amount of the Exposure of such Bank at such time constitutes of the aggregate amount of the Exposure of all the Banks at such time). Notwithstanding the foregoing, in accordance with subsection 8.17 when a Defaulting Bank shall exist, Revolving Commitment Percentages shall be determined without regard to any Defaulting Bank’s Revolving Commitment.
“S&P”: Standard & Poor’s Ratings Group.
“Sanctioned Country”: at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any member state of the European, Union Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority or otherwise subject to any Sanctions (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions”: economic or financial sanctions, restrictive measures or trade embargoes enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Schedule Amendment”: each Schedule Amendment, substantially in the form of Exhibit B, executed and delivered pursuant to subsection 15.1.
“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
“Specified Borrower”: the collective reference to the Company and the Subsidiary Borrowers.
“Specified Loans”: as defined in subsection 2.11(a).
“Specified Foreign Currency Bank”: as defined in subsection 2.12(a).
“Standby Letter of Credit”: as defined in subsection 5.1(b).
“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Borrower”: the collective reference to the Foreign Subsidiary Borrowers and the Domestic Subsidiary Borrowers.
“Subsidiary Guarantee”: each Subsidiary Guarantee, substantially in the form of Exhibit F-2, to be executed and delivered from time to time by any other Domestic Subsidiary pursuant to subsection 11.9, in each case, as the same may be amended, supplemented or otherwise modified from time to time.
“Syndication Agents”: BNP Paribas, Bank of America, N.A., The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, Ltd, ING Bank N.V., Dublin Branch, Mizuho Bank, Ltd, and Sumitomo Mitsui Banking Corporation.
“Swedish Kroner”: the lawful currency of Sweden.
“Swing Line Bank”: in respect of any Specified Borrower, each Bank listed as a Swing Line Bank in respect of such Specified Borrower in Schedule III and any other Bank party hereto as a “Swing Line Bank” from time to time.
“Swing Line Commitment”: as to any Swing Line Bank, the obligation of such Swing Line Bank to make Swing Line Loans hereunder in an amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule III under the caption “Swing Line Commitment Amount”, as such amount may be changed from time to time in accordance with the provisions of this Agreement.
“Swing Line Exposure”: at any time, the sum of the aggregate principal amount of all outstanding Swing Line Loans at such time. The Swing Line Exposure of any Bank at any time shall be the sum of (a) its Revolving Commitment Percentage of the total Swing Line Exposure at such time related to Swing Line Loans other than any Swing Line Loans made by such Bank in its capacity as a Swing Line Bank and (b) if such Bank shall be a Swing Line Bank, the principal amount of all Swing Line Loans made by such Bank outstanding at such time (to the extent that the other Banks shall not have funded their participations in such Swing Line Loans); provided that in the case of subsections 2.1 and 8.17 when a Defaulting Bank shall exist, the Swing Line Exposure of any Bank shall be adjusted to give effect to any reallocation effected pursuant to subsection 8.17.
“Swing Line Limit”: in respect of any Specified Borrower, the amount listed as the Swing Line Limit in respect of such Specified Borrower in Schedule III or the Joinder Agreement for such Specified Borrower, but not in any case for all Specified Borrowers to exceed an aggregate amount equal to $500,000,000.
“Swing Line Loan”: as defined in subsection 4.1.
“Swing Line Rate”: a rate per annum equal to (a) at the sole option of the Specified Borrower requesting such Swing Line Loan, either (i) the Eurocurrency Rate for an Interest Period of one month or such shorter period as may be agreed between the Specified Borrower requesting such Swing Line Loan and the Swing Line Banks or (ii) ABR, plus (b) the Applicable Margin.
“Target Operating Day”: any day that is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day or (c) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Administrative Agent).
“Termination Date”: December 23, 2021, as such date may be extended pursuant to subsection 2.13 hereof.
“Total Assets”: at a particular date, the assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
“Total Swing Line Commitments”: at any time, the aggregate amount of the Swing Line Commitments then in effect.
“Tranche”: the collective reference to Eurocurrency Loans of the same Type in any Currency the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Type”: in respect of any Loan, its character as a Committed Rate Loan, Competitive Advance Loan or Swing Line Loan, as the case may be.
“UCC”: the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“Undrawn Revolving Commitment”: as to any Bank at any time, the amount of such Bank’s Revolving Commitment minus the amount of such Bank’s Committed Exposure at such time but not less than zero.
“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 as the same may be amended from time to time.
“Withholding Agent”: any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2 Other Definitional Provisions
.
(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.
(b) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).
(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e) The phrases “to the knowledge of the Company” and “of which any Subsidiary is aware” and phrases of similar import when used in this Agreement shall mean to the actual knowledge of a Responsible Officer of the Company or any such Subsidiary, as the case may be.
1.3 Accounting Determinations.
Unless otherwise specified herein, all accounting determinations for purposes of calculating or determining compliance with the terms found in subsection 1.1 or the standards and covenants found in subsection 12.1 and otherwise to be made under this Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with that used in preparing the financial statements referred to in subsection 9.1. If GAAP shall change from the basis used in preparing such financial statements, the certificates required to be delivered pursuant to subsection 11.2 demonstrating compliance with the covenants contained herein shall set forth calculations setting forth the adjustments necessary to demonstrate how the Company is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date. For the avoidance of doubt, changes to lease accounting set forth in ASC 842 are not considered to be in effect on the Closing Date.

SECTION 2. THE COMMITTED RATE LOANS
2.1 Committed Rate Loans
(a) Subject to the terms and conditions hereof, each Bank severally agrees to make loans on a revolving credit basis (“Committed Rate Loans”) to any Specified Borrower from time to time during the Commitment Period; provided, that no Committed Rate Loan shall be made by any Bank if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, (i) the aggregate amount of the Exposure of all the Banks would exceed the aggregate amount of the Revolving Commitments, (ii) the aggregate amount of the Foreign Currency Exposure in respect of any Available Foreign Currency would exceed the Foreign Currency Exposure Sublimit for such Currency (iii) in the case of Committed Rate Loans denominated in an Available Foreign Currency, the aggregate principal amount of Committed Rate Loans outstanding to a Bank in such Currency would exceed the Foreign Currency Revolving Commitment of such Bank in such Currency or (iv) the aggregate amount of the Exposure of a Bank would exceed the Revolving Commitment of such Bank. During the Commitment Period, the Specified Borrowers may use the Revolving Commitments by borrowing, prepaying the Committed Rate Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
(b) The Committed Rate Loans may be made in Dollars or any Available Foreign Currency and may from time to time be (i) Committed Rate Eurocurrency Loans, (ii) in the case of Committed Rate Loans in Dollars only, Committed Rate ABR Loans or (iii) a combination thereof, as determined by the relevant Specified Borrower and set forth in the Notice of Borrowing or Notice of Conversion with respect thereto; provided, that no Committed Rate Eurocurrency Loan shall be made after the day that is one month prior to the Termination Date.
2.2 Procedure for Committed Rate Loan Borrowing
. Any Specified Borrower may request the Banks to make Committed Rate Loans on any Business Day during the Commitment Period by delivering a Notice of Borrowing. Each borrowing of Committed Rate Loans (other than pursuant to a Swing Line refunding pursuant to subsection 4.4, pursuant to subsection 5.5(c) or pursuant to subsection 6.3) shall be in an amount equal to (a) in the case of Committed Rate ABR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate undrawn amount of the Revolving Commitments is less than $1,000,000, such lesser amount) and (b) in the case of Committed Rate Eurocurrency Loans, (i) if in Dollars, $5,000,000 or increments of $500,000 in excess thereof, and (ii) if in any Available Foreign Currency, an amount in such Available Foreign Currency of which the Dollar Equivalent Amount is at least $5,000,000; provided, that any borrowing of Committed Rate Loans may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Commitment. Upon receipt of any such Notice of Borrowing from a Specified Borrower, the Applicable Administrative Agent shall promptly notify each Bank that has a Revolving Commitment in the relevant Currency of receipt of such Notice of Borrowing and of such Bank’s Revolving Borrowing Percentage of the Committed Rate Loans to be made pursuant thereto. Subject to the terms and conditions hereof, each Bank that has a Revolving Commitment in the relevant Currency will make its Revolving Borrowing Percentage of each such borrowing available to the Applicable Administrative Agent for the account of such Specified Borrower at the Funding Office, and at or prior to the Funding Time, for the Currency of such Loan in funds immediately available to the Applicable Administrative Agent in the applicable Currency. The amounts made available by each Bank will then be made available to such Specified Borrower at the Funding Office, in like funds as received by the Applicable Administrative Agent.
2.3 Repayment of Committed Rate Loans; Evidence of Debt

(a) Each Specified Borrower hereby unconditionally promises to pay to the Applicable Administrative Agent for the account of each Bank on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 13), the then unpaid principal amount of each Committed Rate Loan made by such Bank to such Specified Borrower. Each Specified Borrower hereby further agrees to pay to the Applicable Administrative Agent for the account of each Bank, interest on the unpaid principal amount of the Committed Rate Loans made to such Specified Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 8.14.
(b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Specified Borrower to such Bank resulting from each Committed Rate Loan of such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.
(c) The Administrative Agent shall maintain the Register pursuant to subsection 15.6(b), and a subaccount therein for each Bank, in which shall be recorded (i) the amount of each Committed Rate Loan made hereunder and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Specified Borrower to each Bank under Committed Rate Loans and (iii) the amount of any sum received by the Applicable Administrative Agent from each Specified Borrower in respect of Committed Rate Loans, and the amount of each Bank’s share thereof.
(d) The entries made in the Register and the accounts of each Bank maintained pursuant to subsection 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Specified Borrower therein recorded absent manifest error; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of each Specified Borrower to repay (with applicable interest) the Committed Rate Loans made to such Specified Borrower by such Bank in accordance with the terms of this Agreement. In the event of any conflict between the records maintained by any Bank and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.
2.4 Termination or Reduction of Revolving Commitments
. The Company shall have the right, upon not less than five Business Days’ notice (which may be conditioned on a refinancing) to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple thereof and shall reduce permanently the Revolving Commitments then in effect; provided that the Revolving Commitments may not be optionally reduced at any time to an amount which is less than the amount of the Exposure of all the Banks at such time; and provided further that the Revolving Commitments may not be reduced to an amount which is less than $50,000,000 unless they are terminated in full. Any reduction or termination of Revolving Commitments of any Bank that is also a Swing Line Bank which would result in the Swing Line Commitment of such Bank exceeding the Revolving Commitment of such Bank shall automatically result in a reduction or termination, as applicable, of the Swing Line Commitment of such Bank, such that the Swing Line Commitment of such Bank does not the exceed the Revolving Commitment of such Bank.
2.5 [reserved].

2.6 [reserved].

2.7 [reserved].

2.8 [reserved].

2.9 [reserved].

2.10 Revolving Commitment Increases
. (a) At any time after the Closing Date, provided that no Event of Default shall have occurred and be continuing, the Borrowers may request an increase of the Revolving Commitments in an aggregate amount up to $500,000,000 by notice to the Administrative Agent in writing of the amount (the “Offered Increase Amount”) of such proposed increase (such notice, a “Revolving Commitment Increase Notice”). The Borrowers may offer to any Bank or any bank or other financial institution that is not an existing Bank the opportunity to provide a new Revolving Commitment pursuant to paragraph (b) below, which other bank or other financial institution shall be subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).
(b) Any additional bank or financial institution that the Borrowers select to offer the opportunity to provide any portion of the increased Revolving Commitments, and that elects to become a party to this Agreement and provide a Revolving Commitment, shall execute a New Bank Supplement with the Borrowers and the Administrative Agent, substantially in the form of Exhibit K (a “New Bank Supplement”), whereupon such bank or financial institution (a “New Bank”) shall become a Bank for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule I shall be deemed to be amended to add the name and Revolving Commitment of such New Bank, provided that the Revolving Commitment of any such New Bank shall be in a principal amount not less than $10,000,000.
(c) Any Bank that accepts an offer to it by the Borrowers to increase its Revolving Commitment pursuant to this subsection 2.10 shall, in each case, execute a Revolving Commitment Increase Supplement with the Borrowers and the Administrative Agent, substantially in the form of Exhibit L (a “Revolving Commitment Increase Supplement”), whereupon such Bank (an “Increasing Bank”) shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Commitment as so increased, and Schedule I shall be deemed to be amended to so increase the Revolving Commitment of such Bank.
(d) The effectiveness of any New Bank Supplement or Revolving Commitment Increase Supplement shall be contingent upon receipt by the Administrative Agent of such corporate resolutions of the Borrowers and legal opinions of counsel to the Borrowers as the Administrative Agent shall reasonably request with respect thereto.

(e) (i)  Except as otherwise provided in subparagraphs (ii) and (iii) of this paragraph (e), if any bank or financial institution becomes a New Bank pursuant to subsection 2.10(b) or any Bank’s Revolving Commitment is increased pursuant to subsection 2.10(c), additional Committed Rate Loans made on or after the date of the effectiveness thereof (the “Re-Allocation Date”) shall be made in accordance with the pro rata provisions of subsection 8.3 based on the Revolving Commitment Percentages (or relevant Foreign Currency Revolving Commitment Percentages, as the case may be) in effect on and after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Bank making an aggregate principal amount of Committed Rate Loans in excess of its Revolving Commitment (or relevant Foreign Currency Revolving Commitment Percentages, as the case may be), in which case such excess amount will be allocated to, and made by, the relevant New Banks and Increasing Banks to the extent of, and in accordance with the pro rata provisions of subsection 8.3 based on, their respective Revolving Commitments (or relevant Foreign Currency Revolving Commitments, as the case may be)). On each Re-Allocation Date, the Administrative Agent shall deliver a notice to each Bank of the adjusted Revolving Commitment Percentages after giving effect to any increase in the Revolving Commitments made pursuant to this subsection 2.10 on such Re-Allocation Date.
(ii)    In the event that on any such Re-Allocation Date there is an unpaid principal amount of Committed Rate ABR Loans, the applicable Borrower shall make prepayments thereof and one or more Borrowers shall make borrowings of Committed Rate ABR Loans and/or Committed Rate Eurocurrency Loans, as the applicable Borrower shall determine, so that, after giving effect thereto, the Committed Rate ABR Loans and Committed Rate Eurocurrency Loans outstanding are held as nearly as may be in accordance with the pro rata provisions of subsection 8.3 based on such new Revolving Commitment Percentage.
(iii)    In the event that on any such Re-Allocation Date there is an unpaid principal amount of Committed Rate Eurocurrency Loans, such Committed Rate Eurocurrency Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the applicable Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and on the last day of the respective Interest Periods the applicable Borrower shall make prepayments thereof and the applicable Borrowers shall make borrowings of Committed Rate ABR Loans and/or Committed Rate Eurocurrency Loans so that, after giving effect thereto, the Committed Rate ABR Loans and Committed Rate Eurocurrency Loans outstanding are held by all of the Banks as nearly as may be in accordance with the pro rata provisions of subsection 8.3 based on such new Revolving Commitment Percentage.
(iv) In the event that on any such Re-Allocation Date there is any outstanding L/C Exposure, the interests of each L/C Participant shall be adjusted in accordance with the pro rata provisions of subsection 8.3 based on the Revolving Commitment Percentages (or relevant Foreign Currency Revolving Commitment Percentages, as the case may be) in effect on and after such Re-Allocation Date.
(f) Notwithstanding anything to the contrary in this subsection 2.10, no Bank shall have any obligation to increase its Revolving Commitment unless it agrees to do so in its sole discretion.
2.11 Refunding of Committed Rate Loans Denominated in Available Foreign Currencies
(a) Notwithstanding noncompliance with the conditions precedent set forth in subsection 10.2, if any Committed Rate Loans denominated in any Available Foreign Currency (any such Loans, “Specified Loans”) are outstanding on (i) any date on which an Event of Default pursuant to subsection 13(g) shall have occurred with respect to the Company or (ii) any Acceleration Date, then, at 10:00 A.M., New York City time, on the second Business Day immediately succeeding (x) the date on which such Event of Default occurred (in the case of clause (i) above) or (y) such Acceleration Date (in the case of clause (ii) above), each Applicable Administrative Agent shall be deemed to have received a notice from the Company pursuant to subsection 2.2 requesting that Committed Rate ABR Loans be made pursuant to subsection 2.1 on such second Business Day in an aggregate amount equal to the Dollar Equivalent Amount of the aggregate amount of all Specified Loans, and the procedures set forth in subsection 2.2 shall be followed in making such Committed Rate ABR Loans. The proceeds of such Committed Rate ABR Loans shall be applied to repay such Specified Loans.
(b) If, for any reason, Committed Rate ABR Loans may not be made pursuant to paragraph (a) of this subsection 2.11 to repay Specified Loans as required by such paragraph, effective on the date such Committed Rate ABR Loans would otherwise have been made, (i) the principal amount of each relevant Specified Loan shall be converted into Dollars (calculated on the basis of the Exchange Rate as of the immediately preceding Business Day) (“Converted Specified Loans”) and (ii) each Bank severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Converted Specified Loans in an amount equal to the amount of Committed Rate ABR Loans which would otherwise have been made by such Bank pursuant to paragraph (a) of this subsection 2.11. Each Bank will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Administrative Agent to each Bank having such Specified Loans in such amount as will reduce the amount of the participating interest retained by such Bank in the Converted Specified Loans to the amount of the Committed Rate ABR Loans which would otherwise have been made by it pursuant to paragraph (a) of this subsection 2.11. All Converted Specified Loans shall bear interest at the rate which would otherwise be applicable to Committed Rate ABR Loans. Each Bank shall share on a pro rata basis (calculated by reference to its participating interest in such Converted Specified Loans) in any interest which accrues thereon and in all repayments thereof.
(c) If, for any reason, Committed Rate ABR Loans may not be made pursuant to paragraph (a) of this subsection 2.11 to repay Specified Loans as required by such paragraph and the principal amount of any Specified Loans may not be converted into Dollars in the manner contemplated by paragraph (b) of this subsection 2.11, (i) the Administrative Agent shall determine the Dollar Equivalent Amount of such Specified Loans (calculated on the basis of the Exchange Rate determined as of the Business Day immediately preceding the date on which Committed Rate ABR Loans would otherwise have been made pursuant to said paragraph (a)) and (ii) effective on the date on which Committed Rate ABR Loans would otherwise have been made pursuant to said paragraph (a), each Bank severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Specified Loans in an amount equal to the amount of Committed Rate ABR Loans which would otherwise have been made by such Bank pursuant to paragraph (a) of this subsection 2.11. Each Bank will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Administrative Agent to each relevant Bank having Specified Loans in such amount as will reduce the Dollar Equivalent Amount as of such date of the amount of the participating interest retained by such Bank in such Specified Loans to the amount of the Committed Rate ABR Loans which were to have been made by it pursuant to paragraph (a) of this subsection 2.11. Each Bank shall share on a pro rata basis (calculated by reference to its participating interest in such Specified Loans) in any interest which accrues thereon, in all repayments of principal thereof and in the benefits of any collateral furnished in respect thereof and the proceeds of such collateral.
(d) If any amount required to be paid by any Bank to any other Bank pursuant to this subsection 2.11 in respect of any Specified Loan is not paid to such Bank on the date such payment is due from such Bank, such obligor Bank shall pay to such obligee Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted to such obligee Bank during the period from and including the date such payment is required to the date on which such payment is immediately available to such obligee Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of an obligee Bank submitted to any obligor Bank through the Administrative Agent with respect to any amounts owing under this subsection (d) shall be conclusive in the absence of manifest error.
2.12 Certain Borrowings of Committed Rate Loans and Refunding of Loans
(a) If on any Borrowing Date on which a Specified Borrower has requested the Banks (the “Specified Foreign Currency Banks”) to make Committed Rate Loans denominated in an Available Foreign Currency (the “Requested Specified Loans”) (i) the principal amount of the Requested Specified Loans to be made by any Specified Foreign Currency Bank exceeds the unused amount of the Revolving Commitment of such Specified Foreign Currency Bank in the requested Available Foreign Currency (before giving effect to the making and payment of any Loans required to be made pursuant to this subsection 2.12 on such Borrowing Date), (ii) the principal amount of such Requested Specified Loan, when added to the outstanding principal amount of all other Committed Rate Loans of such Specified Foreign Currency Banks denominated in the Available Foreign Currency in which the Requested Specified Loans are to be made, does not exceed the aggregate amount of such Specified Foreign Currency Banks’ Foreign Currency Revolving Commitments in such requested Available Foreign Currency and (iii) the Dollar Equivalent of the amount of the excess described in the foregoing clause (i) is less than or equal to the aggregate unused amount of the Revolving Commitments of all Banks other than such Specified Foreign Currency Banks (before giving effect to the making and payment of any Loans pursuant to this subsection 2.12 on such Borrowing Date), each Bank other than such Specified Foreign Currency Banks shall make a Committed Rate Loan denominated in Dollars to the Company (or any Specified Borrower identified by the Company) on such Borrowing Date, and the proceeds of such Committed Rate Loans shall be simultaneously applied to repay outstanding Committed Rate Loans denominated in Dollars of such Specified Foreign Currency Banks in each case in amounts such that, after giving effect to (1) such borrowings and repayments and (2) the borrowing from such Specified Foreign Currency Banks of the Requested Specified Loans, the excess described in the foregoing clause (i) will be eliminated. To effect such borrowings and repayments, (x) not later than 12:00 Noon, New York City time, on such Borrowing Date, the proceeds of such Committed Rate Loans denominated in Dollars shall be made available by each Bank other than such Specified Foreign Currency Banks to the Administrative Agent at its office specified in subsection 15.2 in Dollars and in immediately available funds and the Administrative Agent shall apply the proceeds of such Committed Rate Loans denominated in Dollars toward repayment of outstanding Committed Rate Loans denominated in Dollars of such Specified Foreign Currency Banks (as directed by the Company) and (y) concurrently with the repayment of such Loans on such Borrowing Date, (I) such Specified Foreign Currency Banks shall, in accordance with the applicable provisions hereof, make the Requested Specified Loans in an aggregate amount equal to the amount so requested by the relevant Specified Borrower and (II) the relevant Borrower shall pay to the Administrative Agent for the account of the Specified Foreign Currency Banks whose Loans to such Borrower are repaid on such Borrowing Date pursuant to this subsection 2.12 all interest accrued on the amounts repaid to the date of repayment, together with any amounts payable pursuant to subsection 8.8 in connection with such repayment, provided that the Administrative Agent shall have provided notice to the Company prior to the making of such Requested Specified Loans that the making thereof would obligate the Company to pay amounts pursuant to subsection 8.8.
(b) If any borrowing of Committed Rate Loans is required pursuant to this subsection 2.12, the Company shall notify the Administrative Agent in the manner provided for Committed Rate Loans in subsection 2.2, except that the minimum borrowing amounts and threshold multiples in excess thereof applicable to Committed Rate ABR Loans set forth in subsection 2.2 shall not be applicable to the extent that such minimum borrowing amounts exceed the amounts of Committed Rate Loans required to be made pursuant to this subsection 2.12.
2.13 Extension of Termination Date

(a) The Company may, by written notice to the Administrative Agent in the form of Exhibit J-1 (the “Extension Request”) given no earlier than 60 days prior to the upcoming anniversary of the Closing Date but no later than 45 days prior to such anniversary of the Closing Date, request that the then applicable Termination Date be extended to the date that is one calendar year after the then applicable Termination Date. Such extension shall be effective with respect to each Bank that, by a written notice in the form of Exhibit J-2 (a “Continuation Notice”) to the Administrative Agent given no later than 20 days prior to the then applicable anniversary of the Closing Date, consents, in its sole discretion, to such extension (each Bank giving a Continuation Notice being referred to herein as a “Continuing Bank” and each Bank other than a Continuing Bank being referred to herein as a “Non-Extending Bank”), provided that (i) such extension shall be effective only if the aggregate Revolving Commitments of the Continuing Banks constitute at least a majority of the Total Revolving Commitments on the date of the Extension Request, (ii) any Bank that fails to submit a Continuation Notice at least 20 days prior to the then applicable anniversary of the Closing Date shall be deemed not to have consented to such extension and shall constitute a Non-Extending Bank and (iii) the Company may give no more than two Extension Requests during the term of this Agreement. No Bank shall have any obligation to consent to any extension of the Termination Date. The Administrative Agent shall notify each Bank of the receipt of an Extension Request promptly after receipt thereof. The Administrative Agent shall notify the Company and the Banks no later than 15 days prior to the then applicable anniversary of the Closing Date which Banks are Continuing Banks and which Banks are Non-Extending Banks, and whether the Administrative Agent has received Continuation Notices from Banks holding Revolving Commitments aggregating at least a majority of the Total Revolving Commitments on the date of the Extension Request.
(b) The Commitments of each Non-Extending Bank shall terminate at the close of business on the Termination Date in effect prior to the delivery of such Extension Request without giving any effect to such proposed extension. On such Termination Date, the Company shall pay to the Administrative Agent, for the account of each Non-Extending Bank, an amount equal to such Non-Extending Bank’s Loans, together with accrued but unpaid interest and fees thereon and all other amounts then payable hereunder to such Non-Extending Bank. If, however, on or before the applicable Termination Date in effect immediately prior to the effectiveness of the Extension Request pursuant to this subsection 2.13, the Company obtains a Replacement Bank pursuant to subsection 15.1(e) for any such Non-Extending Bank and such Replacement Bank agrees to the extension of the Termination Date pursuant to this subsection 2.13, then such Replacement Bank shall for all purposes of this subsection 2.13 and this Agreement be deemed to be a Continuing Bank, and the Loans of such Bank shall not be due and payable pursuant to this subsection 2.13(b).
SECTION 3. THE COMPETITIVE ADVANCE LOANS
3.1 Competitive Advance Loans
(a) Subject to the terms and conditions hereof, any Specified Borrower may, from time to time during the Commitment Period, request the Banks to offer bids, and any Bank may, in its sole discretion, offer such bids, to make competitive advance loans (“Competitive Advance Loans”) to such Specified Borrower on the terms and conditions set forth in such bids. Each Competitive Advance Loan shall bear interest at the rates, be payable on the dates, and shall mature on the date, agreed between such Specified Borrower and Bank at the time such Competitive Advance Loan is made; provided, that (i) each Competitive Advance Loan shall mature not earlier than 1 day and not later than 180 days, after the date such Competitive Advance Loan is made and (ii) no Competitive Advance Loan shall mature after the Termination Date. During the Commitment Period, the Specified Borrowers may accept bids from Banks from time to time for Competitive Advance Loans, and borrow and repay Competitive Advance Loans, all in accordance with the terms and conditions hereof; provided, that no Competitive Advance Loan shall be made if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, (i) the aggregate amount of the Exposure of all the Banks would exceed the aggregate amount of the Revolving Commitments, or (ii) the aggregate amount of the Foreign Currency Exposure in respect of any Available Foreign Currency would exceed the Foreign Currency Exposure Sublimit for such Currency. Subject to the foregoing, any Bank may, in its sole discretion, make Competitive Advance Loans in an aggregate outstanding amount exceeding the amount of such Bank’s Revolving Commitment.
(b) The Competitive Advance Loans may be made in Dollars or any Available Foreign Currency, as agreed between the Specified Borrower and Bank in respect thereof at the time such Competitive Advance Loan is made.
3.2 Procedure for Competitive Advance Loan Borrowing
(a) Any Specified Borrower may request Competitive Advance Loans by delivering a Competitive Advance Loan Request. The Applicable Administrative Agent shall notify each Bank promptly by facsimile transmission of the contents of each Competitive Advance Loan Request received by the Applicable Administrative Agent. Each Bank may elect, in its sole discretion, to offer irrevocably to make one or more Competitive Advance Loans to the Specified Borrower by delivering a Competitive Advance Loan Offer to the Applicable Administrative Agent.
(b) Before the acceptance time set forth in the applicable Competitive Advance Loan Request, the Specified Borrower, in its absolute discretion, shall:
(i) cancel such Competitive Advance Loan Request by giving the Applicable Administrative Agent telephone notice to that effect, or
(ii) by giving telephone notice to the Applicable Administrative Agent immediately confirmed in writing or by facsimile transmission, subject to the provisions of subsection 3.2(c), accept one or more of the offers made by any Bank or Banks pursuant to subsection 3.2(a) of the amount of Competitive Advance Loans for each relevant maturity date and reject any remaining offers made by Banks pursuant to subsection 3.2(a).
(c) The Specified Borrower’s acceptance of Competitive Advance Loans in response to any Competitive Advance Loan Request shall be subject to the following limitations:
(i) The amount of Competitive Advance Loans accepted for each maturity date specified by any Bank in its Competitive Advance Loan Offer shall not exceed the maximum amount for such maturity date specified in such Competitive Advance Loan Offer;
(ii) the aggregate amount of Competitive Advance Loans accepted for all maturity dates specified by any Bank in its Competitive Advance Loan Offer shall not exceed the aggregate maximum amount specified in such Competitive Advance Loan Offer for all such maturity dates;
(iii) the Specified Borrower may not accept offers for Competitive Advance Loans for any maturity date in an aggregate principal amount in excess of the maximum principal amount requested in the related Competitive Advance Loan Request; and
(iv) if the Specified Borrower accepts any of such offers, it must accept offers based solely upon pricing for such relevant maturity date and upon no other criteria whatsoever and if two or more Banks submit offers for any maturity date at identical pricing and the Specified Borrower accepts any of such offers but does not wish to (or by reason of the limitations set forth in subsection 3.2(c)(iii) cannot) borrow the total amount offered by such Banks with such identical pricing, the Applicable Administrative Agent shall allocate offers from all of such Banks in amounts among them pro rata according to the amounts offered by such Banks (or as nearly pro rata as shall be practicable).
(d) If the Specified Borrower notifies the Applicable Administrative Agent that a Competitive Advance Loan Request is cancelled, the Applicable Administrative Agent shall give prompt telephone notice thereof to the Banks.
(e) If the Specified Borrower accepts one or more of the offers made by any Bank or Banks, the Applicable Administrative Agent promptly shall notify each Bank which has made such a Competitive Advance Loan Offer of (i) the aggregate amount of such Competitive Advance Loans to be made for each maturity date and (ii) the acceptance or rejection of any offers to make such Competitive Advance Loans made by such Bank. Before the Funding Time for the applicable Currency, each Bank whose Competitive Advance Loan Offer has been accepted shall make available to the Applicable Administrative Agent for the account of the Specified Borrower at the Funding Office for the applicable Currency the amount of Competitive Advance Loans in the applicable Currency to be made by such Bank, in immediately available funds.
3.3 Repayment of Competitive Advance Loans; Evidence of Debt
(a)     Each Specified Borrower that borrows any Competitive Advance Loan hereby unconditionally promises to pay to the Bank that made such Competitive Advance Loan on the maturity date, as agreed by such Specified Borrower and Bank (or such earlier date on which all the Loans become due and payable pursuant to Section 13), the then unpaid principal amount of such Competitive Advance Loan. Each Specified Borrower hereby further agrees to pay interest on the unpaid principal amount of the Competitive Advance Loans made by any Bank to such Specified Borrower from time to time outstanding from the date thereof until payment in full thereof at the rate per annum, and on the dates, agreed by such Specified Borrower and Bank at the time such Competitive Advance Loan is made. All payments in respect of Competitive Advance Loans shall be made by such Specified Borrower to the Applicable Administrative Agent for the account of the Bank that makes such Competitive Advance Loan to the Payment Office and by the Payment Time for the applicable Currency.
(b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Specified Borrower to such Bank resulting from each Competitive Advance Loan of such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time in respect of Competitive Advance Loans. The entries made in the accounts of each Bank maintained pursuant to this subsection 3.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Specified Borrower therein recorded, absent manifest error; provided, however, that the failure of any Bank to maintain any such account, or any error therein, shall not in any manner affect the obligation of each Specified Borrower to repay (with applicable interest) the Competitive Advance Loans made to such Specified Borrower by such Bank in accordance with the terms of this Agreement. In the event of any conflict between the records maintained by any Bank and the records maintained by any Applicable Administrative Agent in such matters, the records of such Applicable Administrative Agent shall control in the absence of manifest error.

SECTION 4. THE SWING LINE LOANS
4.1 Swing Line Loans

. Subject to the terms and conditions hereof, each Swing Line Bank severally agrees to make swing line loans (“Swing Line Loans”) to any Specified Borrower from time to time during the Commitment Period in Dollars; provided, that no Swing Line Loan shall be made if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, (i) the aggregate amount of the Exposure of all the Banks would exceed the aggregate amount of the Revolving Commitments, (ii) the aggregate amount of the Swing Line Loans made by a Swing Line Bank would exceed the Swing Line Commitment of such Swing Line Bank, (iii) the aggregate amount of the Exposure of a Swing Line Bank would exceed the Revolving Commitment of such Bank, (iv) the aggregate amount of all outstanding Swing Line Loans of such Specified Borrower would exceed the Swing Line Limit for such Specified Borrower or (v) the aggregate amount of all outstanding Swing Line Loans would exceed the Swing Line Limit. During the Commitment Period, the Specified Borrowers may borrow and prepay the Swing Line Loans in whole or in part, all in accordance with the terms and conditions hereof.
4.2 Procedure for Swing Line Borrowing
. (a) Any Specified Borrower may request any Swing Line Bank to make Swing Line Loans during the Commitment Period on any Business Day by giving to such Swing Line Bank a Notice of Swing Line Borrowing no later than 1:00 p.m., New York City time, on the applicable Borrowing Date, or such later time as may be agreed by such Swing Line Bank, acting in its sole discretion, in respect of such Swing Line Loan. Each borrowing of Swing Line Loans shall be in an amount equal to (a) in the case of ABR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate undrawn amount of the Swing Line Commitments is less than $1,000,000, such lesser amount) and (b) in the case of Eurocurrency Loans $1,000,000 or increments of $500,000 thereafter; provided, that any borrowing of Swing Line Loans may be in an aggregate amount that is equal to the entire unused balance of the Total Swing Line Commitments. Subject to the terms and conditions hereof, on the Borrowing Date of each Swing Line Loan, the relevant Swing Line Bank shall make the proceeds thereof available to the relevant Specified Borrower in immediately available funds in Dollars by the Funding Time in accordance with the wire instructions for remittance specified by the Specified Borrower in the Notice of Swing Line Borrowing.
(b) Upon the making of any Swing Line Loan, any payment of principal or interest with respect to a Swing Line Loan and on the last Business Day of each month on which a Swing Line Bank has any outstanding Swing Line Loans, such Bank shall deliver to the Applicable Administrative Agent a Notice of Swing Line Outstandings.
4.3 Repayment of Swing Line Loans; Evidence of Debt
(a) With respect to each Swing Line Loan, each Specified Borrower hereby unconditionally promises to pay to the applicable Swing Line Bank on the earlier of (i) the Termination Date, (ii) the date which is 30 days after the making of such Swing Line Loan, (iii) the date on which such Swing Line Loans become due and payable pursuant to subsection 4.4 and (iv) the date on which all the Loans become due and payable pursuant to Section 13, the then unpaid principal amount of such Swing Line Loan made to such Specified Borrower. Each Specified Borrower hereby further agrees to pay the applicable Swing Line Bank interest on the unpaid principal amount of the Swing Line Loans made to such Specified Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 8.14.
(b) Each Swing Line Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Specified Borrower to such Swing Line Bank resulting from each Swing Line Loan of such Bank from time to time, including the amounts of principal and interest payable and paid to such Swing Line Bank from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 15.6(b), and a subaccount therein for each Swing Line Bank, in which shall be recorded (i) the amount of each Swing Line Loan made hereunder and each Interest Period (if any) applicable thereto and (ii) the amount of any principal or interest due and payable or to become due and payable from each Specified Borrower to each Swing Line Bank under Swing Line Loans.
(d) The entries made in the Register and the accounts of each Swing Line Bank maintained pursuant to subsection 4.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Specified Borrower therein recorded absent manifest error; provided, however, that the failure of any Swing Line Bank or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of each Specified Borrower to repay (with applicable interest) the Swing Line Loans made to such Specified Borrower by such Swing Line Bank in accordance with the terms of this Agreement. In the event of any conflict between the records maintained by any Swing Line Bank and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.
4.4 Allocating Swing Line Loans; Swing Line Loan Participations
(a) If any Event of Default shall occur and be continuing, any Swing Line Bank may, in its sole and absolute discretion, direct that the Swing Line Loans owing to it be refunded, by delivering a Notice of Swing Line Refunding. Upon receipt of a Notice of Swing Line Refunding, the Applicable Administrative Agent shall promptly give notice of the contents thereof to the Banks and, unless an Event of Default described in subsection 13(g) in respect of the Company or the relevant Specified Borrower has occurred, to the Company and the relevant Specified Borrower. Each such Notice of Swing Line Refunding shall be deemed to constitute delivery by such Specified Borrower of a Notice of Borrowing of Committed Rate Eurocurrency Loans in Dollars in the amount of the Swing Line Loans to which it relates, for an Interest Period of one month’s duration. Subject to the terms and conditions hereof, each Bank (including each Swing Line Bank in its capacity as a Bank having a Revolving Commitment) hereby agrees to make a Committed Rate Loan to such Specified Borrower pursuant to Section 2 in Dollars in an amount equal to such Bank’s Revolving Borrowing Percentage of the aggregate amount of the Swing Line Loans to which such Notice of Swing Line Refunding relates. Unless any of the events described in subsection 13(g) in respect of the Company or such Specified Borrower shall have occurred (in which case the procedures of subsection 4.4(b) shall apply), each Bank shall make the amount of such Committed Rate Loan available to the Applicable Administrative Agent at the Funding Office, at or prior to the Funding Time, in Dollars in funds immediately available to the Applicable Administrative Agent. The proceeds of such Committed Rate Loans shall be immediately made available to such Swing Line Bank by the Applicable Administrative Agent and applied by such Swing Line Bank to repay the Swing Line Loans to which such Notice of Swing Line Refunding related.
(b) If prior to the time a Committed Rate Loan would otherwise have been made pursuant to subsection 4.4(a), one of the events described in subsection 13(g) shall have occurred in respect of the Company or the relevant Specified Borrower, each Bank (other than the relevant Swing Line Bank) shall, on the date such Committed Rate Loan would have been made pursuant to the Notice of Swing Line Refunding referred to in subsection 4.4(a) (the “Refunding Date”), purchase an undivided participating interest in the outstanding Swing Line Loans to which such Notice of Swing Line Refunding related, in an amount equal to (i) such Bank’s Revolving Commitment Percentage times (ii) the aggregate principal amount of such Swing Line Loans then outstanding which would otherwise have been repaid with Committed Rate Loans (the “Swing Line Participation Amount”). On the Refunding Date, (x) each Bank shall transfer to such Swing Line Bank, in immediately available funds, such Bank’s Swing Line Participation Amount, and upon receipt thereof such Swing Line Bank shall, if requested by any Bank, deliver to such Bank a participation certificate dated the date of such Swing Line Bank’s receipt of such funds and evidencing such Bank’s ownership of its Swing Line

Participation Amount and (y) the interest rate on the applicable Swing Line Loan will automatically be converted to the applicable Eurocurrency Rate with an Interest Period of one month plus the Applicable Margin for Committed Rate Loans. If any amount required to be paid by any Bank to any Swing Line Bank pursuant to this subsection 4.4 in respect of any Swing Line Participation Amount is not paid to such Swing Line Bank on the date such payment is due from such Bank, such Bank shall pay to such Swing Line Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by such Swing Line Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Swing Line Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of a Swing Line Bank submitted to any Bank with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.
(c) Whenever, at any time after the Applicable Administrative Agent or any Swing Line Bank has received from any Bank such Bank’s Swing Line Participation Amount, the Applicable Administrative Agent or such Swing Line Bank receives any payment on account of the related Swing Line Loans, the Applicable Administrative Agent or such Swing Line Bank will distribute to such Bank its Revolving Commitment Percentage of such payment on account of its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Applicable Administrative Agent or such Swing Line Bank is required to be returned, such Bank will return to the Applicable Administrative Agent or such Swing Line Bank any portion thereof previously distributed to it by the Applicable Administrative Agent or such Swing Line Bank, as applicable.
(d) Each Bank’s obligation to make Committed Rate Loans pursuant to subsection 4.4(a) and to purchase participating interests pursuant to subsection 4.4(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against any other Bank or any Specified Borrower, or any Specified Borrower may have against any Bank or any other Person, as the case may be, for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company or any of its Subsidiaries; (iv) any breach of this Agreement by any party hereto; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
4.5 Replacement of Swing Line Banks
(a) Any Swing Line Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swing Line Bank and the successor Swing Line Bank. The Administrative Agent shall notify the Banks of any such replacement of a Swing Line Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swing Line Bank. From and after the effective date of any such replacement, (x) the successor Swing Line Bank shall have all the rights and obligations of the replaced Swing Line Bank under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Bank” shall be deemed to refer to such successor or to any previous Swing Line Bank, or to such successor and all previous Swing Line Banks, as the context shall require. After the replacement of a Swing Line Bank hereunder, the replaced Swing Line Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Line Bank under this Agreement with respect to Swing Line Loans made by it prior to its replacement, but shall not be required to make additional Swing Line Loans.
(b) Subject to the appointment and acceptance of a successor Swing Line Bank, any Swing Line Bank may resign as a Swing Line Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Banks, in which case, such Swing Line Bank shall be replaced in accordance with subsection 4.5(a) above.

SECTION 5. THE LETTERS OF CREDIT
5.1 L/C Commitment.
(a) For the avoidance of doubt, Letters of Credit outstanding immediately prior to the Closing Date shall be Letters of Credit hereunder. Subject to the terms and conditions hereof, each Issuing Bank agrees to issue letters of credit for the account of any Specified Borrower on any Business Day during the Commitment Period in such form as shall be reasonably acceptable to such Issuing Bank; provided, that no Letter of Credit shall be issued if, after giving effect thereto (i) the aggregate amount of the Exposure of all the Banks would exceed the aggregate amount of the Revolving Commitments, (ii) the aggregate amount of L/C Obligations of an Issuing Bank would exceed the L/C Commitment of such Issuing Bank, (iii) the aggregate amount of the Exposure of an Issuing Bank would exceed the Revolving Commitment of such Bank, (iv) the aggregate amount of the Foreign Currency Exposure in respect of any Available Foreign Currency would exceed the Foreign Currency Exposure Sublimit for such Currency or (iv) the aggregate amount of the L/C Obligations would exceed the Dollar Equivalent Amount of $200,000,000.
(b) Each Letter of Credit shall:
(i) be denominated in Dollars or an Available Foreign Currency and shall be either (A) a standby letter of credit issued to support obligations of a Specified Borrower, contingent or otherwise, to provide credit support for workers’ compensation, other insurance programs and other lawful corporate purposes (a “Standby Letter of Credit”) or (B) a commercial letter of credit issued in respect of the purchase of goods and services in the ordinary course of business of the Company and its Subsidiaries (a “Commercial Letter of Credit”; together with the Standby Letters of Credit, the “Letters of Credit”) and,
(ii) expire no later than the earlier of 365 days after its date of issuance and five Business Days prior to the Termination Date although any such Letter of Credit may be automatically extended for periods of one year from the current or any future expiration date of the Letter of Credit (unless the Issuing Bank elects not to extend such Letter of Credit) and the extended maturity date is not beyond five Business Days prior to the Termination Date (it being understood that if the Termination Date is extended pursuant to subsection 2.13, no Letter of Credit shall expire after the Termination Date applicable to the Non-Extending Banks if, after giving effect to the issuance of such Letter of Credit, the aggregate face amount of all Letters of Credit expiring after the Termination Date applicable to the Non-Extending Banks would exceed the aggregate amount of the Commitments of the Continuing Banks).
(c) Each Letter of Credit shall be subject to the Uniform Customs or International Standby Practices (ISP98) or Uniform Customs & Practice for Documentary Credits (UCP600), as the case may be, and, to the extent not inconsistent therewith, the laws of any State of the United States or, if acceptable to the Required Banks and the relevant account party, the jurisdiction of the Issuing Office at which such Letter of Credit is issued.
(d) Notwithstanding anything in the contrary in this Agreement, no Issuing Bank shall be under any obligation to issue, amend, renew or extend any Letter of Credit if: (i) any order, judgment or decree of any governmental body or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, renewing, amending or extending such Letter of Credit, or any law, rule, regulation or treaty applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental body with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance, renewal, amendment or extension of letters of credit generally or any Letter of Credit in particular or shall impose upon such Issuing Bank with respect to any Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it; (ii) the issuance, renewal, amendment or extension of any Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; (iii) such Issuing Bank does not as of the issuance date of the requested Letter of Credit issue, renew, amend or extend Letters of Credit in the requested currency; or (iv) any Bank is at that time a Defaulting Bank, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Company or such Bank to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to subsection 8.17) with respect to the Defaulting Bank arising from either the Letter of Credit then proposed to be issued, renewed, amended or extended or that Letter of Credit and all other L/C Exposure as to which such Issuing Bank has actual or potential Fronting Exposure (after giving effect to subsection 8.17) with respect to the Defaulting Bank, as it may elect in its sole discretion.
5.2 Procedure for Issuance of Letters of Credit under this Agreement
. Any Specified Borrower may from time to time request that an Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank at its Issuing Office an Application therefor (with a copy to the Administrative Agent and, if applicable, the HK Administrative Agent), completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as such Issuing Bank may reasonably request. Upon receipt by an Issuing Bank of any Application, and subject to the terms and conditions hereof, such Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Bank be required to issue any Letter of Credit earlier than five Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Bank and such Specified Borrower. Such Issuing Bank shall advise the Applicable Administrative Agent of the terms of such Letter of Credit on the date of issuance thereof and shall promptly thereafter furnish copies thereof and each amendment thereto to the Company, and through the Applicable Administrative Agent, each Bank.
5.3 Fees, Commissions and Other Charges
(a) Each Specified Borrower for whose account a Letter of Credit is issued hereunder shall pay to the Applicable Administrative Agent, for the account of the Banks (including the Issuing Bank) pro rata according to their Revolving Commitment Percentages, a letter of credit commission with respect to each Letter of Credit, computed at a rate equal to the then Applicable Margin for Committed Rate Eurocurrency Loans on the daily average undrawn face amount of such Letter of Credit. Such commissions shall be payable in arrears on the last Business Day of each March, June, September and December to occur after the date of issuance of each Letter of Credit and on the expiration date of such Letter of Credit and shall be nonrefundable.
(b) In addition to the foregoing fees and commissions, each Specified Borrower for whose account a Letter of Credit is issued hereunder shall (i) pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering such Letter of Credit and (ii) pay the Issuing Bank such other fees as shall be agreed by the Issuing Bank and such Specified Borrower.
(c) The Applicable Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the Banks all fees and commissions received by the Applicable Administrative Agent for their respective accounts pursuant to this subsection.

5.4 L/C Participations
(a) Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Commitment Percentage in such Issuing Bank’s obligations and rights under each Letter of Credit issued by such Issuing Bank hereunder and the amount of each draft paid by such Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit issued by such Issuing Bank for which the Specified Borrower which is the account party under such Letter of Credit has not reimbursed such Issuing Bank to the full extent required by the terms of this Agreement, such L/C Participant shall pay to such Issuing Bank upon demand at such Issuing Bank’s Issuing Office an amount equal to such L/C Participant’s Revolving Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(b) If any amount required to be paid by any L/C Participant to any Issuing Bank pursuant to subsection 5.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is not paid to such Issuing Bank on the date such payment is due from such L/C Participant, such L/C Participant shall pay to such Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) (A) in the case of any such payment obligation denominated in Dollars, the daily average Federal funds rate, as quoted by such Issuing Bank, or (B) in the case of any such payment obligation denominated in an Available Foreign Currency, the rate customary in such Currency for settlement of similar inter-bank obligations, as quoted by such Issuing Bank, in each case during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of an Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.
(c) Whenever, at any time after an Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 5.4(a) the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the account party or otherwise, including by way of set-off or proceeds of collateral applied thereto by such Issuing Bank), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to such Issuing Bank the portion thereof previously distributed by such Issuing Bank to it.
5.5 Reimbursement Obligation of the Specified Borrowers
(a) Each Specified Borrower for whose account a Letter of Credit is issued hereunder agrees to reimburse the Issuing Bank in respect of such Letter of Credit on each date on which such Issuing Bank notifies such Specified Borrower (with a copy to the Administrative Agent and, if applicable, the HK Administrative Agent, at its address in the Administrative Schedule for Notices of Borrowing for the applicable Currency) of the date and amount of a draft presented under such Letter of Credit and paid by such Issuing Bank for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other reasonable costs or expenses incurred by such Issuing Bank in connection with such payment; provided if any Issuing Bank shall notify the Specified Borrower of a drawing after 2:00 p.m. local time of such Issuing Bank’s Issuing Office on the date of any drawing under a Letter of Credit, the Specified Borrower will not be required to reimburse such Issuing Bank until the next succeeding Business Day. Each such payment shall be made to such Issuing Bank at its Issuing Office in the Currency in which payment of such draft was made and in immediately available funds.

(b) Interest shall be payable on any and all amounts remaining unpaid by any Specified Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which is (i) in the case of such amounts payable in Dollars, 2% above the ABR from time to time and (ii) in the case of such amounts payable in any other currency, 2% above the rate reasonably determined by the Issuing Bank as the cost of funding such overdue amount from time to time on an overnight basis.
(c) Each notice of a drawing under any Letter of Credit denominated in Dollars shall constitute a request by the Specified Borrower for a borrowing pursuant to subsection 2.2 of Committed Rate ABR Loans in the amount of such drawing plus any amounts payable pursuant to subsection 5.5(a)(ii) in respect of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.
5.6 Obligations Absolute
(a) The obligations of the Specified Borrowers under this Section 5 shall be absolute, irrevocable and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any Specified Borrower may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit.
(b) Each Specified Borrower for whose account a Letter of Credit is issued hereunder also agrees with the Issuing Bank in respect of such Letter of Credit that such Issuing Bank shall not be responsible for, and such Specified Borrower’s Reimbursement Obligations under subsection 5.5(a) shall not be affected by, among other things, (i) the enforceability, validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be unenforceable, invalid, fraudulent or forged, provided, that reliance upon such documents by such Issuing Bank shall not have constituted gross negligence or willful misconduct of such Issuing Bank or (ii) any dispute between or among such Specified Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of any Specified Borrower against any beneficiary of such Letter of Credit or any such transferee.
(c) No Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Bank’s gross negligence or willful misconduct.
(d) Each Specified Borrower for whose account a Letter of Credit is issued hereunder agrees that any action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on such Specified Borrower and shall not result in any liability of such Issuing Bank to such Specified Borrower.
5.7 Letter of Credit Payments
. If any draft shall be presented for payment to an Issuing Bank under any Letter of Credit, such Issuing Bank shall promptly notify the account party of the date and amount thereof. The responsibility of the Issuing Bank to the account party in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.
5.8 Application

. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 5, the provisions of this Section 5 shall apply.
5.9 Replacement of Issuing Banks
(a) Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Banks of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to and include such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(b) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Banks, in which case, such Issuing Bank shall be replaced in accordance with subsection 5.9(a) above.
SECTION 6. LOCAL CURRENCY FACILITIES
6.1 Terms of Local Currency Facilities
(a) Subject to the provisions of this Section 6, the Company may in its discretion from time to time designate any Subsidiary of the Company organized under the laws of any jurisdiction outside the United States as a “Local Currency Borrower” and any Qualified Credit Facility to which such Local Currency Borrower and any one or more Banks (or its affiliates, agencies or branches) is a party as a “Local Currency Facility”, with the consent of each such Bank in its sole discretion, by delivering a Local Currency Facility Addendum to the Administrative Agent (and, if applicable, the HK Administrative Agent) and the Banks (through the Administrative Agent) executed by the Company, each such Local Currency Borrower and each such Bank, provided, that on the effective date of such designation no Event of Default shall have occurred and be continuing. Concurrently with the delivery of a Local Currency Facility Addendum, the Company or the relevant Local Currency Borrower shall furnish to the Administrative Agent (and, if applicable, the HK Administrative Agent) copies of all documentation executed and delivered by any Local Currency Borrower in connection therewith, together with, if applicable, an English translation thereof. Except as otherwise provided in this Section 6 or in the definition of “Qualified Credit Facility” in subsection 1.1, the terms and conditions of each Local Currency Facility shall be determined by mutual agreement of the relevant Local Currency Borrower(s) and Local Currency Bank(s). The documentation governing each Local Currency Facility shall (i) contain an express acknowledgement that such Local Currency Facility shall be subject to the provisions of this Section 6 and (ii) designate a Local Currency Facility Agent for such Local Currency Facility. Each of the Company and, by agreeing to any Local Currency Facility designation as contemplated hereby, each relevant Local Currency Bank (if any) party thereto, acknowledges and agrees that each reference in this Agreement to any Bank shall, to the extent applicable, be deemed to be a reference to such Local Currency Bank. In the event of any inconsistency between the terms of this Agreement and the terms of any Local Currency Facility, the terms of this Agreement shall prevail.

(b) The documentation governing each Local Currency Facility shall set forth (i) the maximum amount (expressed in Dollars) available to be borrowed from all Local Currency Banks under such Local Currency Facility (as the same may be reduced from time to time, a “Local Currency Facility Maximum Borrowing Amount”) and (ii) with respect to each Local Currency Bank party to such Local Currency Facility, the maximum Dollar Equivalent Amount available to be borrowed from such Local Currency Bank thereunder (as the same may be reduced from time to time, a “Local Currency Bank Maximum Borrowing Amount”).
(c) Except as otherwise required by applicable law, in no event shall the Local Currency Banks party to a Local Currency Facility have the right to accelerate the Local Currency Loans outstanding thereunder, or to terminate their commitments (if any) to make such Local Currency Loans prior to the earlier of the stated termination date in respect thereof or the Termination Date, except, in each case, in connection with an acceleration of the Loans or a termination of the Commitments pursuant to Section 13 of this Agreement, provided, that nothing in this paragraph (c) shall be deemed to require any Local Currency Bank to make a Local Currency Loan if the applicable conditions precedent to the making of such Local Currency Loan set forth in the relevant Local Currency Facility have not been satisfied. No Local Currency Loan may be made under a Local Currency Facility if (i) after giving effect thereto, the conditions precedent in subsection 10.2 would not be satisfied or (ii) after giving effect to the making of such Local Currency Loan and the simultaneous application of the proceeds thereof, (A) the aggregate amount of the Exposure of all the Banks would exceed the aggregate amount of the Revolving Commitments, or (B) the amount of such Local Currency Bank’s Committed Exposure would exceed the amount of such Local Currency Bank’s Revolving Commitment.
(d) The relevant Local Currency Borrower shall furnish to the Administrative Agent (and, if applicable, the HK Administrative Agent) copies of any amendment, supplement or other modification (including any change in commitment amounts or in the Local Currency Banks participating in any Local Currency Facility) to the terms of any Local Currency Facility promptly after the effectiveness thereof (together with, if applicable, an English translation thereof). If any such amendment, supplement or other modification to a Local Currency Facility shall (i) add a Local Currency Bank as a Local Currency Bank thereunder or (ii) change the Local Currency Facility Maximum Borrowing Amount or any Local Currency Bank Maximum Borrowing Amount with respect thereto, the Company shall promptly furnish an appropriately revised Local Currency Facility Addendum, executed by the Company, the relevant Local Currency Borrower and the affected Local Currency Banks (or any agent acting on their behalf), to the Administrative Agent (and, if applicable, the HK Administrative Agent) and the Banks (through the Administrative Agent).
(e) The Company may terminate its designation of a facility as a Local Currency Facility, with the consent of each Local Currency Bank party thereto in its sole discretion, by written notice to the Administrative Agent, which notice shall be executed by the Company, the relevant Local Currency Borrower and each Local Currency Bank party to such Local Currency Facility (or any agent acting on their behalf). Once notice of such termination is received by the Administrative Agent, such Local Currency Facility and the loans and other obligations outstanding thereunder shall immediately cease to be subject to the terms of this Agreement and shall cease to benefit from the Company Guarantee.
6.2 Reporting of Local Currency Outstandings
. On the date of the making of any Local Currency Loan having a maturity of 30 or more days to a Local Currency Borrower and on the last Business Day of each month on which a Local Currency Borrower has any outstanding Local Currency Loans, the Local Currency Facility Agent for such Local Currency Borrower, shall deliver to the Administrative Agent a Notice of Local Currency Outstandings. The Administrative Agent will, at the request of any Local Currency Facility Agent, advise such Local Currency Facility Agent of the Exchange Rate used by the Administrative Agent in calculating the Dollar Equivalent Amount of Local Currency Loans under the related Local Currency Facility on any date.

6.3 Refunding of Local Currency Loans
(a) Notwithstanding noncompliance with the conditions precedent set forth in subsection 10.2, if any Local Currency Loans are outstanding on (i) any date on which an Event of Default pursuant to subsection 13(g) shall have occurred with respect to the Company, (ii) any Acceleration Date or (iii) any date on which an Event of Default pursuant to subsection 13(a)(ii) shall have occurred and be continuing for three or more Business Days and, in the case of clause (iii) above, any Local Currency Bank party to the affected Local Currency Facility shall have given notice thereof to the Administrative Agent requesting that the Local Currency Loans (“Affected Local Currency Loans”) outstanding thereunder be refunded pursuant to this subsection 6.3, then, at 10:00 A.M., New York City time, on the second Business Day immediately succeeding (x) the date on which such Event of Default occurs (in the case of clause (i) above), (y) such Acceleration Date (in the case of clause (ii) above) or (z) the date on which such notice is received by the Administrative Agent (in the case of clause (iii) above), the Administrative Agent shall be deemed to have received a notice from the Company pursuant to subsection 2.2 requesting that Committed Rate ABR Loans be made pursuant to subsection 2.1 on such second Business Day in an aggregate amount equal to the Dollar Equivalent Amount of the aggregate amount of all Local Currency Loans (in the case of clause (i) or (ii) above) or the Affected Local Currency Loans (in the case of clause (iii) above), and the procedures set forth in subsection 2.2 shall be followed in making such Committed Rate ABR Loans. The proceeds of such Committed Rate ABR Loans shall be applied to repay such Local Currency Loans.
(b) If, for any reason, Committed Rate ABR Loans may not be made pursuant to paragraph (a) of this subsection 6.3 to repay Local Currency Loans as required by such paragraph, effective on the date such Committed Rate ABR Loans would otherwise have been made, (i) the principal amount of each relevant Local Currency Loan shall be converted into Dollars (calculated on the basis of the Exchange Rate as of the immediately preceding Business Day) (“Converted Local Currency Loans”) and (ii) each Bank severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Converted Local Currency Loans in an amount equal to the amount of Committed Rate ABR Loans which would otherwise have been made by such Bank pursuant to paragraph (a) of this subsection 6.3 unless such purchase would cause the Exposure of such Bank to exceed the Revolving Commitment of such Bank. Each Bank will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Administrative Agent to each relevant Local Currency Bank in such amount as will reduce the amount of the participating interest retained by such Local Currency Bank in the Converted Local Currency Loans to the amount of the Committed Rate ABR Loans which would otherwise have been made by it pursuant to paragraph (a) of this subsection 6.3. All Converted Local Currency Loans shall bear interest at the rate which would otherwise be applicable to Committed Rate ABR Loans. Each Bank shall share on a pro rata basis (calculated by reference to its participating interest in such Converted Local Currency Loans) in any interest which accrues thereon and in all repayments thereof.
(c) If, for any reason, Committed Rate ABR Loans may not be made pursuant to paragraph (a) of this subsection 6.3 to repay Local Currency Loans as required by such paragraph and the principal amount of any Local Currency Loans may not be converted into Dollars in the manner contemplated by paragraph (b) of this subsection 6.3, (i) the Administrative Agent shall determine the Dollar Equivalent Amount of such Local Currency Loans (calculated on the basis of the Exchange Rate determined as of the Business Day immediately preceding the date on which Committed Rate ABR Loans would otherwise have been made pursuant to said paragraph (a)) and (ii) effective on the date on which Committed Rate ABR Loans would otherwise have been made pursuant to said paragraph (a), each Bank severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Local Currency Loans in an amount equal to the amount of Committed Rate ABR Loans which would otherwise have been made by such Bank pursuant to paragraph (a) of this subsection 6.3 unless such purchase would cause the Exposure of such Bank to exceed the Revolving Commitment of such Bank. Each Bank will immediately transfer to the

Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Administrative Agent to each relevant Local Currency Bank in such amount as will reduce the Dollar Equivalent as of such date of the amount of the participating interest retained by such Local Currency Bank in such Local Currency Loans to the amount of the Committed Rate ABR Loans which were to have been made by it pursuant to paragraph (a) of this subsection 6.3. Each Bank shall share on a pro rata basis (calculated by reference to its participating interest in such Local Currency Loans) in any interest which accrues thereon, in all repayments of principal thereof and in the benefits of any collateral furnished in respect thereof and the proceeds of such collateral.
(d) If any amount required to be paid by any Bank to any Local Currency Bank pursuant to this subsection 6.3 in respect of any Local Currency Loan is not paid to such Local Currency Bank on the date such payment is due from such Bank, such Bank shall pay to such Local Currency Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by such Local Currency Bank during the period from and including the date such payment is required to the date on which such payment is immediately available to the Local Currency Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of a Local Currency Bank submitted to any Bank through the Administrative Agent with respect to any amounts owing under this subsection (d) shall be conclusive in the absence of manifest error.
SECTION 7. [RESERVED]
SECTION 8. CERTAIN PROVISIONS APPLICABLE TO THE LOANS AND
LETTERS OF CREDIT
8.1 Facility Fee; Other Fees; Other Payments
(a) The Company shall pay to the Administrative Agent for the account of each Bank holding a Revolving Commitment a facility fee for the period from and including the Closing Date to, but excluding, the Termination Date, computed at the Facility Fee Rate in effect from time to time on the average daily amount of the Revolving Commitment (used and unused) of such Bank during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date on which the Revolving Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.
(b) The Company shall pay to the applicable Issuing Bank for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, in each case payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date on which the Revolving Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof or the issuance date, as relevant.
(c) The Company agrees to pay to the Administrative Agent, for its own account and for the account of the Arrangers and the Banks, the fees in the amounts and on the dates agreed to by such parties in writing prior to the date of this Agreement.
8.2 Computation of Interest and Fees

(a) Facility fees and, whenever it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest and Letter of Credit commissions shall be calculated on the basis of a 360-day year for the actual days elapsed. Notwithstanding the foregoing, any determination of the Eurocurrency Rate for Loans denominated in Australian Dollars, Singapore Dollars and Hong Kong Dollars shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the relevant Specified Borrower and the Banks of each determination of a Eurocurrency Rate. Any change in the ABR due to a change in the Prime Rate or the NYFRB Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the NYFRB Rate, respectively. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the Banks of the effective date and the amount of each such change in interest rate.
(b) Each determination of an interest rate by the Applicable Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Banks in the absence of manifest error.
8.3 Pro Rata Treatment and Payments
(a) Each payment by the Company on account of any facility fee hereunder and any reduction of the Revolving Commitments of the Banks shall be made pro rata according to the respective Revolving Commitment Percentages of the Banks. Each disbursement of Committed Rate Loans in any Currency shall be made by the Banks holding Revolving Commitments in such Currency pro rata according to the respective Revolving Borrowing Percentages of such Banks. Each payment (including each prepayment) by any Borrower on account of principal of and interest on any Loans in any Currency shall be made pro rata according to the respective principal amounts of the Loans of such Type and Currency of such Borrower then due and owing to the Banks. All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set off or counterclaim. All payments in respect of Swing Line Loans, Committed Rate Loans or Letters of Credit in any Currency shall be made in such Currency and in immediately available funds at the Payment Office (and in the case of Swing Line Loan, to the applicable Swing Line Bank), and at or prior to the Payment Time, for such Type of Loans and such Currency, on the due date thereof. The Administrative Agent shall distribute to the applicable Banks any payments received by the Administrative Agent promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
(b) Unless the Administrative Agent shall have been notified in writing by any Bank prior to a Borrowing Date in respect of Committed Rate Loans that such Bank will not make the amount that would constitute its Revolving Borrowing Percentage of such borrowing available to the Applicable Administrative Agent, each Applicable Administrative Agent may assume that such Bank is making such amount available to the Applicable Administrative Agent, and the Applicable Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Applicable Administrative Agent by the required time on the Borrowing Date therefor, such Bank shall pay to the Applicable Administrative Agent, on demand, such amount with interest thereon at a rate equal to (A) in the case of any such Committed Rate Loans denominated in Dollars, the daily average Federal funds rate, as quoted by the Applicable Administrative Agent, or (B) in the case of any Committed Rate Loans denominated in an Available Foreign Currency, the rate customary in such Currency for settlement of similar inter-bank obligations, as quoted by the Applicable Administrative Agent, in each case for the period until such Bank makes such amount immediately available to the Applicable Administrative Agent. A certificate of the Applicable Administrative Agent submitted to any Bank with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Bank’s Revolving Borrowing Percentage of such borrowing is not made available to the

Applicable Administrative Agent by such Bank within three Business Days of such Borrowing Date, the Applicable Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans in such Currency hereunder, on demand, from the relevant Borrower.
8.4 Illegality
. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain Loans or to make or maintain Extensions of Credit to one or more Foreign Subsidiary Borrowers or Local Currency Borrowers contemplated by this Agreement, the commitment of such Bank hereunder to make Loans to such Foreign Subsidiary Borrowers or Local Currency Borrowers, continue Loans to such Foreign Subsidiary Borrowers or Local Currency Borrowers as such, and maintain Extensions of Credit to such Foreign Subsidiary Borrowers or Local Currency Borrowers shall forthwith be cancelled to the extent necessary to remedy or prevent such illegality. Nothing in this subsection 8.4 shall affect the obligation of the Banks to make or maintain Loans to the Company. Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted, issued or implemented.
8.5 Requirements of Law
(a) If the adoption of or any change in any Requirement of Law (other than the Certificate of Incorporation and By-Laws or other organizational or governing documents of the Banks) or in the interpretation or application thereof or compliance by any Bank or Issuing Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i) shall subject any Bank or Issuing Bank or any corporation controlling such Bank or from which such Bank obtains funding or credit to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurocurrency Loan or Local Currency Loan made by it, or change the basis of taxation of payments to such Bank, Issuing Bank or such corporation in respect thereof (except for (A) Non-Excluded Taxes covered by subsection 8.6, (B) taxes excluded under the first sentence of subsection 8.6(a) and (C) changes in the rate of tax on the overall net income of such Bank or Issuing Bank or such corporation);
(ii) shall impose, modify or hold applicable any reserve, special deposit, deposit insurance, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank or Issuing Bank or any corporation controlling such Bank or Issuing Bank or from which such Bank obtains funding or credit which is not otherwise included in the determination of the Eurocurrency Rate hereunder or the interest rate on such Local Currency Loans under the relevant Local Currency Facility; or
(iii) shall impose on such Bank or Issuing Bank or any corporation controlling such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank or Issuing Bank or such corporation, by an amount which such Bank or Issuing Bank or such corporation reasonably deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or Local Currency Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall promptly pay such Bank or Issuing Bank, within five Business Days after its demand, any additional amounts necessary to compensate such Bank or Issuing Bank for such increased cost or reduced amount receivable, together with interest on each such amount from the date due until payment in full at a rate per annum equal to the ABR. If any Bank or Issuing Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Company, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Bank or Issuing Bank, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of Loans and all other amounts payable hereunder.
(b) If any Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank or Issuing Bank with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Bank’s or Issuing Bank or such corporation’s capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Bank or Issuing Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Bank’s or Issuing Bank or such corporation’s policies with respect to capital adequacy or liquidity requirements) by an amount reasonably deemed by such Bank or Issuing Bank to be material, then from time to time, after submission by such Bank or Issuing Bank to the Company (with a copy to the Administrative Agent) of a written request therefor (which written request shall be conclusive in the absence of manifest error), the Company shall pay to such Bank or Issuing Bank such additional amount or amounts as will compensate such Bank or Issuing Bank for such reduction.
(c) In addition to, and without duplication of, amounts which may become payable from time to time pursuant to paragraphs (a) and (b) of this subsection 8.5, each Borrower agrees to pay to each Bank which requests compensation under this paragraph (c) by notice to such Borrower, on the last day of each Interest Period with respect to any Committed Rate Eurocurrency Loan made by such Bank to such Borrower, at any time when such Bank shall be required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the Board (or, at any time when such Bank may be required by the Board or by any other Governmental Authority, whether within the United States or in another relevant jurisdiction, to maintain reserves against any other category of liabilities which includes deposits by reference to which the Eurocurrency Rate is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Bank which includes any such Committed Rate Eurocurrency Loans), an additional amount (determined by such Bank’s calculation or, if an accurate calculation is impracticable, reasonable estimate using such reasonable means of allocation as such Bank shall determine) equal to the actual costs, if any, incurred by such Bank during such Interest Period as a result of the applicability of the foregoing reserves to such Committed Rate Eurocurrency Loans.
(d) A certificate of each Bank, Issuing Bank, Swing Line Bank or Local Currency Bank setting forth such amount or amounts as shall be necessary to compensate such Bank, Issuing Bank, Swing Line Bank or Local Currency Bank as specified in paragraph (a), (b) or (c) above, as the case may be, and setting forth in reasonable detail an explanation of the basis of requesting such compensation in accordance with paragraph (a), (b) or (c) above, including calculations in detail comparable to the detail set forth in certificates delivered to such Bank in similar circumstances under comparable provisions of other comparable credit agreements, shall be delivered to the relevant Borrower and shall be conclusive absent manifest error. The relevant Borrower shall pay each Bank, Issuing Bank, Swing Line Bank or Local Currency Bank the amount shown as due on any such certificate delivered to it within 10 days after its receipt of the same.
(e) Failure or delay on the part of any Bank or the Issuing Bank to demand compensation pursuant to this subsection shall not constitute a waiver of such Bank’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Bank or the Issuing Bank pursuant to this subsection for any increased costs or reductions incurred more than six months prior to the date that such Bank or the Issuing Bank, as the case may be, notifies the Company of the event giving rise to such increased costs or reductions and of such Bank’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
(f) Notwithstanding the foregoing provisions of this subsection, a Bank shall not be entitled to compensation pursuant to this subsection in respect of any Competitive Advance Loan if the event that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Advance Loan Offer pursuant to which such Loan was made.
(g) The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(h) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted, issued or implemented.
8.6 Taxes
(a) Unless required by applicable Requirements of Law, all payments made by or on behalf of any Loan Party under this Agreement or any other Credit Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of any Applicable Administrative Agent and each Bank, (i) net income taxes, doing business taxes, branch profits or similar taxes, and franchise taxes imposed on any Applicable Administrative Agent or such Bank (including, without limitation for all purposes of this subsection 8.6, each Bank in its capacity as an Issuing Bank or as a Swing Line Bank), as the case may be, that are Other Connection Taxes, (ii) taxes that are attributable to such Bank’s failure to comply with the requirements of subsection 8.6(e), (iii) United States withholding taxes in effect on the date such Bank becomes a party to this Agreement, except to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the applicable Loan Party with respect to such taxes pursuant to this subsection 8.6(a) and (iv) any taxes imposed by FATCA; provided that, if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Applicable Administrative Agent or any Bank, as determined in good faith by the applicable Withholding Agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the applicable Loan Party to the Applicable Administrative Agent or such Bank shall be increased to the extent necessary to yield to the Applicable Administrative Agent or such Bank (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made.
(b) In addition, the Company or the relevant Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) Whenever any taxes are payable by any Loan Party, as promptly as possible thereafter such Loan Party or the Company shall send to the Administrative Agent for its own account or for the account of the relevant Bank, as the case may be, a certified copy of an original official receipt received by the applicable Loan Party showing payment thereof. If (i) such Loan Party or the Company fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority, (ii) Loan Party or the Company fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon any Applicable Administrative Agent or any Bank, such Loan Party and/or the Company shall indemnify each Applicable Administrative Agent and such Bank for such amounts and any incremental taxes, interest or penalties that may become payable by any Applicable Administrative Agent or such Bank as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii). The agreements in subsection 8.6 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d) Each Bank shall indemnify each Applicable Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Bank and that are payable or paid by any Applicable Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Applicable Administrative Agent in good faith (but only to the extent that any Loan Party has not already indemnified the Applicable Administrative Agent for such taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges and without limiting the obligation of the Loan Parties to do so). A certificate as to the amount of such payment or liability delivered to any Bank by the Applicable Administrative Agent shall be conclusive absent manifest error.
(e) (i) Each Bank (including each Assignee) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of United States Internal Revenue Service (the “IRS”) Form W-9 (or any successor form) certifying that such Bank is exempt from U.S. federal withholding tax. Each Bank (including each Assignee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Bank”) shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) (i) two duly completed copies of IRS Form W-8BEN or W-8-BEN-E (as applicable), W-8ECI, W-8IMY (together with any applicable underlying IRS forms) or successor applicable form, as the case may be, (ii) in the case of a Non-U.S. Bank claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit M and the applicable IRS Form W-8 (together with any applicable underlying IRS forms), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or a reduced rate of, withholding tax on payments under this Agreement and the other Credit Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Company and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Company or the Administrative Agent. In addition, each Non-U.S. Bank shall deliver such forms promptly upon the expiration, obsolescence or invalidity of any form previously delivered by such Non-U.S. Bank. Each Non-U.S. Bank shall promptly notify the Company and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection, a Non-U.S. Bank shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Bank is not legally able to deliver.
(ii) Upon the written request of any Borrower, each Bank promptly will provide to such Borrower and to the Administrative Agent, or file with the relevant taxing authority (with a copy to the Administrative Agent) such form, certification or similar documentation (each duly completed, accurate and signed) as is required by the relevant jurisdiction in order to obtain an exemption from, or reduced rate of Non-Excluded Taxes to which such Bank or the Administrative Agent is entitled pursuant to an applicable tax treaty or the law of the relevant jurisdiction; provided, however, such Bank will not be required to (x) disclose information which in its reasonable judgment it deems confidential or proprietary or (y) incur a cost if such cost would, in its reasonable judgment, be substantial in comparison to the cost of the Company under this subsection 8.6 of such Bank’s failure to provide such form, certification or similar documentation. Such Bank shall certify in the case of any such form, certification or similar documentation so provided (to the extent it may accurately and properly do so) that it is entitled to receive payments under this Agreement without deduction or withholding, or at a reduced rate of deduction or withholding of Non-Excluded Taxes. A Bank shall be required to furnish a form under this paragraph (e)(ii) only if it is entitled to claim an exemption from or a reduced rate of withholding under applicable law. A Bank that is not entitled to claim an exemption from or a reduced rate of withholding under applicable law, promptly upon written request of the applicable Borrower, shall inform the applicable Borrower in writing.
(iii) If a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection 8.6(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Solely for purposes of determining withholding taxes imposed under FATCA, from and after the effective date of the Amendment, any Borrower and the Administrative Agent shall treat (and the Banks hereby authorize the Administrative Agent to treat) each of the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(f) If any Bank determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this subsection 8.6, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this subsection 8.6 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of such Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Bank in the event such Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.
8.7 Company’s Options upon Claims for Increased Costs and Taxes
. In the event that any Affected Bank shall decline to make Loans pursuant to subsection 8.4 or shall have notified the Company that it is entitled to claim compensation pursuant to subsection 8.5 or 8.6, the Company may exercise any one or both of the following options:
(a) The Company may request one or more of the Banks which are not Affected Banks to take over all (but not part) of any Affected Banks’ then outstanding Loans and to assume all (but not part) of any Affected Bank’s Revolving Commitments and/or Swing Line Commitments, if any, and obligations hereunder, and if applicable, under any Local Currency Facility. If one or more Banks shall so agree in writing (collectively, the “Assenting Banks”; individually, an “Assenting Bank”) with respect to an Affected Bank, (i) the Revolving Commitments and/or Swing Line Commitments, if any, of each Assenting Bank and the obligations of such Assenting Bank under this Agreement shall be increased by its respective Allocable Share of the Revolving Commitments and/or Swing Line Commitments, as applicable, and of the obligations of such Affected Bank under this Agreement and if applicable, under any Local Currency Facility and (ii) each Assenting Bank shall make Loans to the Company, according to such Assenting Bank’s respective Allocable Share of the Revolving Commitments and/or Swing Line Commitments, as applicable, in an aggregate principal amount equal to the outstanding principal amount of the Loans and, if applicable, Local Currency Loans and Swing Line Loans, of such Affected Bank, on a date mutually acceptable to the Assenting Banks, such Affected Bank and the Company. The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loans, and if applicable, Local Currency Loans and/or Swing Loans, of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to subsection 8.8 in connection with such prepayment), and, upon such assumption by the Assenting Bank and prepayment by the Company, such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of this Agreement).
(b) The Company may designate a Replacement Bank to assume the Revolving Commitments and/or Swing Line Commitments, if any, and the obligations of any such Affected Bank hereunder and if applicable, under any Local Currency Facility, and to purchase the outstanding Loans of such Affected Bank and such Affected Bank’s rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Affected Bank (unless such Affected Bank agrees otherwise), for a purchase price equal to the outstanding principal amount of the Loans and, if applicable, Local Currency Loans and/or Swing Loans, of such Affected Bank plus (i) all interest accrued and unpaid thereon and all other amounts owing to such Affected Bank hereunder and (ii) any amount which would be payable to such Affected Bank pursuant to subsection 8.8, and upon such assumption and purchase by the Replacement Bank, such Replacement Bank, if it is not already a Bank, shall be deemed to be a “Bank” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of this Agreement).
8.8 Break Funding Payments
. In the event of (a) the payment of any principal of any Eurocurrency Loan or Committed Rate Loan that bears interest at the Eurocurrency Rate other than on the last day of an Interest Period therefor (including as a result of an Event of Default and as a result of the provisions of subsection 2.11 or 2.12), (b) the conversion of any Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable hereunder and is revoked in accordance herewith), (d) the failure to borrow any Competitive Advance Loan that bears interest at the Eurocurrency Rate after accepting the Competitive Advance Loan Offer to make such Loan, or (e) the assignment as a result of a request by the Company pursuant to subsection 8.7 of any Eurocurrency Loan other than on the last day of an Interest Period therefor or of any Competitive Advance Loan that bears interest at the Eurocurrency Rate, then, in any such event, the Company shall compensate each Bank for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, the interest rate loss to any Bank attributable to any such event shall be deemed to be an amount determined by such Bank to be equal to the excess, if any, of (i) the amount of interest that such Bank would pay for a deposit equal to the principal amount of such Bank denominated in the Currency of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Eurocurrency Rate for such Currency for such Interest Period, over (ii) the amount of interest that such Bank would earn on such principal amount for such period if such Bank were to invest such principal amount for such period at the interest rate that would be bid by such Bank (or an affiliate of such Bank) for deposits denominated in such Currency from other banks in the eurocurrency market at the commencement of such period. The Company shall also compensate each relevant Bank for any loss, cost or expense suffered by such Bank as a result of the conversion, pursuant to subsection 2.11(b), of the Currency in which a Loan is denominated, or the purchase or sale, pursuant to subsection 2.11(c), of a participating interest in any Loan. A certificate of any Bank setting forth any amount or amounts that such Bank is entitled to receive pursuant to this subsection shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
8.9 Determinations
. In making the determinations contemplated by subsections 8.5, 8.6 and 8.8, each Bank may make such estimates, assumptions, allocations and the like that such Bank in good faith determines to be appropriate. Upon request of the Company, each Bank shall furnish to the Company, at any time after demand for payment of an amount under subsection 8.5(a) or 8.8, a certificate outlining in reasonable detail the computation of any amounts owing. Any certificate furnished by a Bank shall be binding and conclusive in the absence of manifest error.
8.10 Change of Lending Office
. If an event occurs with respect to any Bank that makes operable the provisions of subsection 8.4 or entitles such Bank to make a claim under subsection 8.5 or 8.6, such Bank shall, if requested in writing by the Company, to the extent not inconsistent with such Bank’s internal policies, use reasonable efforts to (a) designate another office or offices for the making and maintaining of its Loans or (b) obtain a different source of funds or credit, as the case may be, the designation or obtaining of which will eliminate such operability or reduce materially the amount such Bank is so entitled to claim, provided that such designation or obtaining would not, in the sole discretion of such Bank, result in such Bank incurring any costs unless the Company has agreed to reimburse such Bank therefor.
8.11 Company Controls on Exposure; Calculation of Exposure; Prepayment if Exposure exceeds Revolving Commitments.

(a) The Company will implement and maintain internal accounting controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the object of preventing any request for an Extension of Credit that would result in (i) the Exposure of the Banks being in excess of the Revolving Commitments, or (ii) the Foreign Currency Exposure in respect of any Currency exceeding the Foreign Currency Exposure Sublimit for such Currency, and of promptly identifying and remedying any circumstance where, by reason of changes in exchange rates, (A) the aggregate amount of the Exposure exceeds the Revolving Commitments, or (B) the amount of the Foreign Currency Exposure in respect of any Currency exceeds the Foreign Currency Exposure Sublimit for such Currency. In the event that at any time the Company determines that (i) the aggregate amount of the Exposure of the Banks exceeds the aggregate amount of the Revolving Commitments by more than 5%, or (ii) the amount of the Foreign Currency Exposure in respect of any Currency exceeds the Foreign Currency Exposure Sublimit for such Currency, the Company will, as soon as practicable but in any event within five Business Days of making such determination, make or cause to be made such repayments or prepayments of Loans as shall be necessary to cause (A) the aggregate amount of the Exposure of the Banks to no longer exceed the Revolving Commitments, and (B) the amount of the Foreign Currency Exposure in respect of any Currency not to exceed the Foreign Currency Exposure Sublimit for such Currency.
(b) The Administrative Agent will calculate the aggregate amount of the Exposure of the Banks from time to time, and in any event not less frequently than once during each calendar month. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the HK Administrative Agent, the Swing Line Banks in respect of outstanding Swing Line Loans, from Banks in respect of outstanding Competitive Advance Loans, from Local Currency Facility Agents in respect of outstanding Local Currency Loans and Issuing Banks in respect of L/C Obligations. Upon making each such calculation, the Administrative Agent will inform the Company and the Banks of the results thereof.
(c) In the event that on any date the Administrative Agent calculates that (i) the aggregate amount of the Exposure of the Banks exceeds the aggregate amount of the Revolving Commitments by more than 5%, or (ii) the Foreign Currency Exposure in respect of any Currency exceeds the Foreign Currency Exposure Sublimit for such Currency, the Administrative Agent will give notice to such effect to the Company. After receipt of any such notice, the Company will, as soon as practicable but in any event within five Business Days of receipt of such notice, make or cause to be made such repayments or prepayments of Loans as shall be necessary to cause (i) the aggregate amount of the Exposure of the Banks to no longer exceed the Revolving Commitments, or (ii) the Foreign Currency Exposure in any respect of any Currency not to exceed the Foreign Currency Exposure Sublimit for such Currency.
(d) If at any time the Committed Exposure of any Bank exceeds such Bank’s Revolving Commitment, upon demand of such Bank, the Company will within one Business Day prepay Loans in such amounts that after giving effect to such prepayment the Committed Exposure of such Bank does not exceed its Revolving Commitment.
(e) Any prepayment required to be made pursuant to this subsection 8.11 shall be accompanied by payment of amounts payable, if any, pursuant to subsection 8.8 in respect of the amount so prepaid.
8.12 Conversion and Continuation Options
(a) By giving a Notice of Conversion, any Specified Borrower may elect from time to time (i) to convert such Specified Borrower’s Committed Rate Eurocurrency Loans in Dollars to Committed Rate ABR Loans or (ii) to convert such Specified Borrower’s Committed Rate ABR Loans to Committed Rate Eurocurrency Loans in Dollars. Upon receipt of any Notice of Conversion the Applicable Administrative Agent shall promptly notify each relevant Bank thereof. All or any part of Committed Rate Eurocurrency Loans outstanding in Dollars or Committed Rate ABR Loans may be converted as provided herein, provided that (i) no Committed Rate ABR Loan may be converted into a Committed Rate Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Banks have determined that such a conversion is not appropriate and (ii) no Committed Rate ABR Loan may be converted into a Committed Rate Eurocurrency Loan after the date that is one month prior to the relevant Termination Date.
(b) By giving a Notice of Continuation, any Specified Borrower may continue all or any part of such Specified Borrower’s Committed Rate Eurocurrency Loans as Committed Rate Eurocurrency Loans in the same Currency for one or more different additional Interest Periods.
(c) Any Specified Borrower may convert Committed Rate Loans outstanding in Dollars or one Available Foreign Currency to Committed Rate Loans in Dollars or a different Currency by repaying such Loans in the first Currency and borrowing Loans of such different Currency in accordance with the applicable provisions of this Agreement.
(d) If any Specified Borrower shall fail to timely give a Notice of Continuation or a Notice of Conversion in respect of any of such Specified Borrower’s Committed Rate Eurocurrency Loans with respect to which an Interest Period is expiring, such Specified Borrower shall be deemed to have given a Notice of Continuation for a Eurocurrency Loan for an Interest Period of one month.
8.13 Minimum Amounts of Tranches
. All borrowings of Committed Rate Loans and Swing Line Loans, all conversions and continuations of Committed Rate Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of (i) in the case of Eurocurrency Loans or Committed Rate Loans comprising each Tranche in Dollars shall be not less than $5,000,000, (ii) in the case of ABR Loans or Committed Rate Loans comprising each Tranche in Dollars shall not be less than $1,000,000 and (iii) Committed Rate Loans comprising each Tranche in any Available Foreign Currency shall be not less than the Dollar Equivalent Amount in such Currency of $5,000,000; provided that any borrowing of Committed Rate Loans may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Commitments and any borrowing of Swing Line Loans may be in an aggregate amount that is equal to the entire unused balance of the Total Swing Line Commitments.
8.14 Interest Rates and Interest Payment Dates
(a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin.
(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(c) Each Swing Line Loan shall bear interest at the Swing Line Rate applicable to such Swing Line Loan.
(d) If all or a portion of (i) the principal amount of any Swing Line Loan or Committed Rate Loan or (ii) any interest payable thereon or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of overdue interest, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e) Interest on Swing Line Loans and Committed Rate Loans shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph (d) of this subsection shall be payable from time to time on demand.
8.15 Inability to Determine Interest Rate
. If on or prior to the date on which the Eurocurrency Rate is determined for any Interest Period in respect of any Eurocurrency Loan in any Currency:
(a) the Applicable Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such affected Currency or such affected Interest Period, or
(b) on the Business Day prior to the first day of the applicable Interest Period, the Applicable Administrative Agent shall have received notice from Banks having Revolving Commitments comprising at least 25% of the Total Revolving Commitments (or, in the case of Loans denominated in an Available Foreign Currency, Banks having at least 25% of the Foreign Currency Revolving Commitments in such Available Foreign Currency) that the Eurocurrency Rate determined or to be determined for such affected Interest Period will not adequately and fairly reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Committed Rate Loans during such affected Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the Banks as soon as practicable thereafter. If such notice is given (x) any Eurocurrency Loans requested to be made in such affected Currency on the first day of such affected Interest Period shall be made as ABR Loans in Dollars in the Dollar Equivalent Amount, (y) any Committed Rate Loans that were to have been converted on the first day of such affected Interest Period from ABR Loans to Eurocurrency Loans shall be continued as ABR Loans and (z) any Eurocurrency Loans in such affected Currency that were to have been continued as such shall be converted, on the first day of such Interest Period, to ABR Loans in Dollars in the Dollar Equivalent Amount. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans in such affected Currency shall be made, converted to or continued as such.
8.16 Optional Prepayments
. By giving a Notice of Prepayment (which may be conditioned on a refinancing), any Specified Borrower may, at any time and from time to time, prepay Committed Rate Loans, Competitive Advance Loans, or Swing Line Loans made to such Specified Borrower, in whole or in part, without premium or penalty (except as provided in subsection 8.8 or as provided in the applicable Competitive Advance Loan Offer). Upon receipt of any such notice the Applicable Administrative Agent shall promptly notify each relevant Bank thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 8.8. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or an aggregate principal Dollar Equivalent Amount of at least $1,000,000 for Loans denominated in a Foreign Currency.
8.17 Defaulting Banks
. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Bank pursuant to subsection 8.1(a);
(b) the Revolving Commitment and Exposure of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to subsection 15.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank directly affected thereby;
(c) if any Swing Line Exposure or L/C Exposure exists at the time such Bank becomes a Defaulting Bank then:
(i) all or any part of the Swing Line Exposure and L/C Exposure of such Defaulting Bank shall be reallocated among the non-Defaulting Banks in accordance with their respective Revolving Commitment Percentages but only to the extent that (x) the sum of the Exposures of all non-Defaulting Banks does not exceed the total of all non-Defaulting Banks’ Revolving Commitments and (y) the Exposure of each non-Defaulting Bank does not exceed such non-Defaulting Banks’ Revolving Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company (or applicable Specified Borrower) shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Bank’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 13 for so long as such L/C Exposure is outstanding;
(iii)    if the Company (or applicable Specified Borrower) cash collateralizes any portion of such Defaulting Bank’s L/C Exposure pursuant to clause (ii) above, no Loan Party shall be required to pay any fees pursuant to subsection 5.3(a) with respect to such Defaulting Bank’s L/C Exposure during the period such Defaulting Bank’s L/C Exposure is cash collateralized;
(iv)    if the L/C Exposure of the non-Defaulting Banks is reallocated pursuant to clause (i) above, then the fees payable to the Banks pursuant to subsection 5.3(a) shall be adjusted in accordance with such non-Defaulting Banks’ Revolving Commitment Percentages; and
(v)    if all or any portion of such Defaulting Bank’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Bank hereunder, all fees payable under subsection 5.3(a) with respect to such Defaulting Bank’s L/C Exposure shall be payable to the Issuing Banks in accordance with their percentages of the L/C Exposure until and to the extent that such L/C Exposure is reallocated and/or cash collateralized;
(d) so long as such Bank is a Defaulting Bank, (i) participating interests in any newly made Swing Line Loan shall be allocated among non-Defaulting Banks in a manner consistent with subsection 8.17(c)(i) (and such Defaulting Bank shall not participate therein) and each Swing Line Bank shall continue to fund Swing Line Loans in accordance with and subject to Section 4 so long as and to the extent the related Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Banks in accordance with subsection 8.17(c)(i) and (ii) participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with subsection 8.17(c)(i) (and such Defaulting Bank shall not participate therein) and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the Defaulting Bank’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Company (or applicable Specified Borrower) in accordance with subsection 8.17(c); and
(e) the Company may designate a Replacement Bank to assume the Revolving Commitments and/or Swing Line Commitments, if any, and the obligations of any Bank that becomes a Defaulting Bank, and to purchase the outstanding Loans of such Defaulting Bank and such Defaulting Bank’s rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Defaulting Bank (unless such Defaulting Bank agrees otherwise), for a purchase price equal to the outstanding principal amount of the Loans of such Defaulting Bank plus (i) all interest accrued and unpaid thereon and all other amounts owing to such Defaulting Bank hereunder and (ii) any amount which would be payable to such Defaulting Bank pursuant to subsection 8.8 (assuming that all Loans of such Defaulting Bank were prepaid on the date of such assumption), and upon such assumption and purchase by the Replacement Bank, such Replacement Bank, if it is not already a Bank, shall be deemed to be a “Bank” for purposes of this Agreement and such Defaulting Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of this Agreement).
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Bank Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank, as the case may be, shall have entered into arrangements with the Loan Parties or such Bank, satisfactory to such Issuing Bank, as the case may be, to defease any risk to it in respect of such Bank hereunder.
In the event that each Applicable Administrative Agent, the Company, each Swing Line Bank and each Issuing Bank agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Swing Line Exposure and L/C Exposure of the Banks shall be readjusted to reflect the inclusion of such Bank’s Revolving Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks (and, only if such Bank is a Swing Line Bank, Swing Line Loans) as each Applicable Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Revolving Commitment Percentage and, if such Bank is a Swing Line Bank, Swing Line Commitment Percentage. Subject to subsection 15.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a non-Defaulting Bank as a result of such non-Defaulting Bank’s increased exposure following such reallocation.
Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Section 13 or otherwise) or received by the Administrative Agent from a Defaulting Bank pursuant to subsection 15.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any Issuing Bank or Swing Line Bank hereunder; third, to cash collateralize the Issuing Banks’ L/C Exposure with respect to such Defaulting Bank in accordance with subsection 5.1; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure (after giving effect to subsection 8.17) with respect to such Defaulting Bank with respect to future Letters of Credit issued under this Agreement, in accordance with subsection 5.1; sixth, to the payment of any amounts owing to the Banks, the Issuing Banks or Swing Line Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank, the Issuing Banks or Swing Line Banks against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Exposure in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in subsection 10.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Exposure owed to, all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Exposure owed to, such Defaulting Bank until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Banks pro rata in accordance with the applicable Commitments without giving effect to subsection 8.17(c). Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this subsection 8.17 shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.
SECTION 9. REPRESENTATIONS AND WARRANTIES
To induce the Syndication Agents, the Administrative Agent, the HK Administrative Agent and the Banks to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Company and each Subsidiary Borrower (insofar as the representations and warranties by such Subsidiary Borrower relate to it) hereby represents and warrants to each Syndication Agent, the Administrative Agent, the HK Administrative Agent and each Bank that:
9.1 Financial Condition
. The audited consolidated balance sheets of the Company and its consolidated Subsidiaries as at December 31, 2015 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Ernst & Young LLP, copies of which have heretofore been furnished to each Bank or will be furnished to each Bank that has not already received such copies, present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidating balance sheet of the Company and its consolidated Subsidiaries as at September 30, 2016 and the related unaudited consolidating statement of operations and retained earnings for the portion of the fiscal year ended on September 30, 2016, present fairly the consolidating financial position of the Company and its consolidated Subsidiaries as at such date, and the consolidating results of their operations for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither the Company nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or referred to in the notes thereto. During the period from September 30, 2016 to and including the Closing Date, there has been no sale, transfer or other disposition by the Company or any of its consolidated Subsidiaries of any material part of their consolidated business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Company and its consolidated Subsidiaries at September 30, 2016 except as disclosed in writing to the Banks prior to the Closing Date or disclosed in any of the Company’s filings with the Securities and Exchange Commission prior to the date hereof.
9.2 No Change
Since December 31, 2015 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.
9.3 Corporate Existence; Compliance with Law
. The Company and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.4 Corporate Power; Authorization; Enforceable Obligations
. Each of the Company and its Subsidiaries has the corporate or other power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents. This Agreement has been, and each other Credit Document to which the Company or any of its Subsidiaries is a party will be, duly executed and delivered on behalf of the Company or such Subsidiary, as the case may be. This Agreement constitutes, and each other Credit Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Company or any of its Subsidiaries party thereto enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
9.5 No Legal Bar
. The execution, delivery and performance of the Credit Documents to which the Company or any of its Subsidiaries is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Company or of any of its Subsidiaries (except for violations of Contractual Obligations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect) and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except for the Liens expressly permitted by subsection 12.3.
9.6 No Material Litigation
. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues with respect to any of the Credit Documents or any of the transactions contemplated hereby or thereby.
9.7 No Default
. No Default or Event of Default has occurred and is continuing.
9.8 Ownership of Property; Liens
. Each of the Company and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except where the failure to have such title or such leasehold interest, as the case may be, could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by subsection 12.3.
9.9 Intellectual Property
. Each of the Company and each of its Subsidiaries owns, or is licensed to use, all domestic and foreign trademarks, tradenames, patents and patent applications, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”) except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending or, to the knowledge of the Company, has been threatened by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property which could reasonably be expected to have a Material Adverse Effect, nor does the Company know of any valid basis for any such claim. The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
9.10 Local Currency Facilities
. Schedule 9.10 sets forth, as of the Closing Date, all Local Currency Facilities (including the Local Currency Borrower, Local Currency Banks, Local Currency Facility Agent, Local Currency Facility Maximum Borrowing Amount and Local Currency Bank Maximum Borrowing Amount with respect thereto).
9.11 Taxes
. Each of the Company and its consolidated Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Company, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any unfiled tax returns for taxes, and unpaid taxes, fees and other charges, (a) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its consolidated Subsidiaries, as the case may be, or (b) which in each case, individually or in the aggregate, would not cause the Company and its consolidated Subsidiaries to have a liability in excess of $25,000,000 or the Dollar Equivalent Amount thereof); no notice of tax Lien has been filed, and, to the knowledge of the Company, no claim is being asserted by any taxing authority, with respect to any such tax, fee or other charge except for claims the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its consolidated Subsidiaries, as the case may be, and claims for amounts which, in the aggregate, do not exceed $25,000,000.
9.12 Federal Regulations
. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the regulations of such Board of Governors. If requested by any Bank or the Administrative Agent, the Company will furnish to the Administrative Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.
9.13 ERISA
. Each Plan which is intended to be qualified under Section 401(a) (or 403(a) as appropriate) of the Code and each related trust agreement, annuity contract or other funding instrument which is intended to be tax-exempt under Section 501(a) of the Code is so qualified and tax-exempt and has been so qualified and tax-exempt during the period from its adoption to date. No event has occurred in connection with which the Company or any Commonly Controlled Entity or any Plan, directly or indirectly, could reasonably be expected to be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Company or a Subsidiary has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order. No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. Excluding those arrangements set forth on Schedule 9.13, the present value of all accrued benefits under each Single Employer Plan maintained by the Company or any Commonly Controlled Entity or for which the Company or any Commonly Controlled Entity has or could have any liability (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than 10%. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Company nor any Commonly Controlled Entity could reasonably be expected to become subject to any material liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Multiemployer Plan is Insolvent, and neither the Company nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is in “endangered” or “critical” condition (within the meaning of Section 432 of the Code or Section 305 of ERISA). The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the unfunded liability of the Company and each Commonly Controlled Entity for benefits under all unfunded retirement or severance plans, programs, policies or other arrangements (including, without limitation, post-retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA)), whether or not funded, does not, in the aggregate, exceed $15,000,000 (excluding those arrangements set forth on Schedule 9.13).
9.14 Investment Company Act; Other Regulations

. Neither the Company nor any Subsidiary of the Company is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Subsidiary of the Company is subject to regulation under any Federal or State statute or regulation which specifically limits its ability to incur Indebtedness.
9.15 Subsidiaries
. The outstanding stock and securities (or other evidence of ownership) of the Subsidiaries, partnerships or joint ventures owned by the Company and its Subsidiaries are owned by the Company and its Subsidiaries free and clear of all Liens, warrants, options or rights of others of any kind whatsoever except for Liens permitted by subsection 12.3. Schedule 9.15 is a complete list of all Subsidiaries that, as of the Closing Date, are required to execute a Subsidiary Guarantee pursuant to subsection 11.9.
9.16 Accuracy and Completeness of Information
. No document furnished or statement made in writing to the Banks by the Company in connection with the negotiation, preparation or execution of this Agreement or any of the other Credit Documents contains any untrue statement of a material fact, or omits to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Banks.
9.17 Purpose of Loans
. The proceeds of the Loans and Letters of Credit shall be used by the Company for general corporate purposes of the Company and, to the extent permitted hereunder, its Subsidiaries, including working capital in the ordinary course of business, letters of credit, repayment, prepayment or purchase of long-term indebtedness and acquisitions, and shall not be used, and the Company shall procure that its Subsidiaries and their respective directors, officer, employees and agents shall not use, the proceeds of the Loans and Letters of Credit, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in a manner that would result in the violation of any Sanctions applicable to any party hereto.
9.18 Environmental Matters.
Except as set forth on Schedule 9.18 or as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a) The facilities and properties owned or operated by the Company or any of its Subsidiaries (the “Properties”) do not contain, and to the knowledge of the Company or its Subsidiaries, have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law.
(b) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no contamination at, under or to the knowledge of the Company about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Company or any of its Subsidiaries (the “Business”) which could materially interfere with the continued operation of the Properties or the Business.

(c) Neither the Company nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Company or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.
(d) To the knowledge of the Company or any of its Subsidiaries, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.
(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, under any Environmental Law to which the Company or any Subsidiary is or to the knowledge of the Company will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other analogous administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.
(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under any applicable Environmental Laws.
(g) Neither the Company nor any Subsidiary has assumed any liability of any other Person under Environmental Laws.
9.19 Anti-Corruption Laws and Sanctions.
The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, any Person that is an Affiliate of the Company under clause (ii) of the definition of Affiliate, its Subsidiaries and their respective directors, officers, employees and, to the extent commercially reasonable, agents with Anti-Corruption Laws and applicable Sanctions. The Company, its Affiliates, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, its directors, advisors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Affiliate or any Subsidiary or, to the knowledge of the Company, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any advisor or agent of the Company, any Affiliate or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The transactions contemplated by this Agreement will not violate Anti-Corruption Laws or applicable Sanctions.
9.20 EEA Financial Institutions
. No Loan Party is an EEA Financial Institution.
SECTION 10. CONDITIONS PRECEDENT
10.1 Conditions to Closing Date

. The occurrence of the Closing Date, and the agreement of each Bank to make the initial Extension of Credit requested to be made by it on or after the Closing Date, shall be subject to the satisfaction, on or prior to December 23, 2016, of the following conditions precedent:
(a) Credit Documents. The Administrative Agent (or its counsel) shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Administrative Agent, the HK Administrative Agent, each Bank, the Company and each Subsidiary that will be a Subsidiary Borrower party hereto on the Closing Date, (ii) a Company Guarantee executed and delivered by a duly authorized officer of the Company and (iii) a Subsidiary Guarantee, executed and delivered on behalf of each Domestic Subsidiary listed on Schedule 9.15 by a duly authorized officer of such Domestic Subsidiary.
(b) Corporate Proceedings of each Loan Party. The Administrative Agent shall have received copies of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or other governing body) of each Loan Party (except any Foreign Subsidiary Borrower) authorizing (i) the execution, delivery and performance of each Credit Document to which it is a party and (ii) in the case of each Borrower (except any Foreign Subsidiary Borrower), the borrowings contemplated hereunder, certified by the Secretary, an Assistant Secretary, or the Vice President and General Counsel of such Loan Party as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.
(c) Fees and Expenses. The Administrative Agent shall have received or shall substantially simultaneously with the closing receive the fees and expenses to be received on or prior to the Closing Date pursuant to subsection 8.1(c).
(d) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
(i) the executed legal opinion of Sherman & Howard L.L.C., counsel to the Company and the Subsidiary Borrowers, substantially in the form of Exhibit G-1, with such modifications therein as shall be reasonably requested or approved by the Administrative Agent; and
(ii) the executed legal opinion of Gregory P. Tarpinian, general counsel of the Company, substantially in the form of Exhibit G-2, with such modifications therein as shall be reasonably requested or approved by the Administrative Agent.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement and the other Credit Documents as the Administrative Agent and the HK Administrative Agent may reasonably require.
(e) No Material Litigation. No litigation, inquiry, injunction or restraining order shall be pending, entered or threatened (including any proposed statute, rule or regulation) which in the reasonable judgment of any Bank could have a Material Adverse Effect.
(f) Existing Credit Agreement. (i) Other than with respect to the reallocation of participations in Letters of Credit and Swing Line Loans as set forth in clause (ii) below, any principal, interest, fees or other amounts owing or accrued and unpaid under the Existing Credit Agreement to any Person which is a Bank under (and as defined in) the Existing Credit Agreement shall have been paid in full to such Person and (ii) the participations in Letters of Credit and Swing Line Loans outstanding under the Existing Credit Agreement immediately prior to the Closing Date will be reallocated so as to be held by the Banks ratably in accordance with their respective Commitments.

(g) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and the HK Administrative Agent.
(h) KYC Information. Each Bank shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case at least five days prior to the Closing Date.
10.2 Conditions to Each Extension of Credit
. The agreement of each Bank to make any Extension of Credit requested to be made by it on any date (including, without limitation, its initial Extension of Credit, but excluding any Committed Rate Loan made pursuant to a Notice of Swing Line Refunding, pursuant to subsections 5.5(c) or 6.3 or pursuant to subsection 8.12(c) if the Dollar Equivalent Amount thereof is not increased) is subject to the applicable Borrower’s delivery of a Notice of Borrowing or Notice of Swing Line Borrowing, as applicable, in accordance with the terms hereof and the satisfaction of the following conditions precedent:
(a) Representations and Warranties. Each of the representations and warranties made by the Company and its Subsidiaries in or pursuant to the Credit Documents (other than subsections 9.2 and 9.6) shall be true and correct in all material respects on and as of such date as if made on and as of such date except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct as of such earlier date.
(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date after giving effect to the Extension of Credit requested to be made on such date.
(c) Hong Kong Dollar Borrowing. In the case of the first requested borrowing in Hong Kong Dollars subsequent to the Closing Date, the Administrative Agent and the HK Administrative Agent shall have received such additional information as reasonably requested by the Administrative Agent or the HK Administrative Agent to comply with applicable “know your customer” and regulatory requirements in connection with the making of Loans in Hong Kong Dollars.
(d) Borrowing Certificate. In the case of the first requested borrowing subsequent to the Closing Date, the Administrative Agent shall have received a certificate of the Company, dated as of such date, substantially in the form of Exhibit E, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by any Responsible Officer of the Company.
(e) Foreign Subsidiary Borrowers. In the case of the first requested borrowing by each Foreign Subsidiary Borrower, the Company shall deliver and, in the case of any Foreign Subsidiary Borrower organized under the laws of Hong Kong, the Banks shall deliver (solely with respect to clause (iii) below) to the Administrative Agent (and, if applicable, the HK Administrative Agent) (i) on or prior to such date a copy of the resolutions (or other comparable document under applicable law), in form and substance satisfactory to the Administrative Agent (and, if applicable, the HK Administrative Agent), of the Board of Directors (or other governing body) of such Foreign Subsidiary Borrower authorizing (1) the execution, delivery and performance of each Credit Document to which it will be party and (2) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary or other authorized officer of such Foreign Subsidiary Borrower as of the Borrowing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent (and, if applicable, the HK Administrative Agent) and shall state that the resolutions (or other comparable document under applicable law) thereby certified have not been amended, modified, revoked or rescinded (ii) in the case of any Foreign Subsidiary Borrower organized under the laws of Hong Kong, a Foreign Subsidiary Opinion with respect to such Foreign Subsidiary Borrower and (iii) five Business Days prior to such date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including any additional information requested by the Banks in connection with subsection 15.17.
Each request for an Extension of Credit by any Borrower shall constitute a representation and warranty by the Company and such Borrower that as of the date of such Extension of Credit the conditions contained in this subsection 10.2 have been satisfied.
SECTION 11. AFFIRMATIVE COVENANTS
The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding and unpaid or any Loan or any other amount is owing to any Bank, any Syndication Agent, the Administrative Agent or the HK Administrative Agent hereunder or under any Local Currency Facility, the Company shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:
11.1 Financial Statements
. Furnish to the Administrative Agent:
(a) as soon as available, but in any event within the earlier of (i) 120 days after the end of each fiscal year of the Company or (ii) 30 days after the date on which such financial statements are required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations and shareholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Banks; provided that the Company may in lieu of furnishing such financial statements furnish to the Administrative Agent its Form 10-K filed with the Securities and Exchange Commission or any successor or analogous Governmental Authority for such year;
(b) as soon as available, but in any event within the earlier of (i) 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company or (ii) 15 days after the date on which such financial statements are required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and shareholders’ equity and of cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for such quarter of the previous year, certified by a Responsible Officer as fairly presenting in all material respects when considered in relation to the consolidated financial statements of the Company and its consolidated Subsidiaries (subject to normal year-end audit adjustments); provided that the Company may in lieu of furnishing such unaudited consolidated balance sheet furnish to the Administrative Agent its Form 10-Q filed with the Securities and Exchange Commission or any successor or analogous Governmental Authority for the relevant quarterly period; and
The financial statements to be furnished pursuant to this subsection 11.1 shall fairly present the consolidated (or consolidating) financial position and results of operations of the Company and its consolidated Subsidiaries in accordance with GAAP (subject, in the case of subsection 11.1(b), to normal year-end audit adjustments and the absence of complete footnotes) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein). Any information available on the website of the Company at www.arrow.com or filed with the Securities and Exchange Commission under the Securities Act of 1933 and available on www.sec.gov shall be deemed to have been furnished to the Administrative Agent upon the giving of notice by the Company to the Administrative Agent that such information has been made available on any of such websites.
11.2 Certificates; Other Information
. Furnish to the Administrative Agent (or in the case of paragraph (h) below, the applicable Bank):
(a) concurrently with the delivery of the financial statements referred to in subsection 11.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
(b) concurrently with the delivery of the financial statements referred to in subsection 11.1(a), a certificate of a Responsible Officer substantially in the form of Exhibit H;
(c) concurrently with the delivery of the financial statements referred to in subsection 11.1(a) and (b), a certificate of a Responsible Officer (i) stating that, to the best of such Responsible Officer’s knowledge, the Company has observed and performed all of its covenants and other agreements contained in this Agreement and the other Credit Documents to which it is a party to be observed or performed by it, (ii) that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified therein and (iii) setting forth calculations supporting compliance with subsections 12.1(a) and (b);
(d) as soon as delivered, a copy of the letter, addressed to the Company, of the certified public accountants who prepared the financial statements referred to in subsection 11.1(a) for such fiscal year and otherwise referred to as a “management letter”;
(e) within five days after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders generally, and within five days after the same are filed, copies of all financial statements and reports which the Company or any of its Subsidiaries may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;
(f) concurrently with the delivery of the financial statements referred to in subsections 11.1(a) and 11.1(b), a certificate of a Responsible Officer (i) setting forth the name of each Foreign Subsidiary Borrower and each outstanding Swing Line Loan, Competitive Advance Loan, Local Currency Loan made and Letter of Credit issued to the Foreign Subsidiary Borrowers as of the date of such financial statements and (ii) certifying that (x) the Borrower is in compliance with subsection 11.9 and setting forth calculations in reasonable detail supporting compliance with such subsection and (y) each Foreign Subsidiary Opinion required to be delivered pursuant to Section 11.10 or the definition of Foreign Subsidiary Borrower has been so delivered;
(g) promptly following request by the Administrative Agent thereof, (i) copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Company or any Commonly Controlled Entity may request with respect to any Multiemployer Plan or (ii) any plan funding notices described in Section 101(f) of ERISA with respect to any Single Employer Plan or any Multiemployer Plan provided to or received by the Company or any Commonly Controlled Entity; provided, that if the Company or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Company and/or the Commonly Controlled

Entities shall promptly make a request for such documents or notices from such administrator or sponsor and the Company shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and
(h) promptly, such additional documents, instruments, legal opinions or financial and other information as the Administrative Agent or any Bank may from time to time reasonably request.
Any information available on the website of the Company at www.arrow.com or filed with the Securities and Exchange Commission under the Securities Act of 1933 and available on www.sec.gov shall be deemed to have been furnished to the Administrative Agent (or Bank, if applicable) upon the giving of notice by the Company to the Administrative Agent (or Bank, if applicable) that such information has been made available on any of such websites.
11.3 Payment of Obligations
. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, including, without limitation, all obligations in respect of taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be, or where the failure to pay, discharge or otherwise satisfy could not reasonably be expected to have a Material Adverse Effect.
11.4 Conduct of Business and Maintenance of Existence
. (a) Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence in their respective jurisdictions of incorporation or organization and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 12.4; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, any Person that is an Affiliate of the Company under clause (ii) of the definition of Affiliate, its Subsidiaries and their respective directors, officers, employees and, to the extent commercially reasonable, agents with Anti-Corruption Laws and applicable Sanctions.
11.5 Maintenance of Property; Insurance
. Keep all property useful and necessary in its business in good working order and condition, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.
11.6 Inspection of Property; Books and Records; Discussions
. Keep proper books of records and account in which the entries are, in all material respects, full, true and correct in conformity with sound business practice and all Requirements of Law of all dealings and transactions in relation to its business and activities; and, upon reasonable notice under the circumstances, permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants.
11.7 Notices
. Promptly, after the Company becomes aware thereof, give notice to the Administrative Agent of:
(a) the occurrence of any Default or Event of Default;
(b) any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, which in either case of clauses (i) or (ii), if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect or cause a Default or an Event of Default;
(c) any litigation or proceeding affecting the Company or any of its Subsidiaries (i) in which the amount involved is $25,000,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought which could reasonably be expected to have a Material Adverse Effect;
(d) the following events: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Plan that could reasonably be expected to have a Material Adverse Effect, the creation of any Lien in favor of the PBGC or a Plan, the termination (other than a standard termination under Section 4041(b) of ERISA) of or withdrawal from any Single Employer Plan or Multiemployer Plan, or the Insolvency of any Multiemployer Plan, or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Single Employer Plan or Multiemployer Plan with respect to the withdrawal from or the termination (other than a standard termination under Section 4041(b) of ERISA) of any Single Employer Plan or Multiemployer Plan, or the Insolvency of any Multiemployer Plan; and
(e) any change, development or event involving a prospective change, which has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.
11.8 Environmental Laws
(a) Comply with, and take all reasonable efforts to ensure compliance by all tenants and subtenants, if any, in all material respects with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and undertake all reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

11.9 Additional Subsidiary Guarantees
. In the event that the total assets of any Domestic Subsidiary which is not a Guarantor and that owns any assets or generates any revenues (excluding any Domestic Subsidiary the sole activities of which consist of entering into one or more Permitted Receivables Securitizations) exceed 5% of Total Assets as of the end of any fiscal quarter, take all actions necessary to cause such Domestic Subsidiary to execute and deliver a Subsidiary Guarantee, within 30 days of the occurrence of such event.
11.10 Foreign Subsidiary Borrowers
. Within 45 days after the Closing Date, the Company shall deliver to the Administrative Agent and each Applicable Administrative Agent (i) an executed Foreign Subsidiary Opinion of counsel to each Foreign Subsidiary Borrower (other than any Foreign Subsidiary Borrower with respect to which a Foreign Subsidiary Opinion was previously delivered) that is a party to this Agreement on the Closing Date if the aggregate Exposure of such Foreign Subsidiary Borrower owing to all Banks as of the Closing Date exceeds $20,000,000 and (ii) a copy of all documentation with respect to all Local Currency Facilities.
SECTION 12. NEGATIVE COVENANTS
The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Bank, any Syndication Agent, the Administrative Agent or the HK Administrative Agent hereunder, any other Credit Document or under any Local Currency Facility:
12.1 Financial Condition Covenants
. The Company shall not:
(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on the last day of any fiscal quarter ending after the Closing Date to exceed a ratio of 4.00 to 1.00.
(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company ending with any fiscal quarter ending after the Closing Date to be less than a ratio of 3.00 to 1.00.
12.2 Limitation on Indebtedness of Subsidiaries
. The Company shall not permit any of its Subsidiaries to, and the Subsidiaries shall not, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except (a) any Indebtedness of Subsidiaries pursuant to any of the Credit Documents, (b) any Indebtedness of any Domestic Subsidiary otherwise permitted hereunder so long as such Domestic Subsidiary shall have executed and delivered to the Administrative Agent a Subsidiary Guarantee and such Subsidiary Guarantee shall be in full force and effect, (c) cash pooling arrangements in connection with cash management systems entered into by the Company or any Subsidiaries in the ordinary course of business; provided that such arrangements do not have a negative balance, (d) Indebtedness in respect of drafts on Italian banks with regard to working capital needs in the ordinary course of business, (e) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement; and provided, further, that the principal amount of any such Indebtedness incurred by any Domestic Subsidiary shall not exceed $50,000,000 in the aggregate), (f) Indebtedness of any Foreign Subsidiary owing to the Company or any other

Subsidiary, (g) Indebtedness outstanding on the date hereof and specified on Schedule 12.2 and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount thereof, or shortening the maturity of the principal amount thereof), (h) Indebtedness consisting of liabilities of any Subsidiary in respect of a Permitted Receivables Securitization in an aggregate amount up to $1,500,000,000, (i) any other Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $400,000,000 in addition to Indebtedness of Foreign Subsidiaries outstanding on the Closing Date and specified on Schedule 12.2, (j) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including Indebtedness consisting of the deferred purchase price of acquired property), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiaries pursuant to such agreements, in connection with acquisitions or permitted dispositions of any business, assets or Subsidiary of the Company or any of its Subsidiaries, (k) Indebtedness of a Person or Indebtedness attaching to assets of a Person that in either case becomes a Subsidiary or Indebtedness attaching to assets that in either case are acquired by the Company or any of its Subsidiaries, provided that such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in contemplation or in connection thereof, and any extension, renewal an replacement of any such Indebtedness that do not increase the outstanding principal amount thereof, (l) Indebtedness of any Domestic Subsidiary owing to the Company or any other Domestic Subsidiary and (m) any other Indebtedness in an aggregate principal amount outstanding not to exceed $100,000,000.
12.3 Limitation on Liens
. The Company shall not, and shall not permit any of its Domestic Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:
(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Domestic Subsidiaries, as the case may be, in conformity with GAAP;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;
(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
(d) Liens in connection with the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Domestic Subsidiary;
(f) Liens created in connection with Indebtedness incurred pursuant to subsection 12.2(h);
(g) Liens securing Indebtedness permitted by subsection 12.2(k) and any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that, in each case, (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(h) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, including with respect to Capital Lease Obligations; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;
(i) any Lien on a bank account of the Company or any Subsidiary arising in connection with the cash pooling arrangements referred to in subsection 12.2(c);
(j) Liens arising out of any judgment or award (i) with respect to which an appeal or proceeding for review is being prosecuted in good faith by appropriate proceedings diligently conducted, and with respect to which a stay of execution is in effect; and (ii) that does not constitute an Event of Default under clause (i) of Section 13; and
(k) Liens (not otherwise permitted hereunder) which secure obligations not exceeding (as to the Company and all Domestic Subsidiaries) a Dollar Equivalent Amount equal to $50,000,000 at any time outstanding.
12.4 Limitation on Fundamental Changes
. The Company shall not, and shall not permit any of its Domestic Subsidiaries to, directly or indirectly, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:
(i) any Domestic Subsidiary may be merged or consolidated (a) with or into the Company (provided that the Company shall be the continuing or surviving corporation), (b) with or into any wholly owned Domestic Subsidiary or (c) with or into any other Person if the Company would be permitted to sell the Capital Stock of such Subsidiary directly to such Person under this subsection 12.4; and
(ii) any Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) or the Capital Stock of any other Domestic Subsidiary (a) to the Company, (b) to any wholly owned Domestic Subsidiary or (c) to any other Person if the Company would be permitted to sell such assets directly to such Person under this subsection 12.4;
for the avoidance of doubt, the Company shall be permitted to convey, sell, lease, assign or otherwise dispose of the Capital Stock of any Subsidiary if, at the time of such transaction and after giving effect thereto and to the use of proceeds thereof, such Capital Stock would not constitute all or substantially all of the Company’s property, business or assets.

12.5 [Reserved]
12.6 Limitations on Acquisitions

. The Company shall not, and shall not permit any of its Subsidiaries to, purchase any assets constituting a business unit of, or the Capital Stock of, any Person, or make any investment in or loan or advance to any joint venture except for (a) investments in Existing Joint Ventures on the Closing Date and investments in an aggregate amount not to exceed $50,000,000 in such Existing Joint Ventures in excess of investments in existence on the Closing Date, and (b) Permitted Joint Ventures and Permitted Acquisitions; provided that immediately prior to and after giving effect to such investment in a Permitted Joint Venture or Permitted Acquisition:
(i) no Default or Event of Default shall have occurred and be continuing; and
(ii) such Permitted Joint Ventures and Permitted Acquisitions are funded (x) with common stock of the Company; or (y) cash or other consideration, so long as, at the time of and after giving pro forma effect to such Permitted Joint Venture or Permitted Acquisition funded with consideration other than common stock of the Company, either (A) the Consolidated Leverage Ratio is less than or equal to 4.00 to 1.00 or (B) the Company has Liquidity of at least $450,000,000; provided that the criteria set forth under this clause (b)(ii) shall not be a condition to investments in Permitted Joint Ventures or Permitted Acquisitions for aggregate consideration not exceeding $100,000,000 in each fiscal year of the Company.
12.7 Limitation on Negative Pledge Clauses
. The Company shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the obligations of the Loan Parties under the Credit Documents, other than (a) this Agreement and the other Credit Documents, (b) conditions imposed by law, regulation, court order, rule or decree, (c) agreements relating to Property encumbered by Liens permitted by subsection 12.3 as long as such agreements apply only to the Property encumbered by such Liens, any inventory or goods, the sale of which may give rise to a “Receivable” (as such term is defined in the Permitted Receivables Agreement) or the assignment of any right to receive income in respect of such inventory or goods, (d) restrictions contained in the Arrow Note Documents or any other evidence of Indebtedness so long as not materially more restrictive in the aggregate than the Arrow Note Documents, (e) any agreement relating to Property of a Subsidiary that is in effect at the time such Person becomes a Subsidiary (provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary), (f) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (g) any agreement evidencing Indebtedness of any Foreign Subsidiary permitted by subsection 12.2 so long as such agreement does not restrict any Lien securing any Property of the Company or any Domestic Subsidiary (other than the Capital Stock of such Foreign Subsidiary), (h) agreements with suppliers to the Company or affiliates of suppliers to the Company or any Subsidiary relating to any inventory supplied by such suppliers or affiliates of such suppliers and (i) any restrictions in Hedging Agreements that require the granting of liens to the counterparty thereunder on an equal and ratable basis with Liens securing the obligations of the Loan Parties under the Credit Documents.
12.8 Limitation on Restrictions on Subsidiary Distributions
. The Company shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary, (b) make investments in the Company or any other Subsidiary or (c) transfer any of its assets to the Company or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Credit Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the

Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) conditions imposed by law, regulation, court order, rule or decree, (iv) restrictions relating to any special purpose entity under any Permitted Receivables Securitization, (v) any restriction imposed on any Subsidiary that is in effect at the time such Person becomes a Subsidiary (provided that such restriction was not entered into in contemplation of such Person becoming a Subsidiary) and (vi) any restriction in any agreement evidencing Indebtedness of any Foreign Subsidiary permitted by subsection 12.2.
SECTION 13. EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a) (i) Any Specified Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation owing by it when due (whether at the stated maturity, by acceleration or otherwise) in accordance with the terms hereof; or (ii) any Local Currency Borrower shall fail to pay any principal of on any Local Currency Loan when due in accordance with the applicable terms of the relevant Local Currency Facility; or (iii) any Specified Borrower or Local Currency Borrower shall fail to pay any interest on any Loan or Local Currency Loan or any fee or any other amount payable hereunder or under any Local Currency Facility, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or
(b) Any representation or warranty made or deemed made by the Company or any Subsidiary herein or in any other Credit Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
(c) The Company or any Subsidiary shall default in the observance or performance of any agreement contained in Section 12 and, with respect to subsections 12.2 and 12.3, such default shall continue unremedied for a period of 20 days; or
(d) The Company or any Subsidiary shall default in the observance or performance of any other agreement contained in this Agreement or any other Credit Document (other than as provided in paragraphs (a) through (c) of this subsection), and such default shall continue unremedied for a period of 30 days after the Company has knowledge thereof; or
(e) Any of the Credit Documents shall cease, for any reason, to be in full force and effect, or the Company shall so assert in writing (except for the termination of any Local Currency Facility if all Local Currency Loans and other amounts owing thereunder are paid in full); or
(f) The Company or any of its consolidated Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans and Reimbursement Obligations) or in the payment of any Guarantee Obligation or in connection with any Permitted Receivables Securitization, in each case with an outstanding principal amount in excess of a Dollar Equivalent Amount equal to $50,000,000 when due beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Guarantee Obligation or Permitted Receivables Securitization or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

(g) (i) Any Specified Borrower, or any Subsidiary that, directly or indirectly, accounts for more than 5% of Total Assets, at any date shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Specified Borrower or any Subsidiary that directly or indirectly accounts for more than 5% of Total Assets any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Specified Borrower or any Subsidiary that directly or indirectly accounts for more than 5% of Total Assets any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
(h) (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; (ii) any failure to meet applicable minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan or Multiemployer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Banks is likely to, incur any liability in connection with the termination of or withdrawal from a Single Employer Plan or Multiemployer Plan or the Insolvency of a Multiemployer Plan; or (vi) any other event or condition shall occur or exist with respect to a Single Employer Plan or Multiemployer Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to subject the Company to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company; or
(i) One or more judgments or decrees (other than those related to the litigation listed on Schedule 13(i) shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of a Dollar Equivalent Amount equal to $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(j) The Company Guarantee or any Subsidiary Guarantee shall cease, for any reason, to be in full force and effect (other than, in the case of any Subsidiary Guarantee, in accordance with the terms thereof) or any Guarantor party thereto shall so assert; or
(k) A Change in Control shall occur;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to any Specified Borrower or Guarantor, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/

C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall become immediately due and payable and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice to the Company declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding sentence, the applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of Letters of Credit issued for its account. Each Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the L/C Participants, a security interest in such cash collateral to secure all obligations of such Borrower under this Agreement and the other Credit Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the applicable Borrower hereunder. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the applicable Borrower hereunder shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower. The Borrowers shall execute and deliver to the Administrative Agent, for the account of the Issuing Banks and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.
Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
SECTION 14. THE ADMINISTRATIVE AGENT; THE SYNDICATION AGENTS; THE ARRANGERS
14.1 Appointment
. Each Bank hereby irrevocably designates and appoints (x) JPMorgan Chase Bank, N.A., as the Administrative Agent, and (y) JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch, as the HK Administrative Agent, of such Bank under this Agreement and the other Credit Documents, and each such Bank irrevocably authorizes (x) JPMorgan Chase Bank, N.A., as the Administrative Agent, and (y) JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch, as the HK Administrative Agent, for such Bank, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the HK Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the HK Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent or the HK Administrative Agent.
14.2 Delegation of Duties

. The Administrative Agent and the HK Administrative Agent may execute any of their respective duties under this Agreement and the other Credit Documents by or through Affiliates, branches, agents, sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each of the Administrative Agent and the HK Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
14.3 Exculpatory Provisions
. Neither the Administrative Agent nor the HK Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or HK Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Company to perform its obligations hereunder or thereunder. The Administrative Agent and the HK Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement (other than conditions precedent set forth in subsection 10.1) or any other Credit Document, or to inspect the properties, books or records of the Company.
14.4 Reliance by Administrative Agent
. The Administrative Agent and the HK Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, email or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent or the HK Administrative Agent. The Administrative Agent and the HK Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks or all of the Banks, as may be required hereunder, as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the HK Administrative Agent shall in all cases be fully protected from liability to the Banks in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks or all of the Banks, as may be required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and their respective successors and assigns.
14.5 Notice of Default
. Neither the Administrative Agent nor the HK Administrative shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent and the HK Administrative Agent have received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent and the HK Administrative Agent receive such a notice, the Administrative Agent shall give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks or all of the Banks, as may be required hereunder;

provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.
14.6 Non-Reliance on Administrative Agent and Other Banks
. Each Bank expressly acknowledges that neither the Administrative Agent, the HK Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the HK Administrative Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Administrative Agent or the HK Administrative Agent to any Bank. Each Bank represents to the Administrative Agent and the HK Administrative Agent that it has, independently and without reliance upon the Administrative Agent, the HK Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement and the other Credit Documents to which it is or will be a party. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or the HK Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent or the HK Administrative Agent hereunder, neither the Administrative Agent nor the HK Administrative Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company and its Subsidiaries which may come into the possession of the Administrative Agent, the HK Administrative Agent and any Issuing Bank or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
14.7 Indemnification
. The Banks agree to indemnify the Administrative Agent, the HK Administrative Agent, each Swing Line Bank and each Issuing Bank in their respective capacities as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Revolving Commitment Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Revolving Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, the HK Administrative Agent, any Swing Line Bank or any Issuing Bank in any way relating to or arising out of this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, the HK Administrative Agent, any Swing Line Bank or any Issuing Bank under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s, the HK Administrative Agent’s, such Swing Line Bank’s or such Issuing Bank’s, as the case may be, gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans, the Reimbursement Obligations and all other amounts payable hereunder.
14.8 Administrative Agent in Its Individual Capacity
. The Administrative Agent, the HK Administrative Agent and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and any of its Subsidiaries as though the Administrative Agent and the HK Administrative Agent were not the Administrative Agent and the HK Administrative Agent, respectively, hereunder and under the other Credit Documents. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent and the HK Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Bank and may exercise the same as though it were not the Administrative Agent or the HK Administrative Agent, respectively, and the terms “Bank” and “Banks” shall include the Administrative Agent and the HK Administrative Agent in their respective individual capacities.
14.9 Successor Administrative Agent
. The Administrative Agent and the HK Administrative Agent may resign as Administrative Agent or the HK Administrative Agent, respectively, upon 10 days’ notice to the Banks; provided that any such resignation shall not be effective until a successor agent has been appointed and approved in accordance with this subsection 14.9, and such successor agent has accepted its appointment. If the Administrative Agent or the HK Administrative Agent shall resign as Administrative Agent or the HK Administrative Agent, respectively under this Agreement and the other Credit Documents, then the Required Banks shall appoint from among the Banks a successor administrative agent(s) for the Banks, which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld or delayed or be required during the existence of an Event of Default), whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent or the HK Administrative Agent, as the case may be, and the term “Administrative Agent” or “HK Administrative Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or former HK Administrative Agent’s, as the case may be, rights, powers and duties as Administrative Agent or HK Administrative Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or the HK Administrative Agent, as the case may be, or any of the parties to this Agreement. After any retiring Administrative Agent’s or HK Administrative Agent’s, as the case may be, resignation as Administrative Agent or HK Administrative Agent, as applicable, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or HK Administrative Agent, as the case may be, under this Agreement and the other Credit Documents. If no successor(s) shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent or HK Administrative Agent, as the case may be, may, on behalf of the Banks and the Issuing Banks, appoint a successor Administrative Agent or HK Administrative Agent, as the case may be, which (i) in the case of the Administrative Agent, shall be a bank with an office in New York, New York, or an Affiliate of any such bank, or (ii) in the case of the HK Administrative Agent, shall be a bank that is a Bank, or an Affiliate of a Bank.
14.10 The Arrangers and Syndication Agents
. Each Bank acknowledges that none of the Arrangers and the Syndication Agents, in such respective capacity, shall have any duties or responsibilities, or shall incur any liabilities, under this Agreement or the other Credit Documents. None of the Arrangers and the Syndication Agents, in such respective capacity, shall have or deemed to have any fiduciary relationship with any Bank.

SECTION 15. MISCELLANEOUS
15.1 Amendments and Waivers
(a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Banks may, or, with the written consent of the Required Banks, the Administrative Agent may, from time to time, (i) enter into with the Loan Parties party thereto written amendments, supplements or modifications to this Agreement and the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Banks or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Banks or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the aggregate amount or extend the expiration date of any Bank’s Commitment, in each case without the consent of each Bank directly affected thereby, or (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Banks, or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement and the other Credit Documents or amend, modify or waive subsection 8.3(a) or 15.6(a), or amend, modify or waive any other provision hereof specifying the number or percentage of Banks required to waive, amend or modify any rights hereunder or any determination granting consent hereunder, or release any Subsidiary from its Subsidiary Guarantee or release the Company from the Company Guarantee, in each case without the written consent of all the Banks, or (iii) amend, modify or waive any provision of Section 14 or other provision affecting the rights or duties of any Applicable Administrative Agent without the written consent of the then Applicable Administrative Agent(s), or (iv) amend, modify or waive any provision of Section 5 or other provision affecting the rights or duties of any Issuing Bank without the written consent of the Issuing Banks or (v) amend, modify or waive any provision of Section 4 or other provision affecting the rights or duties of any Swing Line Bank without the written consent of the Swing Line Banks. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Subsidiary Borrowers, the Banks, the Syndication Agents, the Administrative Agent, the HK Administrative Agent and all future holders of the Loans. In the case of any waiver, the Company, the Banks, the Administrative Agent and the HK Administrative Agent shall be restored to their former position and rights hereunder and under any other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
(b) In addition to amendments effected pursuant to the foregoing paragraph (a), Schedules II, III and IV may be amended as follows:
(i) (A) Schedule II will be amended to add Subsidiaries of the Company as additional Subsidiary Borrowers upon (A) execution and delivery by the Company, any such Subsidiary Borrower and the Administrative Agent (and, if applicable, the HK Administrative Agent), of a Joinder Agreement providing for any such Subsidiary to become a Subsidiary Borrower, and (B) delivery to the Administrative Agent (and, if applicable, the HK Administrative Agent) of (1) if reasonably requested by the Administrative Agent (and, if applicable, the HK Administrative Agent), a legal opinion in respect of such additional Subsidiary Borrower and (2) such other documents with respect thereto as the Administrative Agent (and, if applicable, the HK Administrative Agent) shall reasonably request or as requested by any Bank pursuant to a Requirement of Law. Notwithstanding the provisions of this subsection 15.1(b)(i), if at any time after the Closing Date the Company intends to amend Schedule II to add an additional Foreign Subsidiary Borrower the Company shall, upon not less than 15 Business Days’ notice,  deliver to the Administrative Agent (and, if applicable, the HK Administrative Agent) a designation letter duly executed by the Company and such respective Foreign Subsidiary which shall designate such Foreign Subsidiary as a Foreign Subsidiary Borrower for purposes of this Agreement. The Administrative Agent shall promptly notify each Bank of each such designation by the Company and the identity of the respective Foreign Subsidiary.  If the Company shall designate as a Foreign Subsidiary Borrower hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Bank may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing an Affiliate of such Bank to act as the Bank in respect of such Foreign Subsidiary Borrower.
(B)    As soon as practicable after receiving notice from the Administrative Agent of the Company’s intent to designate a Foreign Subsidiary as a Foreign Subsidiary Borrower, and in any event at least 10 Business Days prior to the delivery of an executed Joinder Agreement pursuant to this subsection 15.1(b)(i), for a designated Foreign Subsidiary Borrower that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Bank that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such designated Foreign Subsidiary Borrower directly or through an Affiliate (or can not cause any such Affiliate) of such Bank as provided in the immediately preceding paragraph (a “Protesting Bank”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Bank, the Company shall, effective on or before the date that such designated Foreign Subsidiary Borrower shall have the right to borrow hereunder, (A) notify the Administrative Agent and such Protesting Bank of the designation of a Replacement Bank to assume the Revolving Commitments and/or Swing Line Commitments, if any, and the obligations of such Protesting Bank in accordance with clause (e) below, (B) notify the Administrative Agent and such Protesting Bank that the Revolving Commitments and/or Swing Line Commitments of such Protesting Bank shall be terminated; provided that such Protesting Bank shall have received payment of an amount equal to the outstanding principal of its Loans and/or L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant designated Foreign Subsidiary Borrower (in the case of all other amounts), or (C) cancel its request to designate such Foreign Subsidiary as a Foreign Subsidiary Borrower hereunder.
(ii) Schedule II will be amended to remove any Subsidiary as a Subsidiary Borrower upon (A) execution and delivery by the Company of a Schedule Amendment providing for such amendment, (b) repayment in full of all outstanding Loans of such Subsidiary Borrower and interest thereon and other amounts owed by such Subsidiary Borrower hereunder and (c) cash collateralization of all outstanding Letters of Credit issued for the account of such Subsidiary Borrower.
(iii) Schedule III will be amended to designate other Banks as additional or replacement Swing Line Banks or additional Issuing Banks, upon execution and delivery by the Company, the Administrative Agent and such additional or replacement Swing Line Bank or additional Issuing Bank, as the case may be, of a Schedule Amendment providing for such amendment. In the case of any replacement of a Swing Line Bank pursuant to a Schedule Amendment, the existing Swing Line Bank replaced pursuant thereto shall cease to be a Swing Line Bank upon the effectiveness of such Schedule Amendment and the repayment of all Swing Line Loans owing to such replaced Swing Line Bank.

(iv) Schedule III will be amended to change administrative information with respect to Swing Line Banks or Issuing Banks, upon execution and delivery by the Company, the Administrative Agent and Swing Line Bank or Issuing Bank, as the case may be, of a Schedule Amendment providing for such amendment.
(v) Schedule IV will be amended to change administrative information contained therein (other than any interest rate definition, Funding Time, Payment Time or notice time contained therein) or to add Available Foreign Currencies (and related interest rate definitions and administrative information), upon execution and delivery by the Company and the Administrative Agent (and, if applicable, the HK Administrative Agent) of a Schedule Amendment providing for such amendment.
(vi) Schedule IV will be amended to conform any Funding Time, Payment Time or notice time contained therein to then-prevailing market practices, upon execution and delivery by the Company, the Required Banks and the Administrative Agent (and, if applicable, the HK Administrative Agent) of a Schedule Amendment providing for such amendment.
(vii) Schedule IV will be amended to change any interest rate definition contained therein, upon execution and delivery by the Company, all the Banks and the Administrative Agent (and, if applicable, the HK Administrative Agent) of a Schedule Amendment providing for such amendment.
(c) The Administrative Agent shall give prompt notice to each Bank of any amendment effected pursuant to subsection 15.1(b).
(d) Notwithstanding the provisions of this subsection 15.1, any Local Currency Facility may be amended, supplemented or otherwise modified in accordance with its terms so long as after giving effect thereto either (i) such Local Currency Facility ceases to be a “Local Currency Facility” and the Company so notifies the Administrative Agent or (ii) the Local Currency Facility continues to meet the requirements of a Local Currency Facility set forth herein.
(e) The Company may designate a Replacement Bank to assume the Revolving Commitments and/or Swing Line Commitments, if any, and the obligations of any Bank (an “Objecting Bank”) that is a Protesting Bank under clause (b) above or refuses to consent to (x) an amendment, supplement or waiver that both requires the consent of all the Banks in order to become effective and is acceptable to one or more other Banks constituting the Required Banks or (y) any Extension Request, and to purchase the outstanding Loans of such Objecting Bank and such Objecting Bank’s rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Objecting Bank (unless such Objecting Bank agrees otherwise), for a purchase price equal to the outstanding principal amount of the Loans of such Objecting Bank plus (i) all interest accrued and unpaid thereon and all other amounts owing to such Objecting Bank hereunder and (ii) any amount which would be payable to such Objecting Bank pursuant to subsection 8.8 (assuming that all Loans of such Objecting Bank were prepaid on the date of such assumption), and upon such assumption and purchase by the Replacement Bank, such Replacement Bank, if it is not already a Bank, shall be deemed to be a “Bank” for purposes of this Agreement and such Objecting Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of this Agreement).
(f) Notwithstanding the foregoing, the Administrative Agent, with the consent of the Company, may amend, modify or supplement any Credit Document without the consent of any Bank or the Required Banks in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Credit Document.

15.2 Notices
. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or five days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company, the Subsidiary Borrowers, the Administrative Agent and the HK Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Company:	Arrow Electronics, Inc.
7459 South Lima Street Englewood, Colorado 80112
Attention: Assistant Treasurer, Arrow Electronics
Telephone: +1-303-824-4558
with a copy to:	Arrow Electronics, Inc.
9201 East Dry Creek Road Centennial, Colorado 80112
Attention: General Counsel, Arrow Electronics
Telephone: +1-303-824-3753
The Administrative Agent:	JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor
New York, New York 10179
Attention: Matthew Cheung Email: matthew.cheung@jpmorgan.com
Telecopy: +1-212-270-5127
Telephone: +1-212-270-5282
with a copy to:	JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, NCC5, 1st Floor
Newark, Delaware 19713-2107
Attention: Jacqueline Zellman
Email: jacqueline.l.zellman@jpmorgan.com Telecopy: +1-302-634-8459
Telephone: +1-302-634-1980
The HK Administrative Agent:	JPMorgan Chase Bank, N.A. acting through its Hong Kong Branch c/o JPMorgan Chase Bank, N.A.
One@ Changi City
1 Changi Business Park Central 1 Floor 9 Singapore 486036
Attention: Loan Agency Services Asia Email: loan.agency.services.asia@jpmorgan.com
Telecopy: (65) 6722 4022
Telephone: (65) 9601 3973 / (65) 6801 3720
The Subsidiary Borrowers:	c/o Arrow Electronics, Inc.
7459 South Lima Street Englewood, Colorado 80112
Attention: Assistant Treasurer, Arrow Electronics
Telephone: +1-303-824-4558
with a copy to:	Arrow Electronics, Inc.
9201 East Dry Creek Road Centennial, Colorado 80112
Attention: General Counsel, Arrow Electronics
Telephone: +1-303-824-3753

; provided that any Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Continuation, Notice of Conversion, Notice of Swing Line Outstandings, Notice of Swing Line Refunding, Notice of Local Currency Outstandings, Notice of Prepayment, or any notice pursuant to subsections 2.4, 5.2 or 8.16 shall not be effective until received during the recipient’s normal business hours.

15.3 No Waiver; Cumulative Remedies
. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the HK Administrative Agent or any Bank, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
15.4 Survival of Representations and Warranties
. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents and the making of the Loans hereunder and the issuance of Letters of Credit.
15.5 Payment of Expenses
The Company agrees (a) to pay or reimburse the Administrative Agent, the HK Administrative Agent and each Arranger for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel to the Administrative Agent, the HK Administrative Agent and each Arranger, (b) to pay or reimburse each Bank and the Administrative Agent and the HK Administrative Agent, each Swing Line Bank and any Issuing Bank for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents upon the occurrence of an Event of Default, including, without limitation, the fees and disbursements of counsel to the Administrative Agent, the HK Administrative Agent and to the several Banks and any Issuing Bank (including the allocated fees and expenses of in-house counsel), and (c) to pay, indemnify, and hold each Bank, each Agent, each Arranger and the Administrative Agent and the HK Administrative Agent, each Swing Line Bank and any Issuing Bank harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify, and hold each Bank, each Agent, each Arranger and the Administrative Agent and the HK Administrative Agent, each Swing Line Bank and any Issuing Bank (and their affiliates and its and their respective directors, officers, employees and agents) (collectively, the “indemnified person”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company, any of its Subsidiaries or any of the Properties (it being understood that costs and expenses incurred in connection with the enforcement or preservation of rights under this Agreement and the other Credit Documents shall be paid or reimbursed in accordance with clause (b) above rather than this clause (d)) (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided, that the Company shall have no obligation hereunder to any indemnified person with respect to indemnified liabilities to the extent such indemnified liabilities are found by a final, nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified person. Without limiting the foregoing, and to the extent permitted by applicable law, the Company agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any indemnified person. No indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified person. No indemnified person shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby. Any payments required to be made by the Company under this subsection 15.5 shall be made within 30 days of the demand therefor. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.
15.6 Successors and Assigns; Participations and Assignments
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Specified Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by a Specified Borrower without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection.
(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Bank may assign to one or more assignees, other than a natural person, a Defaulting Bank or the Company or any Affiliate or Subsidiary of the Company (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and/or Swing Line Commitments, if any, and the Loans at the time owing to it) with the prior written consent of:
(A) the Company (each such consent not to be unreasonably withheld), provided that no consent of the Company shall be required for an assignment to a Bank, an affiliate of a Bank, an Approved Fund (as defined below) or, if an Event of Default under subsections 13(a), 13(c) or 13(g) has occurred and is continuing, any other Person; and

(B) the Administrative Agent; and

(C) the Issuing Bank and each Swing Line Bank (in the case of assignments of the Revolving Commitments).
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Bank, an affiliate of a Bank or an Approved Fund or an assignment of the entire remaining amount of the assigning Bank’s Revolving Commitments and/or Swing Line Commitments or Loans, the amount of the Revolving Commitments and/or Swing Line Commitments or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default under subsection 13(a), 13(c) or 13(g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Bank and its affiliates or Approved Funds, if any; provided further that after giving effect to any such assignment, the transferor Bank’s aggregate Dollar

Equivalent Amount of its Local Currency Bank Maximum Borrowing Amount under all Local Currency Facilities may not exceed its Revolving Commitment hereunder;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C) after giving effect to any such assignment, the transferor or transferee Bank’s Swing Line Commitment, if any, may not exceed its Revolving Commitment hereunder and any purported assignment which would result in the transferor or transferee Bank’s Swing Line Commitment, if any, exceeding its Revolving Commitment hereunder shall not be effective; and

(D) the Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this subsection 15.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an affiliate of a Bank or (c) an entity or an affiliate of an entity that administers or manages a Bank.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 8.5, 8.6, 8.8 and 15.5). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection 15.6 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.
(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent, the Issuing Bank and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Bank may, without the consent of any Loan Party, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, the HK Administrative Agent, the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Bank directly affected thereby pursuant to the proviso to the second sentence of subsection 15.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this subsection, each Participant shall be entitled to the benefits, and subject to the limitations, of subsections 8.5, 8.6 and 8.8 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 15.7(b) as though it were a Bank, provided such Participant shall be subject to subsection 15.7(a) as though it were a Bank. Each Bank that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank, each Loan Party, the Administrative Agent and the HK Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
(ii) A Participant shall not be entitled to receive any greater payment under subsection 8.5 or 8.6 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent or to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of subsection 8.6 unless such Participant complies with such subsection as if it were a Bank.
(d) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority or central bank having jurisdiction over such Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or Assignee for such Bank as a party hereto.
(e) The Company, upon receipt of written notice from the relevant Bank, agrees to issue Notes to any Bank requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Bank may assign any or all of the Loans it may have funded hereunder to its designating Bank without the consent of the Company or the Administrative Agent and without regard to the limitations set forth in subsection 15.6(b). Each of the Company, each Bank, the Administrative Agent and the HK Administrative Agent hereby confirms that it will not institute against a Conduit Bank or join any other Person in instituting against a Conduit Bank any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Bank; provided, however, that each Bank designating any Conduit Bank hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Bank during such period of forbearance.
15.7 Adjustments; Set-off
(a) If any Bank (a “benefitted Bank”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations then due and owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 13(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank’s Loans or the Reimbursement Obligations then due and owing to it, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks a participating interest in such portion of each such other Bank’s Loan or the Reimbursement Obligations owing to it, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each of the Company and the Subsidiary Borrowers agrees that each Bank so purchasing a portion of another Bank’s Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.
(b) In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without prior notice to the Company or any Subsidiary Borrower, any such notice being expressly waived by the Company and the Subsidiary Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Company hereunder or under this Agreement or the other Credit Documents (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank or any branch or agency thereof to or for the credit or the account of the Company or such Subsidiary Borrower, as the case may be. Each Bank agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.
15.8 Power of Attorney
. Each Subsidiary Borrower hereby grants to the Company an irrevocable power of attorney to act as its attorney-in-fact with regard to matters relating to this Agreement, the Applications and each other Credit Document, including, without limitation, execution and delivery of any amendments, supplements, waivers or other modifications hereto or thereto, receipt of any notices hereunder or thereunder and receipt of service of process in connection herewith or therewith. Each Subsidiary Borrower hereby explicitly acknowledges that the Administrative Agent, the HK Administrative Agent and each Bank has executed and delivered this Agreement and each other Credit Document to which it is a party, and has performed its obligations under this Agreement and each other Credit Document to which it is a party, in reliance upon the irrevocable grant of such power of attorney pursuant to this subsection 15.8. The power of attorney granted by each Subsidiary Borrower hereunder is coupled with an interest.
15.9 Judgment
(a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.
(b) The obligation of the Company or any Subsidiary Borrower in respect of any sum due to any Bank or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement or the other Credit Documents (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Bank or the Administrative Agent (as the case may be) of any sum adjudged to be so due in the Judgment Currency such Bank or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to such Bank or the Administrative Agent (as the case may be) in the Agreement Currency, the Company or such Subsidiary Borrower (as the case may be) agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Administrative Agent (as the case may be) against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Bank or the Administrative Agent (as the case may be), such Bank or the Administrative Agent (as the case may be) agrees to remit to the Company or such Subsidiary Borrower (as the case may be) such excess.
15.10 Counterparts
. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by email, electronic copy or telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.
15.11 Severability
. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
15.12 Integration
. This Agreement and the other Credit Documents represent the agreement of the Company, the Subsidiary Borrowers, the Syndication Agents, the Administrative Agent, the HK Administrative Agent and the Banks with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the HK Administrative Agent or any Bank relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

15.13 GOVERNING LAW
. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN ANY LOCAL CURRENCY FACILITY) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN ANY LOCAL CURRENCY FACILITY) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
15.14 Submission To Jurisdiction; Waivers
(a) Each of the Company and the Subsidiary Borrowers hereby irrevocably and unconditionally:
(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Credit Document will prevent any Bank or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under any Credit Document in any other forum in which jurisdiction can be established;
(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in subsection 15.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.
(b) Each Subsidiary Borrower hereby irrevocably appoints the Company as its agent for service of process in any proceeding referred to in subsection 15.14(a) and agrees that service of process in any such proceeding may be made by mailing or delivering a copy thereof to it care of the Company at its address for notice set forth in subsection 15.2.
15.15 Acknowledgements
. Each of the Company and the Subsidiary Borrowers hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) none of the Syndication Agents, Arrangers, the Administrative Agent, the HK Administrative Agent or any Bank has any fiduciary relationship with or duty to the Company and the Subsidiary Borrowers arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Syndication Agents, the Administrative Agent, the HK Administrative Agent and the Banks, on one hand, and the Company and the Subsidiary Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Banks or among the Company and the Subsidiary Borrowers and the Banks.
15.16 WAIVERS OF JURY TRIAL
. THE COMPANY, THE SUBSIDIARY BORROWERS, THE SYNDICATION AGENTS, THE ADMINISTRATIVE AGENT, THE HK ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
15.17 USA Patriot Act
. Each Bank hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Bank to identify each Borrower in accordance with the Act.
15.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions
. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

15.19 Confidentiality
. Each of the Administrative Agent, the HK Administrative Agent, and the Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Credit Document or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection, to (x) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction, or to any credit insurance provider, in each case, relating to a Borrower and its obligations, (g) with the consent of the Borrower to whom the Information pertains, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this subsection or an agreement described in clause (f) hereof or (y) becomes available to the Administrative Agent, HK Administrative Agent or any Bank on a non-confidential basis from a source other than the Borrowers or (i) to data service providers, including league table providers, that serve the lending industry (but, in the case of this clause (i), solely to the extent that (x) such Information is information about the terms of the financing contemplated hereby routinely provided by arrangers to data services providers and (y) such Information is provided to such data service providers no earlier than the fifth Business Day after the Closing Date). “Information” means all information received from the Borrowers or their Affiliates relating to the Borrowers, their subsidiaries or their businesses, other than any such information that is available to the Administrative Agent, the HK Administrative Agent, or any Bank on a non-confidential basis prior to disclosure by the Borrowers.
Each Bank acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Borrowers and their Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Borrowers, the Administrative Agent or the HK Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Borrowers and their Affiliates and their related parties or their respective securities. Accordingly, each Bank represents to the Borrowers, the Administrative Agent and the HK Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
ARROW ELECTRONICS, INC.

By: /s/ Christopher Stansbury
Name: Christopher Stansbury
Title: Chief Financial Officer

ARROW CENTRAL EUROPE GMBH

By: /s/ Christopher Stansbury
Name: Christopher Stansbury
Title: Director

ARROW ASIA PAC LIMITED

By: /s/ Christopher Stansbury
Name: Christopher Stansbury
Title: Director

COMPONENTS AGENT (CAYMAN) LIMITED

By: /s/ Christopher Stansbury
Name: Christopher Stansbury
Title: Director

ARROW ELECTRONICS (C.I.) LIMITED

By: /s/ Christopher Stansbury
Name: Christopher Stansbury
Title: Director

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By: /s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Managing Director

JPMORGAN CHASE BANK, N.A., acting through its Hong Kong Branch, as HK Administrative Agent

By: /s/ Jocelyn Tan
Name: Jocelyn Tan
Title: Vice President

JPMORGAN CHASE BANK, N.A.,
as a Bank

By: /s/ Peter B. Thauer
Name: Peter B. Thauer
Title: Managing Director

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

                        BNP PARIBAS, as a Bank

By: /s/ Michael A. Kowalczyk
Name: Michael A. Kowalczyk
Title: Managing Director

For any Bank requiring a second signature line:

By: /s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

BANK OF AMERICA, N.A., as a Bank

By: /s/ Jeanette Lu
Name: Jeanette Lu
Title: Director

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

The Bank of Nova Scotia, as a Bank

By: /s/ Winston Lua
Name: Winston Lua
Title: Director

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Bank

By: /s/ Matthew Antioco
Name: Matthew Antioco
Title: Vice President

For any Bank requiring a second signature line:

By:________________________
Name:
Title:

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

ING BANK N.V., Dublin Branch,

By: /s/ Berry Fehily
Name: Berry Fehily
Title: Managing Director

By: /s/ Sean Hassett
Name: Sean Hassett
Title: Director

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

MIZUHO BANK, LTD., as a Bank

By: /s/ Daniel Guevara
Name: Daniel Guevara
Title: Authorized Signatory

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

Sumitomo Mitsui Banking Corporation, as a Bank

By: /s/ David W. Kee
Name: David W. Kee
Title: Managing Director

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

Danske Bank A/S, as a Bank

By: /s/ Jesper Larsen
Name: Jesper Larsen
Title: Senior Loan Manager

For any Bank requiring a second signature line:

By: /s/ Jorgen Linnet
Name: Jorgen Linnet
Title: Chief Loan Manager

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

GOLDMAN SACHS BANK USA, as a Bank

By: /s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

For any Bank requiring a second signature line:

By:________________________
Name:
Title:

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

HSBC Bank USA, N.A, as a Bank

By: /s/ David Wagstaff
Name: David Wagstaff
Title: Managing Director

For any Bank requiring a second signature line:

By:________________________
Name:
Title:

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

By: /s/ Mark H. Halldorson
Name: Mark H. Halldorson
Title: Director

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

Bank of China, Chicago Branch, as a Bank

By: /s/ Kefei Xu
Name: Kefei Xu
Title: SVP & Branch Manager

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

BARCLAYS BANK PLC, as a Bank

By: /s/ Niels Pedersen
Name: Niels Pedersen
Title: Director, Debt Finance

EXECUTED IN LONDON

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

Branch Banking and Trust Company, as a Bank

By: /s/ Erron Powers
Name: Erron Powers
Title: Senior Vice President

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

Nordea Bank Finland Plc, New York Branch, as a Bank

By: /s/ Christopher G. Spitler
Name: Christopher G. Spitler
Title: Senior Vice President

For any Bank requiring a second signature line:

By: /s/ Thomas Rathkjen
Name: Thomas Rathkjen
Title: Vice President

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

Standard Chartered Bank, as a Bank

By: /s/ Steven Aloupis
Name: Steven Aloupis
Title: Managing Director
Loan Syndications
Standard Chartered Bank

Bank signature page to the Arrow Electronics 2016 Credit Agreement, dated as of the date first above written

U.S. Bank National Association, as a Bank

By: /s/ Matt S. Scullin
Name: Matt S. Scullin
Title: Vice President

EXECUTION VERSION
Schedule I
BANKS AND COMMITMENTS

Bank	Dollar Revolving Commitment Amount	Euro Revolving Commitment Amount (Dollar Equivalent Amount)	Pounds Sterling Revolving Commitment Amount (Dollar Equivalent Amount)	Hong Kong Dollar Revolving Commitment Amount (Dollar Equivalent Amount)	Swedish Kroner Revolving Commitment Amount (Dollar Equivalent Amount)
JPMORGAN CHASE BANK, N.A.	$140,000,000.00	$23,333,333.33	$15,555,555.56	$7,777,777.78	$8,695,652.17
BNP PARIBAS	$140,000,000.00	$23,333,333.33	$15,555,555.56	$7,777,777.78	$8,695,652.17
BANK OF AMERICA, N.A.	$140,000,000.00	$23,333,333.33	$15,555,555.56	$7,777,777.78	$8,695,652.17
THE BANK OF NOVA SCOTIA	$140,000,000.00	$23,333,333.33	$15,555,555.56	$7,777,777.78	$8,695,652.17
THE BANK OF TOYKO-MITSUBISHI UFJ, LTD.	$140,000,000.00	$23,333,333.33	$15,555,555.56	$7,777,777.78	$8,695,652.17
ING BANK N.V., DUBLIN BRANCH	$140,000,000.00	$23,333,333.33	$15,555,555.56	$7,777,777.78	$8,695,652.17
MIZUHO BANK, LTD.	$140,000,000.00	$23,333,333.33	$15,555,555.56	$7,777,777.78	$8,695,652.17
SUMITOMO MITSUI BANKING CORPORATION	$140,000,000.00	$23,333,333.33	$15,555,555.56	$7,777,777.78	$0.00
DANSKE BANK A/S	$95,000,000.00	$15,833,333.33	$10,555,555.56	$5,277,777.78	$5,900,621.12
HSBC BANK USA, N.A.	$95,000,000.00	$15,833,333.33	$10,555,555.56	$5,277,777.78	$5,900,621.12
GOLDMAN SACHS BANK USA	$95,000,000.00	$15,833,333.33	$10,555,555.56	$5,277,777.78	$5,900,621.12
WELLS FARGO BANK, NATIONAL ASSOCIATION	$95,000,000.00	$15,833,333.33	$10,555,555.56	$5,277,777.78	$5,900,621.12
BANK OF CHINA, CHICAGO BRANCH	$50,000,000.00	$8,333,333.33	$5,555,555.56	$2,777,777.78	$0.00
BARCLAYS BANK PLC	$50,000,000.00	$8,333,333.33	$5,555,555.56	$2,777,777.78	$3,105,590.06
BRANCH BANKING AND TRUST COMPANY	$50,000,000.00	$8,333,333.33	$5,555,555.56	$2,777,777.78	$3,105,590.06
NORDEA BANK FINLAND PLC, NEW YORK BRANCH	$50,000,000.00	$8,333,333.33	$5,555,555.56	$2,777,777.78	$3,105,590.06
STANDARD CHARTERED BANK	$50,000,000.00	$8,333,333.33	$5,555,555.56	$2,777,777.78	$3,105,590.06
U.S. BANK NATIONAL ASSOCIATION	$50,000,000.00	$8,333,333.33	$5,555,555.56	$2,777,777.78	$3,105,590.06
TOTAL:	$1,800,000,000	$300,000,000	$200,000,000	$100,000,000	$100,000,000

EXECUTION VERSION
Schedule II
SUBSIDIARY BORROWERS

FOREIGN SUBSIDIARY BORROWERS

Name and Address:	Jurisdiction of Incorporation:
Arrow Central Europe GmbH Max-Planck StraBe 1-3 D-63303 Dreieich Germany	Germany
Arrow Asia Pac Limited 2/F, Green 18 Phase 2 Hong Kong Science Park Pak Shek Kok, N.T., Hong Kong	Hong Kong
Components Agent (Cayman) Limited Century Yard, Cricket Square, Hutchins Drive PO Box 2681 GT George Town, Grand Cayman British West Indies	British West Indies
Arrow Electronics (C.I.) Limited 89 Nexus Way Camana Bay, PO Box 31106 Grand Cayman KY1-1205 Cayman Islands	British West Indies

EXECUTED VERSION
Schedule III

Certain Information Concerning Swing Line Loans and Letters of Credit

I.    Issuing Banks and Issuing Offices

Name of Issuing Bank	Issuing Office	Currency
JPMorgan Chase Bank, N.A. c/o JPMorgan Treasury Services	10420 Highland Manor Drive 4th Floor Tampa, Florida 33610-9128, United States Attention: James Alonzo, Standby LC Dept. (T) 813-432-6339 (F) 813-432-5161	All Available Currencies
Bank of America, N.A.	Bank of America (as LC Issuing Agent) Remy David Ph: 925-675-8416 Fax: 888-217-4730 Remedios.A.David@baml.com Bank of America N.A. Credit Services Concord, CA	All Available Currencies
BNP Paribas
BNP Paribas RCC, Inc.
Trade Finance
525 Washington Blvd.
Jersey City, NJ 07310
Attn: Maria Albuquerque
Phone: (201) 850-6761
Fax: (201) 850-4021
maria.albuquerque@us.bnpparibas.com
sftfs.support@us.bnpparibas.com
All Available Currencies
The Bank of Nova Scotia	GWS LoanOps US Corp The Bank of Nova Scotia 720 King Street West, 2nd Floor Toronto, Ontario, Canada M5V 2T3 212.225.5705 212.225.5709 GWSLC_USCorp@scotiabank.com	All Available Currencies
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
The Bank of Tokyo-Mistubishi UFJ, Ltd.
International Operations Department (IOD)
MUFG Union Bank, N.A.
Harborside Financial Center, 500 Plaza III
Jersey City, NJ 07311
Attention: Antonina Bondi
Telephone: (201) 413-8823
Facsimile: (201) 521-2336
Email: abondi@us.mufg.jp; IOD_SBLC@us.mufg.jp
All Available Currencies

ING Bank N.V., Dublin Branch
Name: Alan Maher
Company: ING Bank N.V., Dublin Branch
Title Director
Address: ING Bank N.V., Dublin Branch, Block 4
Dundrum Town Centre, Sandyford Road
Dublin 16 A4W6
Telephone: +353 1 638 4008
Facsimile: +353 1 638 4050
E-mail address:
Alan.maher@ie.ing.com
Wlo.exe.cfil.cb.locations@ing.nl
All Available Currencies
Mizuho Bank, Ltd.	Mizuho Bank, Ltd. 1800 Plaza Ten Harborside Financial Ctr Jersey City, NJ 07311 Attn: Jane Yoon Telephone: (201) 626-9235 Fax: (201) 626-9941 LAU_USCorp1@mizuhocbus.com	All Available Currencies
Sumitomo Mitsui Banking Corporation	Sumitomo Mitsui Banking Corporation 277 Park Avenue New York, NY 10172 Attn: Nadine Burnett Office: 212-224-4031 Cell: 347-443-7362 Fax: 212-224-4384 nadine_burnett@smbcgroup.com	All Currencies Except for Swedish Kroner

II.    Swing Line Limits

Borrower	Swing Line Limit
ARROW ELECTRONICS, INC.	$500,000,000.00
ARROW CENTRAL EUROPE GMBH	$500,000,000.00
ARROW ASIA PAC LIMITED	$500,000,000.00
COMPONENTS AGENT (CAYMAN) LIMITED	$500,000,000.00
ARROW ELECTRONICS (C.I.) LIMITED	$500,000,000.00

III.A    Swing Line Commitments

Swing Line Bank	Swing Line Commitment Amount	Borrowers
JPMorgan Chase Bank, N.A.	$62,500,000.00	All Borrowers
Bank of America, N.A.	$62,500,000.00	All Borrowers
BNP Paribas	$62,500,000.00	All Borrowers
The Bank of Nova Scotia	$62,500,000.00	All Borrowers
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$62,500,000.00	All Borrowers
ING Bank N.V., Dublin Branch	$62,500,000.00	All Borrowers
Mizuho Bank, Ltd.	$62,500,000.00	All Borrowers
Sumitomo Mitsui Banking Corporation	$62,500,000.00	All Borrowers

III.B    L/C Commitments

Issuing Bank	L/C Commitment Amount	Borrowers
JPMorgan Chase Bank, N.A.	$25,000,000.00	All Borrowers
Bank of America, N.A.	$25,000,000.00	All Borrowers
BNP Paribas	$25,000,000.00	All Borrowers
The Bank of Nova Scotia	$25,000,000.00	All Borrowers
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$25,000,000.00	All Borrowers
ING Bank N.V., Dublin Branch	$25,000,000.00	All Borrowers
Mizuho Bank, Ltd.	$25,000,000.00	All Borrowers
Sumitomo Mitsui Banking Corporation	$25,000,000.00	All Borrowers

IV.Swing Line Banks - Addresses of Funding/Payment Offices

A. JPMorgan Chase Bank, N.A.

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Newark, DE 19713
Attention: Jacqueline Zellman
Email: jacqueline.l.zellman@jpmorgan.com
Telecopy: +1-302-634-8459
Telephone: +1-302-634-1980

Bank Name: JPMorgan Chase Bank, N.A.
ABA/Routing No.: 021000021
Account Name: Arrow Electronics
Account No.: 9008113381H0043
Attention: Jacqueline Zellman/Jonathan Krepol
Reference: Arrow Electronics

B. Bank of America, N.A.:

Contact Information:
Remy David
2001 Clayton Road, 2nd Floor
Mailcode: CA4-702-02-25
Concord, CA  94520
Phone #: 925-675-8416
Fax #: 888-217-4730
Email:  remedios.a.david@baml.com

Payment Instruction:
Bank of America NA
ABA 026009593
Account Number: 3750836479
Account Name: Credit Services
Ref:  Arrow Electronics

C. BNP Paribas:

Legal Adress for BNP Paribas:
787 Seventh Ave. The Equitable Tower
New York, NY 10019

Loans Operation Contact Information:
Cathy Markos Prahalias
Tel. 514-285-6042
Fax. 201-850-4059
Email. SFLS.Support@americas.bnpparibas.com

Wire instructions:
Pay to: BNP Paribas NY
ABA: 026 007 689
Benef: Loan Servicng Clearing Account
Account # 10313000103

Ref. Arrow Electronics

D. The Bank of Nova Scotia

Loan Admin Contact:	Kathy Williams
Direct No:	416-649-4009
Telephone No:	212-225-5705
Fax Number:	212-225-5709
Email:	kathy_williams@scotiacapital.com

The Bank of Nova Scotia
Global Wholesale Services
720 King Street West, Toronto
Mailing Address
44 King Street West
Toronto, Ontario
Canada M5H 1H1

BANK NAME:	The Bank of Nova Scotia-New York
ABA:	02600253-2
ACCOUNT NAME:	BANK OF NOVA SCOTIA - DIVERSIFIED CENTRAL
ACCOUNT #:	618233
ATTENTION:	US CORPORATE LOANS
REFERENCE:	ARROW ELECTRONICS INC
LEGAL ENTITY NAME:	THE BANK OF NOVA SCOTIA

E. The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Dolores Ruland
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
1251 Avenue of the Americas
New York, NY 10020-1104
(T) 201-413-8629
(F) 201-521-2304
druland@us.mufg.jp

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
ABA#026 009 632
Account# 97770191
Attention: Loan Operations Department
Reference: Arrow Electronics, Inc.

F. ING Bank N.V., Dublin Branch

Name: Alan Maher
Company: ING Bank N.V., Dublin Branch
Title Director
Address: ING Bank N.V., Dublin Branch, Block 4

Dundrum Town Centre, Sandyford Road
Dublin 16 A4W6
Telephone: +353 1 638 4008
Facsimile: +353 1 638 4050
E-mail address:
Alan.maher@ie.ing.com
Wlo.exe.cfil.cb.locations@ing.nl

Beneficiary
ING Bank N.V., Amsterdam
Swift Code: INGBNL2A
Payment Reference: EXE-CFIL/AMP M 04/Arrow Electronics Inc.

Account with Institution
JP Morgan Chase Bank
Swift Code: CHASUS33
Account Number: 001-1-643293
Account name: ING Bank N.V., Amsterdam

G. Mizuho Bank, Ltd.
Name: Jane Yoon
Company: Mizuho Bank, Ltd.
Title Officer
Address:
1800 Plaza Ten
Harborside Financial Ctr.
Jersey City, NJ 07311
Telephone: 201-626-9235
Facsimile: 201-626-9941
E-mail address: LAU_USCorp1@mizuhocbus.com

Bank Name: Mizuho Bank, Ltd., New York Branch
ABA/Routing No.: 026 004 307
Account Name: LAU-ISA
Account No.: H79-740-222205
Attention: Jane Yoon
Reference: Arrow Electronics Inc / LAU

H. Sumitomo Mitsui Banking Corporation.

Nadine Burnett
Office: 212-224-4031
Cell: 347-443-7362
Fax: 212-224-4384
nadine_burnett@smbcgroup.com

Pay to: Citibank, NA, NY
ABA Number: 021-000-089
Account Number: 36023837
Account Name: SMBC NY Branch
SWIFT Code: SMBCUS33
Attention: Loan Services

EXECUTED VERSION
SCHEDULE IV

ADMINISTRATIVE SCHEDULE

1.	COMMITTED RATE LOANS/SWING LINE LOANS

A. Interest Rates for Each Currency

Dollars:

1. ABR Loans: ABR

2. Eurocurrency Loans:

a) Committed Rate Loans
for any Interest Period in respect of any Tranche, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of that rate) for deposits in Dollars for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period which appears on the Reuters Screen LIBOR01 Page or LIBOR 02 Page (or any replacement Reuters page which displays that rate) as of 11:00 a.m., London time, on the date which is two Business Days prior to the first day of such Interest Period.

In the event that such rate does not appear on such page, the Eurocurrency Rate shall be the Interpolated Rate (as defined below).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to the same number of decimal places as the relevant Reuters Screen) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Reuters Screen (for the longest period for which the applicable Reuters Screen is available for the applicable currency) that is shorter than the Interest Period for which the applicable Reuters Screen is not available and (b) the applicable Reuters Screen for the shortest period (for which such Reuters Screen is available for the applicable currency) that exceeds the Interest Period for which the applicable Reuters Screen is not available, in each case, as of the applicable time such Reuters Screen would be quoted for such Interest Period and currency.

b) Swing Line Loans
the rate at which the applicable Swing Line Bank is offered Dollar deposits at or about 11:00 a.m., New York City time, on the first day of such Interest Period in the interbank Eurodollar market where its Eurodollar and foreign currency exchange operations are then being conducted for delivery on such first day of such Interest Period for the number of days comprised therein.

Euros:

Eurocurrency Loans:

for any Interest Period in respect of any Tranche, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other Person which takes over the administration of that rate) for deposits in Euros for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period displayed on Reuters Screen EURIBOR01 (or any replacement Reuters page which displays that rate)as of 11:00 a.m., Brussels time, on the date which is two Business Days prior to the first day of such Interest Period.

In the event that such rate does not appear on such page, the Eurocurrency Rate shall the Interpolated Rate.

Pounds Sterling:

Eurocurrency Loans:

for any Interest Period in respect of any Tranche, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of that rate) for deposits in Pounds Sterling for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period which appears on the Reuters Screen LIBOR01 Page or LIBOR 02 Page (or any replacement Reuters page which displays that rate) as of 11:00 a.m., London time, on the first day of such Interest Period.

In the event that such rate does not appear on such page, the Eurocurrency Rate shall be the Interpolated Rate.

Hong Kong Dollars:

Eurocurrency Loans:

for any Interest Period in respect of any Tranche, the percentage rate per annum for deposits in Hong Kong Dollars for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period, displayed under the heading “HKAB HKD Interest Settlement Rates” on the Reuters Screen HKABHIBOR Page (or any replacement Reuters page which displays that rate) as of 11:30 a.m., Hong Kong time, on the date which is the first day of such Interest Period.

In the event that such rate does not appear on such page, the Eurocurrency Rate shall be the Interpolated Rate.

Swedish Kroner:

Eurocurrency Loans:

for any Interest Period in respect of any Tranche, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association (or any other person which takes over the administration of that rate) for deposits in Swedish Kroners for a period beginning on the first day of such Interest Period and ending on the last day of such Interest Period as displayed on the appropriate page of the Reuters screen (or any replacement Reuters page which displays that rate) as of 11:00 a.m., Stockholm time, on the date which is two Business Days prior to the first day of such Interest Period.

In the event that such rate does not appear on such page, the Eurocurrency Rate shall be the Interpolated Rate.

B.Funding Office, Funding Time, Payment Office, Payment Time for Each Currency for Committed Rate Loans.

Dollars:

1.	Funding Office: JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Newark, DE 19713

2.	Funding Time: 11:00 a.m., New York City time on the Borrowing Date for Eurocurrency Loans
4:00 p.m., New York City time on the Borrowing Date for ABR Loans

3.	Payment Office: JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Newark, DE 19713

4.	Payment Time: 12:00 noon, New York City time

Euros:

1.            Funding Office:

JPMorgan Chase Bank - London
Floor 6, 25 Bank Street, Canary Wharf, London, United Kingdom, E14 5JP

Correspondent Bank: J.P.MORGAN AG (Swift ID: CHASDEFXXXX)
Account: J.P. MORGAN EUROPE LIMITED (Swift ID: CHASGB22XXX)
Account Number: DE93501108006001600037

2.            Funding Time:    1:00 p.m., London time on the Borrowing Date

3.            Payment Office:

JPMorgan Chase Bank - London
Floor 6, 25 Bank Street, Canary Wharf, London, United Kingdom, E14 5JP

Correspondent Bank: J.P.MORGAN AG (Swift ID: CHASDEFXXXX)
Account: J.P. MORGAN EUROPE LIMITED (Swift ID: CHASGB22XXX)
Account Number: DE93501108006001600037

4.            Payment Time:    1:00 p.m., London time

Pounds Sterling:

1.            Funding Office:

JPMorgan Chase Bank - London
Floor 6, 25 Bank Street, Canary Wharf, London, United Kingdom, E14 5JP

Correspondent Bank: Pay direct to
Account: J.P. MORGAN EUROPE LIMITED (Swift ID: CHASGB22XXX)
Account Number: GB82CHAS60924203043504
Local Clearing Code: 405206

2.            Funding Time:    1:00 p.m., London time on the Borrowing Date

3.            Payment Office:

JPMorgan Chase Bank - London
Floor 6, 25 Bank Street, Canary Wharf, London, United Kingdom, E14 5JP

Correspondent Bank: Pay direct to
Account: J.P. MORGAN EUROPE LIMITED (Swift ID: CHASGB22XXX)
Account Number: GB82CHAS60924203043504
Local Clearing Code: 405206

4.             Payment Time:    1:00 p.m., London time on the Borrowing Date

Hong Kong Dollars (funding to Borrowers incorporated in Hong Kong):

1.             Funding Office:

JPMorgan Chase Bank, N.A., Hong Kong Branch
Account Name: JPMorgan Chase Bank, N.A. Hong Kong Branch
BIC Code: CHASHKHH
CHATS Code: 007
Reference: HKGLNO
Asia Loan Operations - Arrow
(Note : please make payment by Local CHATS)
2.            Funding Time:    2:00 p.m., Hong Kong time on the Borrowing Date

3.             Payment Office:     JPMorgan Chase Bank, N.A., Hong Kong Branch

4.            Payment Time:     2:00 p.m., Hong Kong time

Swedish Kroner:

1.            Funding Office:

JPMorgan Chase Bank, N.A., London
Floor 6, 25 Bank Street, Canary Wharf, London, United Kingdom, E14 5JP

Correspondent Bank: Svenska Handelsbanken, Stockholm (Swift ID: HANDSESS)
Account: J.P. MORGAN EUROPE LIMITED, LONDON (Swift ID: CHASGB22)
Account Number: GB98CHAS60924203043507

Account of:    J.P. Morgan Europe Limited, London
Account No:    40386589
Svenska Handelsbanken, Stockholm

2.            Funding Time:    9:00 a.m., London time on the Borrowing Date

3.            Payment Office:

JPMorgan Chase Bank, N.A., London
Floor 6, 25 Bank Street, Canary Wharf, London, United Kingdom, E14 5JP

Correspondent Bank: SVENSKA HANDELSBANKEN (Swift ID: HANDSESS)
Account: J.P. MORGAN EUROPE LIMITED, LONDON (Swift ID: CHASGB22)
Account Number: GB98CHAS60924203043507

4.             Payment Time:    9:00 a.m., London time

C.Funding Office, Funding Time, Payment Office, Payment Time for Swing Line Loans.

1.	Funding Office: Funding Office of applicable Swing Line Bank as set forth on Schedule III

2.	Funding Time: 2:00 p.m., New York City time on the Borrowing Date

3.	Payment Office: Payment Office of applicable Swing Line Bank as set forth on Schedule III

4.	Payment Time: 2:00 p.m., New York City time

D.Notice of Borrowing:

Dollars:

1.	Deliver to: JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, NCC5, 1st Floor
Newark, Delaware 19713
Attention: Jacqueline Zellman
Email: jacqueline.l.zellman@jpmorgan.com
Telephone No: +1-302-634-1980
Fax No: +1-302-634-8459

2. Time:

(i) ABR Loans--Not later than 10:00 a.m., New York City time, on the Borrowing Date

(ii) Eurocurrency Loans--Not later than 10:00 a.m., New York City time, three Business Days prior to the Borrowing Date.

3.Information Required: Name of Borrower, amount to be borrowed, whether ABR Loans or Eurocurrency Loans, amounts of each such type, and Interest Periods for Eurocurrency Loans and wire instructions for remittance of drawdown proceeds.

Available Foreign Currencies (except Hong Kong Dollars):

1. Deliver to:         JPMorgan Chase Bank - London
Floor 6, 25 Bank Street
Canary Wharf, London, United Kingdom, E14 5JP
Attention: Loan and Agency
Email: loan_and_agency_london@jpmorgan.com
Fax No: 011-44 (0) 207 7777 2360

2. Time:
Not later than 11:00 A.M., New York City time, four Business Days prior to the Borrowing Date.

3. Information Required:
Name of Borrower, amount to be borrowed, and Interest Periods and wire instruction for remittance of drawdown proceeds.

Hong Kong Dollars (Borrowers incorporated in Hong Kong):

1. Deliver to:

JPMorgan Chase Bank, N.A. acting through its Hong Kong Branch
c/o JPMorgan Chase Bank, N.A.
One@ Changi City
1 Changi Business Park Central 1 Floor 9
Singapore 486036
Attn : Loan Agency Services Asia
Tel : (65) 6801 3973 / (65) 6801 3720
Fax : (65) 6722 4022
Email : loan.agency.services.asia@jpmorgan.com

With a copy to:
Asia Loan Operation
Fax : 91 22 66466865
Email : asia.loan.operations@jpmorgan.com

2. Time:

Not later than 10:00 A.M., New York City time, four Business Days prior to the Borrowing Date.

E.Notice of Swing Line Borrowing:

1. Deliver to:	Funding Office of applicable Swing Line Bank as set forth on Schedule III

2. Time:
Not later than 1:00 p.m., New York City time, on the Borrowing Date, or such later time as may be agreed by the applicable Swing Line Bank, acting in its sole discretion.

3. Information Required: Name of Borrower, amount to be borrowed, whether ABR Loans or Eurocurrency Loans, amounts of each such type, and Interest Periods for Eurocurrency Loans and wire instructions for remittance of drawdown proceeds.

F. Notice of Continuation; Notice of Prepayment

Dollars:

1.	Deliver to:
a) Committed Rate Loans
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, NCC5, 1st Floor
Newark, Delaware 19713
Attention: Jacqueline Zellman
Email: jacqueline.l.zellman@jpmorgan.com
Telephone No: +1-302-634-1980
Fax No: +1-302-634-8459

b) Swing Line Loans
Lending Office of applicable Swing Line Bank as set forth on Schedule III
2. Time:

a) Committed Rate Loans
(i) ABR Loans -- Not later than 12:00 Noon, New York City time, on the prepayment date

(ii) Eurocurrency Loans -- Not later than 12:00 noon, New York City time, three Business Days prior to the last day of the current Interest Period for continuations or the prepayment date, as the case may be.

b) Swing Line Loans
Not later than 4 p.m., New York City time, on the prepayment date

3.Information Required:

Name of Borrower, amount to be prepaid or (in the case of Committed Rate Loans) continued, as the case may be, whether Swing Line Loans or Committed Rate Loans, whether ABR Loans or Eurocurrency Loans, amounts of each such Type, and Interest Periods for Eurocurrency Loans to be continued.

Available Foreign Currencies:

1. Deliver to:	a) Available Foreign Currency Other Than Hong Kong Dollars

JPMorgan Chase Bank - London
Floor 6, 25 Bank Street
Canary Wharf, London, United Kingdom, E14 5JP
Attention: Loan and Agency
Email: loan_and_agency_london@jpmorgan.com
Telephone No: 011-44 (0) 207 742 6638

Fax No: 011-44 (0) 207 7777 2360

b) Hong Kong Dollars (Borrowers incorporated in Hong Kong):

JPMorgan Chase Bank, N.A. acting through its Hong Kong Branch
c/o JPMorgan Chase Bank, N.A.
One@ Changi City
1 Changi Business Park Central 1 Floor 9
Singapore 486036
Attn : Loan Agency Services Asia
Tel : (65) 6801 3973 / (65) 6801 3720
Fax : (65) 6722 4022
Email : loan.agency.services.asia@jpmorgan.com

With a copy to:
Asia Loan Operation
Fax : 91 22 66466865
Email : asia.loan.operations@jpmorgan.com

2. Time:

Not later than 11:00 A.M., London time, three Business Days prior to the last day of the current Interest Period for continuations or the prepayment date, as the case may be; provided that with respect to Hong Kong Dollars, notice shall be given not later than 11:00 A.M., Hong Kong time, four Business Days prior to the last day of the current Interest Period for continuations or the prepayment date, as the case may be.

3. Information Required:

Name of Borrower, amount to be continued or prepaid, as the case may be, whether ABR Loans or Eurocurrency Loans, amounts of each such Type, and Interest Periods for Eurocurrency Loans to be continued.

2.	COMPETITIVE ADVANCE LOANS

A.Competitive Advance Loan Request by Company

1.	Deliver to: JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, NCC5, 1st Floor
Newark, Delaware 19713
Attention: Jacqueline Zellman
Email: jacqueline.l.zellman@jpmorgan.com
Telephone No: +1-302-634-1980
Fax No: +1-302-634-8459

2. Delivery time:    By 9:30 A.M., New York City time, on the date on which Competitive Advance Loan Offers are requested.

3. Information to be set forth:
Name of Borrower.
Amount and Currency of Competitive Advance Loan.
Date of Competitive Advance Loan.
Maturity Date.
Interest Payment Dates.
Date on which Competitive Advance Loan Offers are due.

B.Competitive Advance Loan Offer to Company

1.	Deliver to: JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, NCC5, 1st Floor
Newark, Delaware 19713
Attention: Jacqueline Zellman
Email: jacqueline.l.zellman@jpmorgan.com
Telephone No: +1-302-634-1980
Fax No: +1-302-634-8459

2.Delivery time: By 11:00 A,M. New York City time on date set forth in Competitive Advance Loan Request.
3.Information to be set forth:
Name of Bank.
Amount and Currency of Competitive Advance Loan offered for each maturity date.
interest rate.
If Competitive Advance Loans may not be prepaid.

3.        NOTICE OF SWING LINE REFUNDING

1.	Deliver to: JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, NCC5, 1st Floor
Newark, Delaware 19713
Attention: Jacqueline Zellman
Email: jacqueline.l.zellman@jpmorgan.com
Telephone No: +1-302-634-1980
Fax No: +1-302-634-8459

A.
B.Information to be set forth:
Name of Borrower
Number of Swing Line Loans
Amount of each Swing Line Loan
Date of each Swing Line Loan

4.         NOTICE OF SWING LINE OUTSTANDINGS

1.	Deliver to:
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, NCC5, 1st Floor
Newark, Delaware 19713
Attention: Jacqueline Zellman
Email: jacqueline.l.zellman@jpmorgan.com
Telephone No: +1-302-634-1980
Fax No: +1-302-634-8459

2.	Information to be set forth:

Name of Borrower
Number of Swing Line Loans
Amount of each Swing Line Loan
Date of each Swing Line Loan
Outstanding Interest

3.	NOTICE OF LOCAL CURRENCY OUTSTANDINGS

A.	Deliver to: JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, NCC5, 1st Floor
Newark, Delaware 19713
Attention: Jacqueline Zellman
Email: jacqueline.l.zellman@jpmorgan.com
Telephone No: +1-302-634-1980
Fax No: +1-302-634-8459

B.Delivery time:    By close of business in London on the date of making of each Local Currency Loan and on the last Business Day of each month on which the applicable Local Currency Borrower has outstanding any Local Currency Loans.

C.Information to be set forth:
Name of Borrower
Amount and Currency of outstanding Local Currency Loans

Schedule 1.1

Existing Joint Ventures

Arrow-Altech Holdings (Pty) Limited, a South African company, and its subsidiaries.

Marubun-Arrow Asia Limited, a British Virgin Islands company, and its subsidiaries.

Marubun-Arrow USA, LLC, a Delaware limited liability company.

Embedded Developer L.L.C., a Delaware limited liability company.

Aspencore/IDG China Investment L.L.C., a Delaware limited liability company.

Schedule 9.10

Outstanding Local Currency Loans

None.

Schedule 9.15

Subsidiary Guarantors

Arrow Electronics (UK), Inc.

Arrow Enterprise Computing Solutions, Inc.

Schedule 9.13

Excluded ERISA Arrangements

1.    Extended Separation Benefits

The Company maintains a broad-based program to shelter employees at all levels from any adverse consequences which might result from a change in control of the Company. A change in control is defined in the program to include such time that any person becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company's voting securities or certain changes occur in the constitution of the Company's Board of Directors. Pursuant to a policy adopted by the Board of Directors in 1998, the period of salary continuation normally extended to employees whose employment is terminated as a result of a workforce reduction or reorganization (which period ranges from six to 24 weeks depending upon the length of service with the Company) is tripled if employment is terminated by the Company (other than for cause) as a result of a change in control. In addition to this policy, the Company has entered into employment agreements with certain management-level employees, pursuant to which among other matters, such employees will receive one year's compensation and continuation for up to one year of medical and life insurance benefits if their employment is terminated by the Company (other than for cause) within 12 months following a change in control. The Company also has agreements with a number of divisional and group vice presidents who are not executive officers, which provide such vice presidents with a multiple of their annualized includible compensation (as defined in the Internal Revenue Code) and continuation for up to three years of medical, life and other welfare benefits if their employment is terminated by the Company (other than for cause), if their responsibilities or base salaries are materially diminished, or if certain other adverse changes occur within 24 months following a change in control. Arrow’s executive officers have entered into employment and change of control agreements. Under the employment agreements, if the executive is terminated without cause, the executive will continue to receive, through the end of the then-remaining term of the agreement, all base salary and benefits (such as life, health, and disability insurance) and cause the immediate vesting of any unvested stock options which would have vested through the then-remaining term of the agreement. The executive is also entitled to certain restricted units or shares and, in some instances, performance units or shares. Under the change of control agreements, if the executive’s employment is terminated (i) without cause by Arrow or (ii) for good reason by the executive after a change in control, the eligible terminated executive is entitled to receive: (i) all unpaid salary through the date of termination (as defined in the employment agreement) and all earned and unpaid benefits and awards (including both cash and stock components); (ii) a lump-sum payment of 2.99 times the executive’s annualized includable compensation as defined in Internal Revenue Code Section 280G(d)(1); and (iii) continuation of coverage under the Company’s then current medical plan until the executive reaches 65 years of age (or otherwise becomes eligible for Medicare) or begins receiving equivalent benefits from a new employer. In addition, all stock options vest immediately and the executive may be entitled to restricted units or shares, and performance shares or shares. The amounts payable pursuant to such agreements to the executive officers and to the other vice presidents will be reduced, if necessary, to avoid excise tax under Section 4999 of the Code.

2.    Unfunded Pension Plan

The Company maintains the Unfunded Pension Plan for Selected Executives of the Company ("SERP"). Under the SERP, the Company's Board of Directors determines those employees who are eligible to participate in the SERP and the amount of their maximum annual pension upon retirement on or after attaining age 60. Approximately 25 current and former executives are designated participants in the SERP. The gross SERP benefit is calculated by multiplying 2.5% of final average performance-based compensation (salary and annual incentive) by the participant’s years of credited service (up to a maximum of 18 years). Final average compensation is the highest average of any three years during the participant’s final five years of service. The gross benefit is reduced by 50% of the Social Security benefit and the projected benefit of the Company’s 401(k) matching contributions. The benefits provided under the SERP are payable as a life annuity with 60 payments guaranteed, commencing at age 60, assuming continued employment through normal retirement.

3.     Wyle Executive Severance Obligations

In connection with the acquisition of the Wyle Group of Companies, the Company has severance obligations under agreements with certain existing Wyle executives. Those severance obligations could constitute severance arrangements for purposes of ERISA.

4.      Executive Deferred Compensation Plan

The company maintains an Executive Deferred Compensation Plan for approximately 450 highly paid U.S. executives, of which approximately 100 employees participate. The Plan allows eligible executives to voluntarily elect to defer a portion of their salary (up to 80%) and bonus/commissions (up to 100%). Deferrals must be for a minimum of two years. At the end of the deferral period participants may elect to have deferrals distributed to them in either lump sum or installment payments over a designated number of years. Deferrals will be paid out in a lump sum distribution if termination precedes retirement/long term disability. Deferrals can be invested among different deemed investment options. All deferrals and any earnings on those deferrals are general unsecured obligations of the company.

5.     Wyle SERP Plan

The company maintains an unfunded pension plan for approximately 19 former executives of the Wyle Group of Companies. This plan provides for payment equal to the excess of the amounts such executives would normally be expected to receive under the terms of the Wyle qualified plan, over the maximum amounts allowed by ERISA under the qualified plan.

6.    Wyle Defined Benefit Plan

The company is responsible for retirement benefits for certain employees the Wyle provided under a defined benefit plan.  Benefits under that plan were frozen as of December 31, 2000. The company makes contributions to the plan so that minimum contribution requirements, as determined by government regulations, are met.

Schedule 9.18

Environmental Matters

In connection with the purchase of Wyle Electronics (“Wyle”) in August 2000, the company acquired certain of the then outstanding obligations of Wyle, including Wyle’s indemnification obligations to the purchasers of its Wyle Laboratories division for environmental clean-up costs associated with any then existing contamination or violation of environmental regulations. Under the terms of the company’s purchase of Wyle from the sellers, the sellers agreed to indemnify the company for certain costs associated with the Wyle environmental obligations, among other things. During the fourth quarter of 2012, the company entered into a settlement agreement with the sellers pursuant to which the sellers paid $110,000,000 and the company released the sellers from their indemnification obligation. As part of the settlement agreement the company accepted responsibility for any potential subsequent costs incurred related to the Wyle matters. The company is aware of two Wyle Laboratories facilities (in Huntsville, Alabama and Norco, California) at which contaminated groundwater was identified and will require environmental remediation. In addition, the company was named as a defendant in several lawsuits related to the Norco facility and a third site in El Segundo, California which have now been settled to the satisfaction of the parties.

The company expects these environmental liabilities to be resolved over an extended period of time. Costs are recorded for environmental matters when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accruals for environmental liabilities are adjusted periodically as facts and circumstances change, assessment and remediation efforts progress, or as additional technical or legal information becomes available. Environmental liabilities are difficult to assess and estimate due to various unknown factors such as the timing and extent of remediation, improvements in remediation technologies, and the extent to which environmental laws and regulations may change in the future. Accordingly the company cannot presently fully estimate the ultimate potential costs related to these sites until such time as a substantial portion of the investigation at the sites is completed and remedial action plans are developed and, in some instances implemented. To the extent that future environmental costs exceed amounts currently accrued by the company, net income would be adversely impacted and such impact could be material.

Accruals for environmental liabilities are included in “Accrued expenses” and “Other liabilities” in the company’s consolidated balance sheets. As successor-in-interest to Wyle, the company is the beneficiary of various Wyle insurance policies that covered liabilities arising out of operations at Norco and Huntsville. To date, the company has recovered approximately $37,000,000 from certain insurance carriers relating to environmental clean-up matters at the Norco site. The company is considering the best way to pursue its potential claims against insurers regarding liabilities arising out of operations at Huntsville. The resolution of these matters will likely take several years. The company has not recorded a receivable for any potential future insurance recoveries related to the Norco and Huntsville environmental matters, as the realization of the claims for recovery are not deemed probable at this time. .

Environmental Matters - Huntsville

In February 2015, the company and the Alabama Department of Environmental Management (“ADEM”) finalized and executed a consent decree in connection with the Huntsville, Alabama site. Characterization of the extent of contaminated soil and groundwater continues at the site. Under the direction of the ADEM, approximately $5,000 was spent to date. The pace of the ongoing remedial investigations, project management, and regulatory oversight is likely to increase somewhat and, though the complete scope of the activities is not yet known, the company currently estimates additional investigative and related expenditures at the site of approximately $300,000 to $750,000. The nature and scope of both feasibility studies and subsequent remediation at the site has not yet been determined, but assuming the outcome includes source control and certain other measures, the cost is estimated to be between $3,000,000 and $4,000,000. Despite the amount of work undertaken and planned to date, the company is unable to estimate any potential costs in addition to those discussed above because the complete scope of the work is not yet known, and, accordingly, the associated costs have yet to be determined.

Environmental Matters - Norco
In October 2003, the company entered into a consent decree with Wyle Laboratories and the California Department of Toxic Substance Control (the “DTSC”) in connection with the Norco site. In April 2005, a Remedial Investigation Work Plan was approved by DTSC that provided for site-wide characterization of known and potential environmental issues. Investigations performed in connection with this work plan and a series of subsequent technical memoranda continued until the filing of a final Remedial Investigation Report early in 2008. Work is under way pertaining to the remediation of contaminated groundwater at certain areas on the Norco site and of soil gas in a limited area immediately adjacent to the site. In 2008, a hydraulic containment system was installed to capture and treat groundwater before it moves into the adjacent offsite area. In September 2013, the DTSC approved the final Remedial Action Plan (“RAP”) and work is currently progressing under the RAP. The approval of the RAP includes the potential for additional remediation action after the five year review of the hydraulic containment system if the review finds that contaminants have not been sufficiently reduced in the offsite area. Approximately $53,000,000 was spent to date on remediation, project management, regulatory oversight, and investigative and feasibility study activities. The company currently estimates that these activities will give rise to an additional $22,300,000 to $33,000,000. Project management and regulatory oversight include costs incurred by project consultants for project management and costs billed by DTSC to provide regulatory oversight. Despite the amount of work undertaken and planned to date, the company is unable to estimate any potential costs in addition to those discussed above because the complete scope of the work under the RAP is not yet known, and, accordingly, the associated costs have yet to be determined.

Schedule 12.2

Existing Indebtedness

1.
Contingent obligations to repurchase receivables under that certain Agreement for The Purchase and Sale of Accounts Receivable, dated as of September 24, 2013, by and between Arrow Enterprise Computing Solutions, Inc. and IBM Credit LLC.

Existing Foreign Subsidiary Indebtedness (1)

Borrower	Amount	Description	Lender
Latin America	$ 14,654.30	Capital Leases	Various
Arrow, Korea	$ 1,698,801.84	Loans	Various
ECS Europe	$ 5,657,922.49	Loans	Various
Greentech	$ 151,701.90	Capital Leases	Various
Data Modul	$ 5,826,271.19	Loans	Various
ATM	$ 25,000,000.16	Loans	Various
Chip 1 Stop	$ 102,027.82	Loans	Various

Total Foreign Indebtedness	$ 38,451,379.71

(1) Data provided as of 11/25/16 - fiscal month end preceding closing date

Schedule 13(i)

Disclosed Litigation

None.